Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275313

PROSPECTUS

Up to 11,428,572 shares of Common Stock

Issuable upon Conversion of a Senior Secured Convertible Promissory Note

Up to 1,733,404 shares of Common Stock

Issuable upon Exercise of a Common Warrant

Up to 83,333 shares of Common Stock

Issuable upon Exercise of a Placement Agent Warrant

Trio Petroleum Corp.

This prospectus relates to the resale from time to time, by an institutional investor (the “Investor”) identified in this prospectus under the caption “Selling Stockholders,” of (i) up to up to 11,428,572 shares of common stock, par value $0.0001 per share of Trio Petroleum Corp. (the “Common Stock”), which the Investor may acquire upon the conversion of a senior secured convertible promissory Note (the “Note”) and (ii) up to 1,733,404 shares of Common Stock, which the Investor may acquire upon the exercise of an outstanding warrant (the “Common Warrant”). We issued the Note and the Warrants to the Selling Stockholders in a private placement offering (the “Private Placement”), pursuant to the terms and condition of a securities purchase agreement, dated as of October 4, 2023, by and between the Company and the Investor (the “Securities Purchase Agreement”). In addition, this prospectus also relates to the resale from time to time, by Spartan Capital Securities LLC (the “Placement Agent”), the placement agent, in connection with the offering described in the Securities Purchase Agreement (the “Convertible Note Offering”), of up to 83,333 shares of Common Stock, which the Placement Agent may acquire upon the exercise of an outstanding warrant issued to the Placement Agent for its services relating to the Private Placement (the “Placement Agent Warrant” and collectively with the Common Warrant, the “Warrants”). The Investor and the Placement Agent are sometimes collectively referred to in this prospectus as the “Selling Stockholders.”

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of Common Stock issuable (i) to the Investor upon conversion of the Note (the “Conversion Shares”) and/or exercise of the Investor Warrant (the “Common Warrant Shares”) and (ii) to the Placement Agent upon exercise of the Placement Agent Warrant (the “Placement Agent Warrant Shares” and collectively with the Conversion Shares and the Placement Agent Warrant Shares, the “Resale Securities”) on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of Common Stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 27 and “Plan of Distribution” beginning on page 31 of this prospectus for more information.

Our Common Stock is listed on the NYSE American (“NYSE American”) under the symbol “TPET.” On December 5, 2023, the last reported sale price of our Common Stock was $ 0.325 per share.

We are an “emerging growth company” and a “smaller reporting company,” each as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our Common Stock under the heading “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is December 15, 2023

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

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FINANCIAL STATEMENT PRESENTATION

The financial statements for the period of July 19, 2021 (inception) through October 31, 2021, for the year ended October 31, 2022 and for the nine months ended July 31, 2023 (unaudited), represent the operations of Trio Petroleum Corp., which does not have subsidiaries.

ABOUT THIS PROSPECTUS

Except where the context otherwise requires or where otherwise indicated, the terms “Trio Petroleum,” “we,” “us,” “our,” “our company,” “Company” and “our business” refer to Trio Petroleum Corp.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 12 and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Business Overview

We are an oil and gas exploration and development company headquartered in Bakersfield, California, with operations in Monterey County, California. The Company was incorporated on July 19, 2021, under the laws of Delaware to acquire, fund and develop oil exploration and production assets in California. We have no revenue-generating operations as of the date of this prospectus. The Company was formed to acquire Trio Petroleum LLC’s (“Trio LLC”) approximate 82.75% working interest, which was subsequently increased to an approximate 85.75% working interest, in the large, approximately 9,300 acre South Salinas Project located in Monterey, California (the “South Salinas Project”), and subsequently partner with certain members of Trio LLC’s management team to develop and operate those assets. Trio LLC holds an approximate 3.8% working interest in the South Salinas Project. We hold an approximate 68.6% interest after the application of royalties (“net revenue interest”) in the South Salinas Project.

For the period from July 19, 2021 (inception) through October 31, 2021, we generated no revenues, reported a net loss of $102,064, and cash flow used in operating activities of $258,923. For the year ended October 31, 2022, we generated no revenues, reported a net loss of $3,800,392 and cash flows used in operating activities of $502,144. For the nine months ended July 31, 2023, we generated no revenues, reported a net loss of $5,224,839 and cash flows used in operating activities of $2,542,360. As of July 31, 2023, we had an accumulated deficit of $9,127,295. There is substantial doubt regarding our ability to continue as a going concern as a result of our accumulated deficit and no source of revenue sufficient to cover our cost of operation as well as our dependence on private equity and financings. See “Risk Factors—Risks Relating to Our Business—We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the year ended October 31, 2022 and for the period from July 19, 2021 (inception) through October 31, 2021.”

Recent Development

On October 16, 2023, we entered into an Agreement for Purchase and Sale of an Undivided Interest (the “McCool Ranch Purchase Agreement”) in the McCool Ranch Oil Field (the “McCool Ranch Oil Field”) with Trio LLC. Pursuant to the McCool Ranch Purchase Agreement, effective October 1, 2023, we acquired an approximate 22% working interest undivided interest in and to certain oil and gas assets at the McCool Ranch Oil Field, which is located in Monterey, County, California, just seven miles from our flagship South Salinas Project. The acquired property is a relatively new oil field developed with six oil wells, one water-disposal well, steam generator, boiler, three 5,000 barrel tanks, 250 barrel test tank, water softener, two freshwater tanks, two soft water tanks, in-field steam pipelines, oil pipelines and other facilities. The property is fully and properly permitted for oil and gas production, cyclic-steam injection and water disposal and is currently idle. We are acquiring the working interests at the McCool Ranch Oil Field through work commitment expenditures that will be allocated to restart production at the field and establish cash flow for us, with upside potential given the numerous undrilled infill and development well locations. See “Business – Recent Developments” for further information on our acquisition of working interests in the McCool Ranch Oil Field.

Market Opportunity

We believe that we can establish a profitable niche in oil and gas production due to the unique characteristics and the robustness of California’s energy market. As of 2021, by production volume, California ranks as the country’s 6th oil producing state and its 8th overall oil and gas producing state. In addition, it is the country’s second largest energy consumer and the country’s largest consumer of gasoline and jet fuel. However, in spite of the richness of California’s oil/gas resources, it imports approximately 70% of the oil it needs, with foreign sources supplying almost 60%, up from 15% just twenty years ago.

The South Salinas Project offers an opportunity to profitably help supply California’s demanding oil and gas needs while supporting the country’s goal of energy independence, the local and state economies with tax revenue and jobs, the protection of marine environments by reducing the need for oil-tanker traffic along the state’s Pacific Ocean coastline, and helping to reduce the negative Environmental-Social-Governance costs and burdens that are associated with imported foreign oil and gas. The Probable (P2) Undeveloped reserves in the South Salinas Project, net to Trio Corp, are an estimated 39 million barrels of oil plus 40 billion cubic feet of gas, or 45.7 million oil-equivalent barrels, whereas the Possible (P3) Undeveloped reserves in the South Salinas Project, net to Trio Corp, are an estimated 92 million barrels of oil plus 148.8 billion cubic feet of gas, or 117.2 million oil-equivalent barrels (see below Part “E” of the Table, Estimated Undeveloped Reserves and Cash Flow).

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Table 1: Estimated Undeveloped Reserves and Cash Flow

ESTIMATED UNDEVELOPED RESERVES AND CASH FLOW

A.	Phase 1 Undeveloped Reserve Categories	Net Trio Undeveloped Oil Reserves (Stock Tank Barrels)	Net Trio Undeveloped Gas Reserves (1000 CF, or MCF)	Net Trio Undeveloped Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Limited Phase 1	1,975,000.0	2,022,900.0	2,312,150.0	$95,573,000.00	$28,194,000.00
	Possible (P3) Undeveloped of Limited Phase 1	3,742,000.0	6,732,400.0	4,864,066.7	$262,325,000.00	$108,855,000.00

B.	Phase 2 Undeveloped Reserve Categories	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Limited Phase 2	3,123,900.0	3,206,800.0	3,658,366.7	$145,127,000.00	$34,001,000.00
	Possible (P3) Undeveloped of Limited Phase 2	7,258,300.0	11,603,200.0	9,192,166.7	$499,464,000.00	$174,621,000.00

C.	Undeveloped Reserve Category by Development Plan Phase, for Limited Phases 1 & 2	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Limited Phase 1	1,975,000.0	2,022,900.0	2,312,150.00	$95,573,000.00	$28,194,000.00
	Probable (P2) Undeveloped of Limited Phase 2	3,123,900.0	3,206,800.0	3,658,366.67	$145,127,000.00	$34,001,000.00
	Total Probable (P2) Undeveloped of Limited Phases 1 & 2	5,098,900.0	5,229,700.0	5,970,516.67	$240,700,000.00	$62,195,000.00

D.	Undeveloped Reserve Category by Development Plan Phase, for Limited Phases 1 & 2	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Possible (P3) Undeveloped of Limited Phase 1	3,742,000.0	6,732,400.0	4,864,066.67	$262,325,000.00	$108,855,000.00
	Possible (P3) Undeveloped of Limited Phase 2	7,258,300.0	11,603,200.0	9,192,166.67	$499,464,000.00	$174,621,000.00
	Total Possible (P3) Undeveloped of Limited Phases 1 & 2	11,000,300.0	18,335,600.0	14,056,233.33	$761,789,000.00	$283,476,000.00

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E.	Undeveloped Reserve Category for Entire Project, Full Field Development	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Total Probable (P2) Undeveloped: Entire Project, Full Field Development	38,996,000.0	39,963,900.0	45,656,650.00	$1,844,194,000.00	$407,595,000.00
	Possible (P3) Undeveloped: Entire Project, Full Field Development	92,376,000.0	148,778,400.0	117,172,400.00	$6,356,981,000.00	$1,998,235,000.00

Reasonable Expectations of Reserve Analyses

This prospectus provides a summary of risks and detailed discussions of risks relating to our business and risks related to this offering. The Company recognizes these risks as being real and substantial. Nevertheless, the Company has reasonable expectations that the Company’s South Salinas Project will prove to have reserves approximately as estimated, that the Company will have adequate funding to develop the reserves, and that there will exist the legal right to develop the Company’s reserves in South Salinas Project, including the rights to full-field development, to long-term production and to deliver natural gas to market via pipeline, recognizing as discussed elsewhere hereunder that there may be project delays and/or obstacles related to obtaining necessary permits from regulatory agencies. Furthermore and more specifically, the Company has a reasonable expectation that the primary governmental regulatory agencies that are currently and/or that will be involved in the permitting processes, which agencies will primarily be CalGEM, State Water Boards and Monterey County, will determine to approve the Company’s applications for permits for various reasons that are discussed elsewhere in this prospectus. See “Risks Relating to Our Business - We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from federal, state, county and/or local agencies, which may materially affect our business;” “Risks Relating to Our Business - We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures;” “Risks Relating to Our Business - The drilling of wells is speculative, often involving significant costs that may be more than our estimates, and drilling may not result in any discoveries or additions to our future production or future reserve; “Risks Relating to Our Business - Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business;” “Risks Relating to Our Business - Seismic studies do not guarantee that oil or gas is present or, if present, will produce in economic quantities; and “Risks Relating to Our Business - We are subject to numerous risks inherent to the exploration and production of oil and natural gas.”

Business Strategies

Our primary objective is to develop our existing leasehold at the South Salinas Project and the McCool Ranch Oil Field and to acquire and develop other opportunities for oil and gas production in California and elsewhere. Our current focus for drilling wells is principally in California, but we are also considering economically attractive out-of-state oil and gas opportunities.

Earlier this year we commenced and accomplished the drilling of our HV-1 confirmation well at the Presidents Oilfield in the South Salinas Project. The Presidents Oilfield is a large geologic structure, and a potential large oil and gas field, where Trio LLC drilled the HV-3A discovery well in 2018. Reservoir objectives in the HV-1 well were encountered largely as predicted including with respect to depth, thickness, lithology, wireline-log characteristics and oil and gas shows including free oil in cuttings and in the mud pit. The Company believes that the HV-1 well has confirmed that there is a major oil and gas accumulation in the Presidents Oil Field, as the Company announced in a press release on May 16, 2023. However, confirmation of a major oil and gas accumulation by itself does not confirm whether economic oil/gas production can be established. The HV-1 well is currently being production tested to evaluate commerciality. Production testing at the HV-1 well is currently being carried-out from the bottom up (i.e., by testing the deepest zone first and working upward to shallower zones). Initial testing of the Mid-Monterey Clay, which is the deepest zone penetrated in the HV-1 well, and of the overlying Brown Zone, has been carried-out. Testing of the Yellow Zone, which overlies the Brown Zone, commenced on October 24, 2023, and the results of this testing will be disclosed when available. Oil and gas were produced during the testing of both the Mid-Monterey Clay and the Brown Zone but as of the date of this filing a determination has not yet been made as to whether the HV-1 well is capable of commercial oil/gas production.

In addition to the aforementioned HV-1 well, the Company holds drilling permits issued by Monterey County for two additional wells (i.e., the HV-2 well and HV-4 well). These wells are expected to be drilled during the fourth quarter of 2023 or the first quarter of 2024. In such case, it is possible that the South Salinas Project may have three producing wells in early 2024, which may largely confirm favorable project economics and underpin an aggressive permitting and subsequently an aggressive drilling and development program. The Company’s investment in the McCool Ranch Oil Field is also expected to restart production and generate cash flow.

The primary goal is to grow the Company into a highly profitable, independent oil and gas company.

Trio LLC’s Services as an Operator in California

Trio LLC is a licensed Operator in California currently operates the South Salinas Project on behalf of the Company the other working interest partners. Trio LLC operates the South Salinas Project pursuant to a Joint Operating Agreement dated February 1, 2004 (“JOA”), by and among Trio Petroleum Inc. (the predecessor corporation to Trio LLC), as Operator, and other working interest parties (“Non-Operators”). The parties to the JOA agreement are partial owners of the oil and gas leases and/or oil and gas interests in the South Salinas Project and the parties agreed to have the Operator explore and develop these leases and/or interests for the production of oil and gas as provided therein. Trio LLC, as Operator, generally conducts and has full control of the operations and acts in the capacity of an independent contractor. Operator is obligated to conduct its activities under the JOA as a reasonable prudent operator, in good workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practices, and in compliance with applicable laws and regulations. Trio LLC currently holds a 3.8% working interest in the South Salinas Project and the Company holds an 85.75% working interest. On April 19, 2023, Trio LLC entered into the Drilling Bid Proposal and Daywork Drilling Contract – U.S. (the “Drilling Contract”) with Ensign United States Drilling (California) Inc. (“Ensign”). pursuant to which the HV-1 well was successfully drilled and completed.

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Trio LLC has significant prior experience in oil and gas operations, exploration and production in California and an experienced management team. Some of the members of Trio LLC’s management team are also senior executives of the Company.

Our Growth Strategy

The Company plans to build and grow a substantial independent oil and gas company by developing and producing the South Salinas Project and the McCool Ranch Oil Field, and by acquiring and developing other oil and gas opportunities. The Company’s management believes that oil and gas reserves at the South Salinas Project alone may be sufficient to generate revenue resulting in the Company’s becoming a highly profitable, independent oil and gas company. However, the Company continues to evaluate other oil and gas projects that are candidates for acquisition.

Competition

There are many large, medium, and small-sized oil and gas companies and third-parties that are our competitors. Some of these competitors have extensive operational histories, experienced oil and gas industry management, profitable operations, and significant reserves and funding resources. Our efforts to acquire additional oil/gas properties in California and elsewhere may be met with competition.

Government Regulation

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability These burdens include regulations relating to transportation of oil and gas, drilling and production and other regulatory matters. See “Business – Government Regulation” beginning on page 46.

Summary of Risk Factors

Investing in our Common Stock involves risks. In addition, our business and operations are subject to a number of risks, which you should be aware of prior to making a decision to invest in our Common Stock. These risks are discussed more-fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. Below is a summary of these risks.

Risks Relating to Our Business

●	We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the year ended October 31, 2022 and for the period from July 19, 2021 (inception) through October 31, 2021.

●	We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from federal, state, county and/or local agencies, which may materially affect our business.

●	Our business and operations were adversely affected by, and may continue to be adversely affected by the COVID-19 pandemic and may be adversely affected by other similar outbreaks.

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●	Due to our contractor model for drilling operations, we will be vulnerable to any inability to engage one or more drilling rigs and associated drilling personnel.

●	We are operating in a highly capital-intensive industry, and any sales of produced oil and gas may be insufficient to fund, sustain, or expand revenue-generating operations.

●	We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.

●	The drilling of wells is speculative, often involving significant costs that may be more than our estimates, and drilling may not result in any discoveries or additions to our future production or future reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

●	We have been an exploration stage entity and our future performance is uncertain.

●	We are dependent on certain members of our management and technical team.

●	Seismic studies do not guarantee that oil or gas is present or, if present, will produce in economic quantities.

●	The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel, and crude oil field services could adversely affect our ability to execute on a timely basis exploration and development plans within any budget.

●	Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.

●	A substantial or extended decline in global and/or local oil and/or natural gas prices may adversely affect our business, financial condition and results of operations.

●	Unless we replace our oil reserves, our reserves and production will decline over time. Our business is dependent on our successful development of the South Salinas Project and/or on continued successful identification of other productive fields and prospects, whereas the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

●	Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay our future oil and natural gas production.

●	We are subject to numerous risks inherent to the exploration and production of oil and natural gas.

●	We are subject to drilling and other operational environmental hazards.

●	The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.

●	Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

●	We and our operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.

●	We expect continued and increasing attention to climate change issues and associated regulations to constrain and impede the oil/gas industry.

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●	We may incur substantial losses and become subject to liability claims as a result of future oil and natural gas operations, for which we may not have adequate insurance coverage.

●	We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.

●	If we fail to realize the anticipated benefits of a significant acquisition, our results of operations may be adversely affected.

●	The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

●	We are subject to the examination of our tax returns and other tax matters by the U.S. Internal Revenue Service, states in which we conduct business, and other tax authorities. If our effective tax rates were to increase, or if the ultimate determination of our taxes owed is for an amount in excess of amounts previously accrued, our financial condition, operating results and cash flows could be materially adversely affected.

●	Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Risks Relating to This Offering

●	There can be no assurance that an active and liquid trading market for our Common Stock will continue or that we will be able to continue to comply with the NYSE American’s continued listing standards.

●	Our share price may be volatile, and purchasers of our Common Stock could incur substantial losses.

●	A substantial portion of our total issued and outstanding shares may be sold into the market at any time. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

●	The concentration of our share capital ownership among our largest shareholders, and their affiliates, will limit your ability to influence corporate matters.

●	Our Common Stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

●	Certain of our executive officers and directors have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

●	For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

●	We do not intend to pay dividends on our Common Stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until October 31, 2028, which is the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering (“IPO”). However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part (the “Registration Statement”) and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period.

Corporate Information

We were formed as a Delaware corporation in July 2021. Our principal executive office and operations are located at 5401 Business Park, Suite 115 Bakersfield, CA 93309 and our telephone number is (661) 324-3911. Our website address is www.trio-petroleum.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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The Offering

Common Stock offered by the Selling Stockholders	Up to 11,428,572 shares of Common Stock issuable upon conversion of the Note; Up to 1,733,404 shares of Common Stock issuable upon exercise of the Common Warrant; and Up to 83,333 shares of Common Stock issuable upon exercise of the Placement Agent Warrant.

Shares of Common Stock outstanding after the completion of this offering	44,040,029 shares (1)

Use of proceeds	We will not receive any proceeds from the resale or other disposition of the shares of Common Stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the section titled “Risk Factors” beginning on page 12 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Dividend policy	We do not currently pay dividends and we do not anticipate declaring or paying any dividends for the foreseeable future.

Market for Common Stock	Our Common Stock is listed on NYSE American under the symbol “TPET.” On December 5, 2023, the last reported sale price of our Common Stock was $0.325 per share.

(1)	The number of shares of our Common Stock to be outstanding after this offering is based on 30,794,720 shares of our Common Stock outstanding as of December 5, 2023 and assumes full conversion of the Note, at a conversion rate equal to the floor price of $0.35, full exercise of the Warrants and registration of 200% of the shares of Common Stock convertible under the Note and the Common Warrant.

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SUMMARY FINANCIAL DATA

The following tables set forth our summary financial data for the periods indicated. We have derived the statements of operations data for the year ended October 31, 2022 and the period of July 19, 2021 (inception) to October 31, 2021, and the balance sheet data as of October 31, 2022 and 2021, from our audited financial statements included elsewhere in this prospectus. The statement of operations data as of and for the nine months ended July 31, 2023 and 2022 and the balance sheet data as of July 31, 2023 is derived from our unaudited financial statements.

We have prepared the unaudited financial statements on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary financial data together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	Year Ended October 31, 2022	For the Period From July 19, 2021 (Inception) Through October 31, 2021	Nine Months Ended July 31, 2023	Nine Months Ended July 31, 2022
Operating Expenses:
Exploration expense	$28,669	$38,763	$225,052	$28,669
General and administrative	768,379	24,827	2,215,775	685,565
Stock-based compensation expense	6,202	-	896,947	-
Accretion expense	2,778	359	2,084	2,084
Loss from Operations	(806,028)	(63,949)	(3,339,858)	(716,318)
Interest expense	1,661,981	38,115	746,930	1,046,106
Penalty fees (related to debt)	1,322,933	-	-	1,322,933
Loss on settlement	-	-	13,051	-
Loss on note conversion	-	-	1,125,000	-
Licenses and fees	9,450	-	-	-
Other expenses	2,994,364	38,115	1,884,981	2,369,039
Net Loss	$(3,800,392)	$(102,064)	$(5,224,839)	$(3,085,357)
Weighted Average Shares Outstanding	14,797,786	5,065,994	20,748,826	14,375,071
Net Loss per Share – Basic and Diluted	$(0.26)	$(0.02)	$(0.25)	$(0.21)

	As of October 31, 2022	As of July 31, 2023
	Actual	Actual
Balance Sheet Data:
Cash and cash equivalents	$73,648	$1,506,028
Working capital (1)	$(6,602,004)	$807,614
Total assets	$9,488,761	$11,170,601
Total liabilities	$6,765,637	$874,073
Accumulated deficit	$(3,902,456)	$(9,127,295)
Total equity	$2,723,124	$10,296,528

(1) We define working capital as current assets less deferred offering costs and less current liabilities.

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RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Common Stock. Our business, financial condition, results of operations or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below. For a summary of these risk factors, please see “Summary of Risk Factors” in the section titled “Prospectus Summary” beginning on page 3 of this prospectus.

Risks Relating to Our Business

We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the year ended October 31, 2022 and for the period from July 19, 2021 (inception) through October 31, 2021.

For the period from July 19, 2021 (inception) through October 31, 2021, we generated no revenues, reported a net loss of $102,064, and cash flow used in operating activities of $258,923. For the year ended October 31, 2022, we generated no revenues, reported a net loss of $3,800,392, and cash flows used in operating activities of $502,144. For the nine months ended July 31, 2023, we generated no revenues, reported a net loss of $5,224,839, and cash flows used in operating activities of $2,542,360. As of July 31, 2023, we had an accumulated deficit of $9,127,295. Our management has concluded that our accumulated deficit and no source of revenue sufficient to cover our cost of operation as well as our dependence on private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the year ended October 31, 2022 and for the period ended October 31, 2021.

Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from federal, state, county and/or local agencies, which may materially affect our business.

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability.

Various permits for exploratory drilling and production-testing are in-hand for the South Salinas Project, whereas permits for long-term production, conditional use permits, water disposal and other matters have not yet been obtained. There are challenges and uncertainties in obtaining permits, which may result in delays and/or obstacles to developing our oil/gas assets. California and Colorado are two States that are considered to have challenging regulatory environments and Monterey County in California also has this reputation. We may experience delays and/or obstacles to exploiting our assets, and also may be required to make large expenditures to comply with governmental laws and regulations and to obtain permits.

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The Company currently has permits from Monterey County for the HV-1, HV-2 and HV-4 wells, permitting each of these wells to be tested by producing it for its own 18 month period with the Company selling the produced oil and/or gas disposal of produced water from these wells by trucking it offsite to a licensed water-disposal facility and, if necessary, and flaring on-site any natural gas that is not used on-site in field operations. The Company is currently seeking a permit from CalGEM and State Water Boards to dispose of produced water at the Project.

The Company expects to seek from regulatory agencies any and all additional permits as may be necessary, which may include but not be limited to conditional use permits, drilling permits, permits for full-field development, permits for long-term production, permits for additional water disposal wells, permits for transport of oil and gas via pipelines, and such similar permits as are customarily required in oil and gas exploration and development projects. Delays and/or obstacles in obtaining necessary permits may materially affect our business, for example:

●	it will not be possible to produce the HV-1, HV-2 and HV-4 wells after their individual eighteen-month production-test periods without additional permits;
●	project economics will be less favorable if all necessary permits for on-site water disposal are not approved;
●	it will not be possible to drill new wells other than the HV-1, HV-2 and HV-4 wells without new permits;
●	it will not be possible to utilize five of the existing Project wells (i.e., the BM 2-2, BM 1-2-RD1, HV 2-6, HV 3-6 and/or HV 1-35) without new permits, including conditional use permits from Monterey County, and other customary permits from local and State agencies;
●	it will not be possible to initiate full-field development without new permits; and
●	it will not be possible to establish long-term production without new permits.

Our business and operations were adversely affected by the COVID-19 pandemic and may be adversely affected by COVID-19 and other similar outbreak, in the future.

In December 2019, a novel strain of coronavirus, which causes the infectious disease known as COVID-19, was reported in Wuhan, China. The World Health Organization declared COVID-19 a “Public Health Emergency of International Concern” on January 30, 2020, and a global pandemic on March 11, 2020. COVID-19 and the governmental responses thereto significantly reduced worldwide economic activity during much of 2020. On January 30, 2023, the Biden Administration announced it will end the public health emergency (and national emergency) declarations on May 11, 2023. During 2021 and 2022, oil and gas prices increased above pre-pandemic levels, and the effect of the pandemic on the Company’s operations in 2022 was minimal. Other contagious diseases in the human population could have similar adverse effects. The extent to which a future COVID-19 outbreak or outbreak of any other contagious diseases will impact the Company’s results will depend on the magnitude of any such outbreak, and other future developments that are highly uncertain and cannot be predicted, including virus mutations and future governmental actions. These potential impacts could negatively affect our operations along with other factors, including potential further decreases in, or prolonged periods of decreased pricing in, oil and gas, and the possible continued decline in global demand for oil and gas. Any future decrease in the price of oil, or the demand for oil and gas, as a result of COVID-19, or other contagious diseases, will likely have a negative impact on our results of operations and cash flows.

Due to our contractor model for drilling operations, we will be vulnerable to any inability to engage one or more drilling rigs and associated drilling personnel.

Our operation plan depends on using the services of drilling contractors such as Ensign that operate their own drilling rigs using their own personnel. Pursuant to the Drilling Agreement, Ensign drilled the HV-1 well at Presidents Oil Field. Lack of rig availability by Ensign or any future drilling contractors we utilize would hinder our operations. For example, if there is a drilling boom and rigs are reserved by other operators into the foreseeable future, or contrarily a general lack of rigs as may occur if the oil industry is in a slump and rigs are taken out of service.

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We may face potential conflicts of interest in negotiations with related parties, including in negotiations with Trio LLC, an entity which certain of our officers and directors serve as employees, officers or directors, concerning whether we should exercise our option to acquire Trio LLC’s assets.

Stan Eschner, our Executive Chairman and a director, and Steven Rowlee, our Chief Operating Officer, are employed by Trio LLC. Stan Eschner is Trio LLC’s Chairman and Steven Rowlee is its Vice President. Terry Eschner, our President, also works as a consultant to Trio LLC through his company Sarlan Resources, Inc. Trio LLC and its management team are part owners of the Company and will continue as Operator of the South Salinas Project on behalf of Trio Corp and of the other working interest partners.

Under the Fourth Amendment (as defined below), we were granted a 120-day option (commencing on January 1, 2023) to acquire three assets currently owned in part by Trio LLC: the Hangman Hollow Field (aka the McCool Ranch Oil Field) asset with the option to acquire Trio LLC’s 44% working interest and their Operatorship; the Kern Front Field asset with an option to acquire Trio LLC’s 22% working interest and their Operatorship; and the Union Avenue Field with an option to acquire Trio LLC’s 20% working interest and their Operatorship. This 120-day option has expired.

In May 2023, subsequent to the 120-day option window referenced above, the Company announced that it had signed an acquisition agreement with Trio LLC to potentially acquire up to 100% of the working interest in the Union Avenue Field, including Trio LLC’s 20% working interest. However, the Company and Trio LLC did not agree on the terms and transaction was not closed.

In October, 2023, the Company acquired an approximate 22% working interest in the McCool Ranch Oil Field from Trio LLC, which the Company announced in a press release on October 18, 2023. The Company is acquiring this interest in the McCool Ranch Oil Field through work commitment expenditures that will be allocated to restart production at the field.

Since Trio LLC is partly owned and controlled by members of our management, acquisitions of Trio LLC’s assets by the Company constitute related party transactions and, therefore, a special committee of our board of directors, comprised of Mr. Peterson, Mr. Randall and Mr. Hunter (the “Trio Special Committee”) was formed to evaluate and negotiate the terms of such acquisitions. In addition, in accordance with our Related Person Transaction Policy, we will have such transactions reviewed and approved by our Board’s Audit Committee. Trio has engaged KLS Petroleum Consulting LLC (“KLSP”) to conduct a comprehensive analysis and valuation of the asset, which analysis has been delivered to the Company and is being evaluated by the Trio Special Committee.

We may also enter into future transactions with Trio LLC. These transactions can give rise to potential conflicts of interest. We believe that the terms and conditions of our transactions have been, and will continue to be at arm’s length and on commercial terms that are normal, considering the characteristics of the goods or services involved. However, there can be no assurance that if such transactions had been concluded between or with third parties, such parties would have negotiated or entered into agreements or carried out such transactions under the same or substantially similar terms and conditions.

We are operating in a highly capital-intensive industry, and any sales of produced oil and gas may be insufficient to fund, sustain, or expand revenue-generating operations.

The oil/gas drilling exploration and production business are capital intensive due to the cost of experienced personnel; equipment and other assets required to drill, produce and store oil; regulatory compliance costs; potential liability exposures and financial impact; and risk of unpredictable volatility in oil market prices and predatory pricing by competitors. Drilling requires an upfront payment of operational costs with no guarantee that actual oil/gas production will cover such expenses. “Dry” holes and/or non-economic results at planned oil/gas wells could deplete available funding raised by the Company and render the Company insolvent. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, market oil prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological, and competitive developments.

Future cash flow from our operations and access to capital are subject to a number of variables, including: (i) the market prices at which our produced oil and gas are sold; (ii) our oil and/or gas reserves; (iii) our ability to acquire, locate and produce new oil/gas reserves; (iv) the levels of our operating expenses; (v) reduction and stabilization of the impact of COVID-19 pandemic’s ongoing disruption of and reduction in the U.S. and global demand for oil.

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We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.

In this prospectus, we provide numerical and other measures of the characteristics, including with regard to size and quality, of our prospects. These measures may be incorrect, as the accuracy of these measures are functions of available data, geological, geophysical, petrophysical and engineering interpretation and judgment. To date, approximately seven wells have been drilled at our prospects, of which we consider three wells to be discovery wells. Any analogies drawn by us from other wells, discoveries or producing fields may not prove to be accurate indicators of the success of developing reserves from our discoveries and prospects. Furthermore, we may have inaccurately evaluated the accuracy of the data from analog wells or prospects produced by other parties, which we may have used.

There are uncertainties in reserve forecasts and in associated estimates of future cash flows in the South Salinas Project due to uncertainties in various matters including, for example, in the following:

●	the areal extent of the oil and/or gas fields and/or prospects;
●	the gross and net thicknesses of the geologic zones that comprise the oil and/or gas reservoirs (note: “oil and gas reservoirs” are geologic zones that contain oil and/or gas);
●	the porosity, permeability and fluid saturations (i.e., oil, gas and/or water saturation) of the oil and/or gas reservoirs;
●	the oil, gas and/or water production rates that will be achieved initially and during extended reservoir performance;
●	the volumes of oil and/or gas that can be economically extracted from the oil and/or gas reservoirs;
●	the extent of natural fractures that will be encountered in the naturally-fractured Monterey Formation oil and gas reservoirs (e.g., the Monterey Yellow Zone and Monterey Blue Zone that are discussed hereunder and in the Reserve Report and Reserve Supplement Report);
●	pore volume compressibility and its impact on reservoir pressure and thus on reservoir performance; and
●	the oil- and gas-prices during the life of the Project.

It is possible that few or none of our wells to be drilled in the future will find accumulations of oil/gas in commercial quality or quantity. Any significant variance between actual results and our assumptions could materially affect the quantities of oil attributable to any particular prospect.

The drilling of wells is speculative, often involving significant costs that may be more than our estimates, and drilling may not result in any discoveries or additions to our future production or future reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

Exploring for and developing oil involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of planning, drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services or unanticipated geologic and/or mechanical conditions. Before a well is spud, we may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of oil/gas, or is drilled at all. Drilling may be unsuccessful for many reasons, including geologic conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Exploratory wells bear a much greater risk of loss than development wells. Furthermore, the successful drilling of a well does not necessarily result in the commercially viable development of a field. A variety of factors, including regulatory, geologic and/or market-related, can cause a field to become uneconomic or only marginally economic. All of our prospects will require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. The successful drilling of a single well may not be indicative of the potential for the development of a commercially viable field. Furthermore, if our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and may be forced to modify our development plans.

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We have been an exploration stage entity and our future performance is uncertain.

We have been an exploration stage entity and will continue to be so until we generate revenue. Exploration stage entities face substantial business risks and may suffer significant losses. We have generated substantial net losses and negative cash flows from operating activities since our inception and expect to continue to incur substantial net losses as we continue our exploration and appraisal program. We face challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of our future activities. We will need to develop additional business relationships, establish additional operating procedures, hire additional staff, and take other measures necessary to conduct our intended business activities. We may not be successful in implementing our business strategies or in completing the development of the facilities necessary to conduct our business as planned. In the event that one or more of our drilling programs is not completed, is delayed or terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in this prospectus. There are uncertainties surrounding our future business operations that must be navigated if we transition from an exploration stage entity and commence generating revenues, some of which may cause a material adverse effect on our results of operations and financial condition.

We are dependent on certain members of our management and technical team.

Investors in our Common Stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in identifying, discovering, evaluating and developing reserves. Our performance and success are dependent, in part, upon key members of our management and technical team, and their loss or departure could be detrimental to our future success. In making a decision to invest in our Common Stock, you must be willing to rely to a significant extent on our management’s discretion and judgment. A significant amount of the interests in our Company held by members of our management previously vested. While the Company currently has an equity incentive plan in place, there can be no assurance that our management and technical team will remain in place. The loss of any of our management and technical team members could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our Common Stock. See “Management.”

Seismic studies do not guarantee that oil or gas is present or, if present, will produce in economic quantities.

Oil exploration and production companies, like the Company, rely on seismic studies to assist in assessing prospective drilling opportunities on oil and gas properties, as well as on properties that a company may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that oil or gas is present or, if present, will produce in economic or profitable quantities.

The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel, and crude oil field services could adversely affect our ability to execute on a timely basis exploration and development plans within any budget.

We may encounter an increase in the cost of securing needed drilling rigs, equipment, and supplies. Larger producers may be more likely to secure access to such equipment by offering more lucrative terms. If we are unable to acquire access to such resources or can obtain access only at higher prices, its ability to convert oil reserves into cash flow could be delayed, and the cost of producing from those oil reserves could increase significantly, which would adversely affect results of operations and financial condition. Our current drilling operations are limited, and availability of essential drilling assets may not become a risk factor until such time as we increase drilling operations.

Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.

We expect our capital outlays and operating expenditures to be substantial over the next several years as we expand our operations. Obtaining and/or reprocessing and/or reinterpreting seismic data, as well as exploration, appraisal, development and production activities entail considerable costs, and we expect that we will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing.

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Our future capital requirements will depend on many factors, including:

●	the scope, rate of progress and cost of our exploration, appraisal, development and production activities;

●	oil and natural gas prices;

●	our ability to produce oil or natural gas;

●	the terms and timing of any drilling and other production-related arrangements that we may enter into;

●	the cost and timing of governmental regulatory approvals of permits, and;

●	the effects of competition from other companies and/or third-parties operating in the oil and gas industry

As a result of the first closing of the Private Placement on October 4, 2023, we raised approximately $1.86 million in net proceeds, and the opportunity to raise, in a second closing of the Private Placement, an additional $1.395 in net proceeds, if certain conditions are met, including having the registration statement, of which this prospectus forms a part, declared effective. Notwithstanding that we are able to raise all of these additional funds we will need additional capital to continue to fully fund our drilling operations. Additional capital may not be available on favorable terms, or at all. The securities issued in connection with the Private Placement will, in all likelihood, if converted and/or exercised into or for shares of Common Stock, result in significant dilution to our existing stockholders. In addition, if we are successful raising additional capital through the sale of our securities, at such time our existing shareholders would, in all likelihood, be further diluted and new investors may demand rights, preferences or privileges senior to those of existing shareholders. If we raise additional capital through debt financing, the financing may involve covenants that restrict our business activities. If we choose to farm-out our interests, we may lose operating control or influence over such assets.

Assuming we are able to timely commence exploration, appraisal, development and/or production activities, and/or to maintain oil/gas production, and/or to maintain force majeure status, then our rights to our mineral leasehold should extend for certain periods of time and/or for life of production. If we are unable to meet our commitments we may be subject to significant potential forfeiture of all or part of the mineral leasehold. If we are not successful in raising additional capital, we may be unable to continue our future exploration and production activities or successfully exploit our assets, and we may lose the rights to develop said assets.

A substantial or extended decline in global and/or local oil and/or natural gas prices may adversely affect our business, financial condition and results of operations.

The prices that we will receive for our oil and natural gas will significantly affect our revenue, profitability, access to capital and future growth rate. Historically, the oil and natural gas markets have been volatile and will likely continue to be volatile in the future. The prices that we will receive for our future production and the levels of our future production depend on numerous factors. These factors include, but are not limited to, the following:

●	changes in supply and demand for oil and natural gas;

●	the actions of the Organization of the Petroleum Exporting Countries (“OPEC”);

●	speculation as to the future price of oil and natural gas and the speculative trading of oil and natural gas futures contracts;

●	global economic conditions;

●	political and economic conditions, including embargoes in oil-producing countries or affecting other oil-producing activities, particularly in the Middle East, Africa, Russia and South America;

●	the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;

●	the level of global oil and natural gas exploration and production activity;

●	the level of global oil inventories and oil refining capacities;

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●	weather conditions and natural disasters;

●	technological advances affecting energy consumption;

●	governmental regulations and taxation policies;

●	proximity and capacity of transportation facilities;

●	the price and availability of competitors’ supplies of oil and natural gas; and

●	the price and availability of alternative fuels.

Lower oil prices may not only decrease our revenues on a per share basis but also may reduce the amount of oil that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Unless we replace our oil reserves, our reserves and production will decline over time. Our business is dependent on our continued successful identification of productive fields and prospects and the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

Production from oil properties may decline as reserves are depleted, with the rate of decline depending on reservoir characteristics and other factors. Similarly, our current reserves will decline as the reserves are produced. Our future oil reserves and production, and therefore our cash flows and income, are highly dependent on our success in efficiently developing our current reserves and/or economically finding or acquiring additional recoverable reserves. While our team members have had success in identifying and developing commercially exploitable deposits and drilling locations in the past, we may be unable to replicate that success in the future. We may not identify any more commercially exploitable deposits or successfully drill, complete or produce more oil reserves, and the wells which we have drilled and currently plan to drill within our South Salinas Project area may not discover or produce any further oil or gas or may not discover or produce additional commercially viable quantities of oil or gas to enable us to continue to operate profitably. If we are unable to replace our future production, the value of our reserves will decrease, and our business, financial condition and results of operations will be materially adversely affected.

Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay our future oil and natural gas production.

Our ability to market our future oil/gas production will depend substantially on the availability and capacity of processing facilities, tanker trucks, pipelines and other infrastructure. Our failure to obtain such facilities on acceptable terms could materially harm our business. We will rely on access to drilling rigs suitable for our projects. The availability of drilling rigs may be problematic or delayed, and we may not be able to gain timely access to suitable rigs. We may be required to shut-in oil/gas wells because of the absence of markets or because facilities are inadequate or nonexistent. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver the production to market, which could cause a material adverse effect on our financial condition and results of operations.

Additionally, the exploitation and sale of associated and non-associated natural gas and liquids will be subject to timely commercial processing and marketing of these products, which may depend on the contracting, financing, building and operating of infrastructure by third parties.

We are subject to numerous risks inherent to the exploration and production of oil and natural gas.

Oil and natural gas exploration and future production activities involve many risks that a combination of experience, knowledge and interpretation may not be able to overcome. Our future will depend on the success of our exploration and future production activities and on the development of infrastructure that will allow us to take advantage of our discoveries. As a result, our oil and natural gas exploration and future production activities are subject to numerous risks, including the risk that drilling will not result in commercially viable oil and natural gas production. Our decisions to purchase, explore or develop discoveries, prospects or licenses will depend in part on the evaluation of seismic data through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.

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Furthermore, the marketability of expected oil and natural gas production from any future discoveries and prospects will also be affected by numerous factors. These factors include, but are not limited to, market fluctuations of prices, proximity, capacity and availability of processing facilities, transportation vehicles and pipelines, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, allowable production, domestic supply requirements, importing and exporting of oil and natural gas, environmental protection and climate change). The effect of these factors, individually or jointly, may result in us not receiving an adequate return on invested capital.

In the event that our currently undeveloped discoveries and prospects are developed and become operational, they may not produce oil and natural gas in commercial quantities or at the costs anticipated, and our projects may cease production, in part or entirely, in certain circumstances. Discoveries may become uneconomical as a result of an increase in operating costs to produce oil and natural gas. Our actual operating costs may differ materially from our current estimates. Moreover, it is possible that other developments, such as increasingly strict environmental, climate change, health and safety laws and regulations and enforcement policies thereunder and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities, delays, an inability to complete the development of our discoveries or the abandonment of such discoveries, which could cause a material adverse effect on our financial condition and results of operations.

We are subject to drilling and other operational environmental hazards.

The oil and natural gas business involves a variety of operating risks, including, but not limited to:

●	fires, blowouts, spills, cratering and explosions;
●	mechanical and equipment problems, including unforeseen engineering complications;
●	uncontrolled flows or leaks of oil, well fluids, natural gas, brine, toxic gas or other pollution;
●	gas flaring operations;
●	formations with abnormal pressures;
●	pollution, other environmental risks, and geological problems; and
●	weather conditions and natural disasters.

The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.

Historically, some oil and natural gas development projects have experienced delays and capital cost increases and overruns due to, among other factors, the unavailability or high cost of drilling rigs and other essential equipment, supplies, personnel and oilfield services. To the extent we locate commercially viable reserves through our exploration and development activities, the cost to develop our projects will not have been fixed and will remain dependent upon a number of factors, including the completion of detailed cost estimates and final engineering, contracting and procurement costs. Our construction and operation schedules may not proceed as planned and may experience delays or cost overruns. Any delays may increase the costs of the project, requiring additional capital, and such capital may not be available in a timely and cost-effective fashion.

Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

Exploration and production activities in the oil and gas industry are subject to local laws and regulations. We may be required to make large expenditures to comply with governmental laws and regulations, particularly in respect of the following matters:

●	permits for drilling, long-term production, water disposal, conditional use and other matters;
●	licenses for drilling operations;
●	tax increases, including retroactive claims;
●	unitization of oil accumulations;
●	local content requirements (including the mandatory use of local partners and vendors); and
●	environmental requirements and obligations, including remediation or investigation activities.

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Under these and other laws and regulations, we could be liable for personal injuries, property damage and other types of damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change, or their interpretations could change, in ways that could substantially increase our costs. These risks may be higher in developing countries in which we may at some point in the future decide to conduct our operations, where there could be a lack of clarity or lack of consistency in the application of these laws and regulations. Any resulting liabilities, penalties, suspensions or terminations could have a material adverse effect on our financial condition and results of operations.

We and our operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.

We and our operations are subject to various international, foreign, federal, state and local environmental, health and safety laws and regulations governing, among other things, the emission and discharge of pollutants into the ground, air or water, the generation, storage, handling, use and transportation of regulated materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for our operations, including drilling permits for our wells. We have not been or may not be at all times in complete compliance with these permits and the environmental laws and regulations to which we are subject, and there is a risk that these laws and regulations could change in the future or become more stringent. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators, including through the revocation of our permits or the suspension or termination of our operations. If we fail to obtain permits in a timely manner or at all (due to opposition from community or environmental interest groups, governmental delays or any other reasons), or if we face additional requirements imposed as a result of changes in or enactment of laws or regulations, such failure to obtain permits or such changes in or enactment of laws could impede or affect our operations, which could have a material adverse effect on our results of operations and financial condition.

We, as an interest owner or as the designated operator of certain of our current and future discoveries and prospects, could be held liable for some or all environmental, health and safety costs and liabilities arising out of our actions and omissions as well as those of our block partners, third-party contractors or other operators. To the extent we do not address these costs and liabilities or if we do not otherwise satisfy our obligations, our operations could be suspended or terminated. We have contracted with and intend to continue to hire third parties to perform services related to our operations. There is a risk that we may contract with third parties with unsatisfactory environmental, health and safety records or that our contractors may be unwilling or unable to cover any losses associated with their acts and omissions. Accordingly, we could be held liable for all costs and liabilities arising out of the acts or omissions of our contractors, which could have a material adverse effect on our results of operations and financial condition.

We maintain insurance at levels that we believe are consistent with industry practices, but we are not fully insured against all risks. Our insurance may not cover any or all environmental claims that might arise from our future operations or at any of our asset areas. If a significant accident or other event occurs and is not covered by insurance, such accident or event could have a material adverse effect on our results of operations and financial condition.

We expect continued and increasing attention to climate change issues and associated regulations to constrain and impede the oil/gas industry.

We expect continued and increasing attention to climate change issues. Various countries and regions have agreed to regulate emissions of greenhouse gases, including methane (a primary component of natural gas) and carbon dioxide (a byproduct of oil and natural gas combustion). The regulation of greenhouse gases and the physical impacts of climate change in the areas in which we, our customers and the end-users of our products operate could adversely impact our operations and the demand for our products.

Environmental, health and safety laws are complex, change frequently and have tended to become increasingly stringent over time. Our costs of complying with current and future climate change, environmental, health and safety laws, the actions or omissions of our block partners and third party contractors and our liabilities arising from releases of, or exposure to, regulated substances may adversely affect our results of operations and financial condition. See “Business—Environmental Matters and Regulation.”

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We may incur substantial losses and become subject to liability claims as a result of future oil and natural gas operations, for which we may not have adequate insurance coverage.

We intend to maintain insurance against risks in the operation of the business we plan to develop and in amounts in which we believe to be reasonable. Such insurance, however, may contain exclusions and limitations on coverage. For example, we are not insured against political or terrorism risks. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition and results of operations.

We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.

We periodically evaluate acquisitions of prospects, properties, mineral leases, licenses, reserves and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of these assets requires an assessment of several factors, including:

●	oil and/or gas reserves;
●	future oil and natural gas prices and their differentials;
●	development and operating costs; and
●	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject assets that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the assets to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We may not be entitled to contractual indemnification for environmental liabilities and could acquire assets on an “as is” basis. Significant acquisitions and other strategic transactions may involve other risks, including:

●	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;
●	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;
●	difficulty associated with coordinating geographically separate organizations; and
●	the challenge of attracting and retaining personnel associated with acquired operations.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

If we fail to realize the anticipated benefits of a significant acquisition, our results of operations may be adversely affected.

The success of a significant acquisition will depend, in part, on our ability to realize anticipated growth opportunities from combining the acquired assets or operations with those of ours. Even if a combination is successful, it may not be possible to realize the full benefits we may expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition or realize these benefits within the expected time frame. Anticipated benefits of an acquisition may be offset by operating losses relating to changes in commodity prices, or in oil and gas industry conditions, or by risks and uncertainties relating to the exploratory prospects of the combined assets or operations, or an increase in operating or other costs or other difficulties, including the assumption of environmental or other liabilities in connection with the acquisition. If we fail to realize the benefits we anticipate from an acquisition, our results of operations may be adversely affected.

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The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE American and other applicable securities rules and regulations. Complying with these rules and regulations have increased our legal and financial compliance costs, make some activities more difficult, time consuming or costly, and increase demand on our systems and resources, including management. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may also need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

By disclosing information in this prospectus and in other filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

We are subject to the examination of our tax returns and other tax matters by the U.S. Internal Revenue Service, states in which we conduct business, and other tax authorities. If our effective tax rates were to increase, or if the ultimate determination of our taxes owed is for an amount in excess of amounts previously accrued, our financial condition, operating results and cash flows could be materially adversely affected.

U.S. federal, state and local tax laws are being re-examined and evaluated. New laws and interpretations of the law are taken into account for financial statement purposes in the quarter or year that they become applicable. Tax authorities are increasingly scrutinizing the tax positions of companies. If U.S. federal, state or local tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

In addition, any significant changes enacted by the current U.S. presidential administration to the Code or specifically to the Tax Cuts and Jobs Act (the “U.S. Tax Act”) enacted in 2017, or to regulatory guidance associated with the U.S. Tax Act, could materially adversely affect our effective tax rate.

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Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporate Law (“DGCL”) or our amended and restated certificate of incorporation or amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Under our amended and restated certificate of incorporation, this exclusive form provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the exclusive forum provision in our amended and restated certificate of incorporation does not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act of 1933 (the “Securities Act”), the Exchange Act of 1934 (the “Exchange Act”), or the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our amended and restated certificate of incorporation provides that any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. Therefore, the exclusive forum provision in our amended and restated certificate of incorporation will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

Our business and results of operations may be materially adversely effected by inflationary pressures.

As of the date of this prospectus, inflationary pressures have led to increased construction materials and labor costs, specifically associated with steel, cement, and other materials. We believe we will continue to experience such pressures in future quarters, as well as potential delays in our contractors’ ability to requisition such materials. These pressures have led to an overall increase in budgeted construction costs. No assurance can be given that the costs of our projects will not exceed budgets. Any such cost overruns or delays could have a material adverse effect on our business.

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Risks Relating to This Offering

There can be no assurance that an active and liquid trading market for our Common Stock will continue or that we will be able to continue to comply with the NYSE American’s continued listing standards.

Our common stock began trading on the NYSE American exchange in April 2023, as a result of our consummation of an initial public offering of our shares of Common Stock. Our Common Stock is currently listed on the NYSE American under the symbol “TPET.” There can be no assurance an active and liquid trading market in our Common Stock will continue.

There is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying the NYSE American’s continued listing requirements. Our failure to continue to meet these requirements may result in our Common Stock being delisted from the NYSE American.

Our share price may be volatile, and purchasers of our Common Stock could incur substantial losses.

Our share price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Common Stock at or above the price paid for such shares. The market price for our Common Stock may be influenced by many factors, including, but not limited to:

●	the price of oil and natural gas;
●	the success of our exploration and development operations, and the marketing of any oil and natural gas we produce;
●	regulatory developments in the United States and/or in any foreign countries where we may have operations in the future;
●	the recruitment or departure of key personnel;
●	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;
●	market conditions in the industries in which we compete and issuance of new or changed securities;
●	analysts’ reports or recommendations;
●	the failure of securities analysts to cover our Common Stock or changes in financial estimates by analysts;
●	the inability to meet the financial estimates of analysts who follow our Common Stock;
●	the issuance of any additional securities of ours;
●	investor perception of our company and of the industry in which we compete; and
●	general economic, political and market conditions.

The concentration of our share capital ownership among our largest shareholders, and their affiliates, will limit your ability to influence corporate matters.

As of October 31, 2023, our five largest shareholders collectively own approximately 25.6% of our issued and outstanding Common Stock. Consequently, these shareholders have significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

Our Common Stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our Common Stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our Common Stock is not currently considered a “penny stock” since it is listed on the NYSE American, if we are unable to maintain listing and our Common Stock is no longer listed on the NYSE American, unless we maintain a per-share price above $5.00, our Common Stock will become a “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

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Legal remedies available to an investor in “penny stocks” may include the following:

● If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

● If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our Common Stock or our warrants and may affect your ability to resell our Common Stock and our warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our Common Stock or our warrants will not be classified as a “penny stock” in the future.

Certain of our executive officers and directors have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our executive officers and directors, who are responsible for managing the direction of our operations, hold positions of responsibility with other entities (including affiliated entities) that are in the oil and natural gas industry. These executive officers and directors may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are, or may become, affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our favor. For additional discussion of our management’s business affiliations and the potential conflicts of interest of which our stockholders should be aware, see “Certain Relationships and Related Party Transactions.”

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Common Stock to be less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We do not intend to pay dividends on our Common Stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

We do not plan to declare dividends on shares of our Common Stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our Common Stock appreciates, which may not occur, and you sell your shares at a profit. There is no guarantee that the price of our Common Stock that will prevail in the market after this offering will ever exceed the price that you pay.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop our current discoveries and prospects;
●	uncertainties inherent in making estimates of our oil and natural gas data;
●	the successful implementation of our prospect discovery and development and drilling plans with the South Salinas Project;
●	projected and targeted capital expenditures and other costs, commitments and revenues;
●	our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;
●	the ability to obtain financing and the terms under which such financing may be available;
●	the volatility of oil and natural gas prices;
●	the availability and cost of developing appropriate infrastructure around and transportation to our discoveries and prospects;
●	the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;
●	other competitive pressures;
●	potential liabilities inherent in oil and natural gas operations, including drilling risks and other operational and environmental hazards;
●	current and future government regulation of the oil and gas industry;
●	cost of compliance with laws and regulations;
●	changes in environmental, health and safety or climate change laws, greenhouse gas regulation or the implementation of those laws and regulations;
●	environmental liabilities;
●	geological, technical, drilling and processing problems;
●	military operations, terrorist acts, wars or embargoes;
●	the cost and availability of adequate insurance coverage;
●	our vulnerability to severe weather events; and
●	other risk factors discussed in the “Risk Factors” section of this prospectus.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

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In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

INDUSTRY AND OTHER DATA

This prospectus contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor definitions have been verified by an independent source.

The industry in which we operate is subject to risks and uncertainties due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock upon the conversion of the Note by the Selling Stockholders. However, we will receive proceeds from the exercise of the Common Warrants by the Selling Stockholders to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the Common Warrants, assuming all the Common Warrants from the First Tranche (as defined below) are exercised at their exercise price of $1.20 and subject to the amount of additional Warrants issuable in the Second Tranche (as defined below) under a Securities Purchase Agreement between the Company and the Investor, dated as of October 4, 2023 (the “October 2023 SPA”), will be at a minimum $1,040,042. We do not know, however, whether any of the Common Warrants will be exercised or, if any of the Common Warrants are exercised, when they will be exercised. It is possible that the Warrants will expire and never be exercised. There are circumstances under which the Common Warrants may be exercised on a cashless basis. In these circumstances, even if the Common Warrants are exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect. We intend to use the aggregate net proceeds from the exercise of the Common Warrants for general corporate purposes, including working capital. The actual allocation of proceeds realized from the exercise of these Common Warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The Selling Stockholders will pay any expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of its shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

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MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is listed on the NYSE American under the symbol “TPET.” A description of our Common Stock is set forth under the heading “Description of Our Securities” beginning on page 77 of this prospectus.

The last reported sale price for our Common Stock on December 5, 2023 was $0.325 per share.

Holders

As of December 5, 2023, there were 30,794,720 shares of our Common Stock, held by approximately 46 stockholders of record. No shares of our preferred stock are designated, issued or outstanding.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

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PRIVATE PLACEMENT

On October 4, 2023, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an institutional investor (the “Investor”). The Securities Purchase Agreement provides for loans in an aggregate principal amount of up to $3.5 million under two tranches. On October 4, 2023, the initial closing date, the investor funded approximately $1.86 million (less commitment fees and net of original issue discount of 7%) in a private placement offering, pursuant to the terms and conditions of the Securities Purchase Agreement (the “Private Placement”), and the Investor also agreed to fund the remaining $1.395 million (less commitment fees and net of original issue discount of 7%) in a second closing, after the Company provides written confirmation to the investor and subject to the mutual consent of the Investor and the Company that (i) stockholder approval of the transactions has been obtained, for the purpose of complying with the NYSE/NYSE American Rules requiring stockholder approval for the issuance by the Company of shares of its Common Stock, in excess of 5,899,299 share of Common Stock (20% of 29,496,492 shares of Common Stock outstanding on October 4, 2023, in connection with the conversion and exercise of the securities issued pursuant to the provision of the Securities Purchase Agreement); (ii) that a Registration Statement on Form S-1 has been declared effective by the SEC for the registration of the shares of Common Stock issuable upon conversion of the Note (the “Conversion Shares”) and the Common Warrant (as defined below) (the “Common Warrant Shares”) and (iii) there is no Event of Default (as defined in the Securities Agreement) that has occurred or will occur as a result of such additional funding and in full force and effect.

In consideration for the investor’s funding provided at the initial closing under the Securities Purchase Agreement, on October 4, 2023, the Company issued and sold to the Investor, in the Private Placement, (A) a senior secured convertible promissory note in the aggregate principal amount of $2,000,000 (the “Note”) and (B) a warrant to purchase up to 866,702 shares of Common Stock at an initial exercise price of $1.20 per share, subject to certain adjustments (the “Common Warrant”).

In connection with the Securities Purchase Agreement, on October 4, 2023, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investor pursuant to which the Registrable Securities (as defined therein) held by the investor, subject to certain conditions, are entitled to registration under the Securities Act. Pursuant to Registration Rights Agreement, the Company is required to, within 30 days after the date thereof (i.e. November 3, 2023), file with the SEC (at the Company’s sole cost and expense) the Resale Registration Statement to register the Conversion Shares and the Common Warrant Shares and to cause such Resale Registration Statement to be declared effective within 60 days after the applicable filing date of the Resale Registration Statement.

Under the terms of the Securities Purchase Agreement, the Registration Rights Agreement and the Note, the Company is required to reserve and register an aggregate of 13,161,976 shares of Common Stock in the Resale Registration Statement, which represents 200% of the total number of shares of Common Stock issuable upon conversion of the Note at an exercise price equal to the floor price of $0.35 per share set forth in the Note and 200% of the total number of shares of Common Stock issuable upon exercise of the Common Warrant.

Additionally, pursuant to the terms of an Engagement Agreement, dated May 17, 2023, between the Company and the Placement Agent, the Company issued the Placement Agent Warrant to the Placement Agent exercisable for up to 83,333 shares of Common Stock, at an initial exercise price of $1.32 per share, subject to certain adjustments. The Company has also agreed to include the 83,333 Placement Agent Warrant Shares for registration in the Resale Registration Statement.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Note and/or exercise of the Warrants. For additional information regarding the issuances of the Note and the Warrants, see “Private Placement” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and the Warrants, and as otherwise provided below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each of the Selling Stockholders, based on its ownership of the shares of Common Stock, the Note (based on the number of Conversion Shares which may be received upon conversion of the Note at a conversion price of $0.35 per share (the floor price under the Note)) and the Warrants, as applicable, immediately prior to this Offering, assuming the full conversion of the Note, by the Investor, and the full exercise of the applicable Warrants, by the Selling Stockholders for all shares of Common Stock thereunder, without regard to any limitations on exercises. The third and fourth columns assume the sale of shares of Common Stock convertible under the Note, by the Investor, and exercisable by the Selling Stockholders under the Warrants, pursuant to this prospectus.

The third column also lists the shares of Common Stock being registered by this prospectus for the resale of the shares of Common Stock by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Investor, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon conversion of the Note and the exercise of the Common Warrant by the Investor. This prospectus also covers the resale of the maximum number of shares of Common Stock issuable upon conversion of the Placement Agent Warrant by the Placement Agent.

Under the terms of the Note and the Warrants, a Selling Stockholder may not exercise the Investor may not convert the Note and neither of the Selling Stockholders may exercise the Common Warrant or the Placement Agent Warrant, as applicable, to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such conversion or exercise, as applicable, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Note or exercise of such Warrants which have not been exercised. The number of shares of Common Stock ,in the table below, being registered by this prospectus for resale by the Selling Stockholders, does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Shares Beneficially Owned prior to Offering		Shares Registered by this Prospectus		Shares Beneficially Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
L1 Capital Global Opportunities Master Fund Ltd.	1,549,178	(2)	13,161,976	(3)	—	—
Spartan Capital Securities LLC	100,000	(4)	83,333	(5)	100,000	*-

*	Less than 1%

(1)	Percentages are based on 30,794,720 shares of Common Stock outstanding as of December 5, 2023.

(2)	Beneficial ownership reflects shares of Common Stock which are convertible under the Note, within the next 60 days, at a conversion price of $1.20 per share, and excludes additional shares of Common Stock underlying the Note, and an additional 866,702 shares of Common Stock underlying the Common Warrant, at an exercise price of $1.20 per share, subject to a beneficial ownership limitation (the “Beneficial Ownership Limitation”) on the Investor’s ability to convert the Note and exercise the Common Warrant, to the extent any such conversion or exercise would cause the Investor to beneficially own more than 4.99% of the outstanding shares of the Company, which may be increased to up to 9.99% with 61 days’ notice. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund, Ltd. As such they may be deemed to be beneficial owners of such shares of Common Stock. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The business address of L1 Capital Global Opportunities Master Fund., Ltd. is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(3)	Consists of (i) 13,161,976 shares of Common Stock, (ii) 11,428,572 shares of Common Stock issuable upon full conversion of the Note and (iii) 1,733,404 shares of Common Stock issuable upon full exercise of the Common Warrant. This reflects 200% of the number of shares (i) convertible under the Note at a conversion price of $0.35 (the floor price under the Note) and (ii) exercisable under the Common Warrant, as required to be registered under the terms of the October 2023 SPA and the related registration rights agreement between the Company and the Investor (the “October 2023 RRA”). This does not reflect the Beneficial Ownership Limitation.

(4)	Consists of 100,000 shares of Common Stock that may be exercised under an outstanding warrant, within the next 60 days, at an exercise price of $3.30 per share. The Placement Agent Warrant may not be exercised for any of the 83,333 shares of Common Stock, available thereunder, within the next 60 days. The business address of Spartan Capital Securities LLC is 45 Broadway, 19th Floor, New York, NY 10006.

(5)	Consists of all shares available for exercise under the Placement Agent Warrant, notwithstanding that the Placement Agent Warrant is not exercisable for any of the shares of Common Stock thereunder within the next 60 days.

Material Relationships with Selling Stockholders

Except for the ownership of the Note and the Warrants, and the transactions described below, none of the Selling Stockholders have had any material relationship with us within the past three years:

Initial Public Offering

On April 17, 2023, we entered into an Underwriting Agreement with the Placement Agent, as representative of the underwriters named on Schedule 1 thereto relating to a firm commitment underwritten initial public offering of our Common Stock. On April 20, 2023, pursuant to the Underwriting Agreement, we issued a warrant to the Placement Agent to purchase up to an aggregate of 100,000 shares of Common Stock. As of October 31, 2023, this warrant had not been exercised for any of the shares available for exercise thereunder.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of: (i) the date that all securities covered by the by the October 2023 RRA have been sold, or (ii) the two years after the date that the Registration Statement is declared effective. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and operating results together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. We assume no obligations to update any of these forward looking statements. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements. For convenience of presentation some of the numbers have been rounded in the text below.

Overview

The Company was incorporated in the state of Delaware on July 19, 2021. The Company is an independent energy company engaged in the acquisition, exploration and development of oil and gas properties, currently primarily in the approximately 9,300 acre South Salinas Project (the “South Salinas Project”) and the McCool Ranch Oil Field (the “McCool Ranch Oil Field”), both of which are located in Monterey, California. The Company is headquartered in Bakersfield, California, with its principal offices located at 5401 Business Park, Suite 115, Bakersfield, CA, 93309.

We have no revenue generating operations as of the date of this prospectus.

South Salinas Project

We initiated operations with the acquisition from Trio LLC of 82.75% working interest in the South Salinas Project under the terms of a Purchase and Sale Agreement (the “PSA”) dated September 14, 2021. Our working interest was later increased by 3.026471% and we currently hold an approximate 85.75% working interest and an approximate 68.6% net revenue interest (after all royalties) in the South Salinas Project. The working interest we own includes leases, wells, inventory and 3D seismic data.

The PSA stipulated that we were to pay to Trio LLC $4,000,000.00 in cash (the “Cash Consideration”) and to issue to Trio LLC 4,900,000 shares of our Common Stock (the “Equity Consideration”). The Cash Consideration at that time was structured to be paid to Trio LLC in a First Installment of $100,000.00 as a fee, in a Second Installment of $200,000.00 to be used for select expenditures (e.g., road construction and well-site preparation) as provided in the HV-1 AFE, and a Third Installment of $3,700,000.00 of which $2,000,000.00 was a fee and of which $1,700,000.00 was to be used for select expenditures in drilling and completing the HV-1 well as provided for in the HV-1 AFE. The First, Second and Third Installment payments were paid in the amounts stipulated under the PSA, except that some of the $1,700,000.00 portion of the Third Installment was reallocated to cover other costs under various amendments to the PSA, and the final payment of the Third Installment was changed under the Fourth Amendment to the PSA to be the actual amount of an updated HV-1 AFE and not the prior fixed amount of $1,700,000.00. The Cash Consideration due to Trio LLC has been fully paid and the Equity Consideration due to Trio has been satisfied through share issuance. At the time of the acquisition, the share issuance in the Equity Consideration constituted 45% of the total number of outstanding shares of the Company. The Company accounted for the purchase as an asset acquisition, as prescribed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 – Business Combinations. The asset and associated asset retirement obligations (“ARO”) were recorded based on relative fair value at the estimated fair value of the consideration paid.

There are two contiguous areas of notable oil/gas accumulations in the South Salinas Project, being the Humpback Area (the “Humpback Oil Field”) that occurs in the northern part of the project, and the Presidents Area (the “Presidents Oil Field) that occurs in the southern part of the project. Discovery wells have been drilled and completed at both Humpback Oil Field and Presidents Oil Field. The HV-3A well is the first well drilled at the Presidents Oil Field and is its discovery well. About five wells have been drilled at the Humpback Oil Field and of these we consider the BM 2-2 well as its discovery well.

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We believe the South Salinas Project has the potential to be significant, with an estimated 39.0 million barrels of oil (“MMBO”) plus 40.0 billion cubic feet of gas (“BCFG”), or 45.7 million barrels of oil equivalent (“BOE”), in Probable (P2) Undeveloped reserves and an approximate 92.4 MMBO plus 148.8 BCFG, or 117.2 million BOE, in Possible (P3) Undeveloped reserves. Note that the conversion rate used is 6.0 Mcf per 1 BOE.

We own approximately 30 square miles of three dimensional seismic data (“3D seismic”) at the project. An integrated interpretation of the 3D seismic data and of well data indicates that Presidents is a large anticlinal feature covering an area of approximately 1,300 acres, with a major structural, anticlinal high at the location of the HV-3A discovery well, and with two separate, four-way closed anticlines at the northwest, down-plunge-end of the feature. The structural feature at Presidents is best characterized as a positive flower structure resulting from transpressional deformation along strike slip faults including the major Rinconada Fault.

One of our objectives was to drill the HV-1 confirmation well at the Presidents Oil Field immediately after our IPO. This objective has been accomplished. The HV-1 well spud on about May 5, 2023, and was completed at its total depth (“TD”) of about 6,641feet (measured depth) on about May 15, 2023.

The HV-1 well is located at Presidents Oil Field about two miles northwest of the HV-3A discovery well and for this reason it is considered a “confirmation well” intended to help confirm the size of lateral extent of the field. The HV-1 surface hole location (“SHL”) is located in about the center of T24S-R10E-Section 14. The well was directionally drilled approximately 2,600 feet toward the southeast and its bottom hole location (“BHL”) is located in T24S-R10E-Section 13.

The HV-1 confirmation well is located on the larger of the aforementioned two down-plunge, four-way closed anticlines. The down-plunge anticline at the HV-1 well covers about 160 acres, or about 12% of Presidents Oil Field. Establishing commercial oil/gas production at the HV-1 well would help confirm that there are about 1,300 oil/gas productive acres at Presidents, whereas noncommercial oil/gas production at the HV-1 well might reduce the potential productive area at Presidents by about 12% to about 1,140 acres.

There were primarily three reservoir objectives in the HV-1 well, being the Yellow Zone (aka Yellow Chert), the underlying Brown Zone (aka Brown Chert) and the underlying Mid-Monterey Clay, all of which are stratigraphic subunits of the Miocene-age Monterey Formation. The Yellow and Brown zones are both attributed oil and gas reserves at Presidents in the Company’s reserve report as filed with the SEC. The Mid-Monterey Clay is nowhere assigned reserves in the Company’s reserve report, although it did have significant oil/gas shows in the HV-3A discovery well and periodically flowed oil and gas to surface at said well.

The 3D seismic data indicate that the Yellow and Brown zones have four-way closure (i.e., anticlinal rollover in one of the subsidiary, down-plunge anticlines) at the location of the HV-1 well, whereas at this location the Mid-Monterey Clay may have fault closure (within the positive flower structure) but lacks rollover. The directional drilling plan for the HV-1 well was designed such that the well would penetrate the Yellow and Brown zones near the tops of their anticlinal closures and to continue downward into the Mid-Monterey Clay where anticlinal closure apparently does not occur.

The Yellow Zone, Brown Zone and Mid-Monterey Clay were encountered in the HV-1 well largely as predicted including with respect to depth, thickness, lithology, wireline-log characteristics and oil and gas shows including free oil in cuttings and in the mud pit. The Company believes that the HV-1 well has confirmed that there is a major oil and gas accumulation in the Presidents Oil Field, as the Company announced in a press release on May 16, 2023.

Confirmation of a major oil and gas accumulation by itself does not confirm whether economic oil/gas production can be established. The HV-1 well is currently being production tested to evaluate commerciality. Production testing at the HV-1 well is currently being carried-out from the bottom up (i.e., by testing the deepest zone first and working upward to shallower zones). Initial testing of the Mid-Monterey Clay, which is the deepest zone penetrated in the HV-1 well, and of the overlying Brown Zone, has been carried-out. Testing of the Yellow Zone, which overlies the Brown Zone, was expected to commence about one week prior to the date of this filing. Oil and gas were produced during the testing of both the Mid-Monterey Clay and the Brown Zone but as of the date of this filing a determination has not yet been made as to whether the HV-1 well is capable of commercial oil/gas production.

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The Mid-Monterey Clay is the deepest zone penetrated in the HV-1 well and initial testing of this interval was carried-out first, before the testing of overlying zones. An interval of the Mid-Monterey Clay was perforated and acidized (for borehole cleanup) and it was then tested via swabbing. “Swabbing” is a process that pulls liquids (e.g., oil, gas, water, drilling mud, acid used for borehole cleanup, etc.) that are in a well to the surface (e.g., to storage tanks) by pulling up a cable with attached concave-up, rubber swab cups. The liquids are then inspected at the surface to evaluate volumes, relative percentages of the various liquids and other parameters such oil gravity, water salinity, etc. On average a swab run may be made every 10 or 15 minutes or so, recovering commonly about 4 to 6 barrels of fluid each run. The Mid-Monterey Clay was swabbed for about 11 days, during which time it commonly recovered liquids at rates of about 300-500 barrels of fluid per day (“BFPD”), including on average about 2 to 3 barrels of oil per day (“BOPD”) and some natural gas. Oil was recovered at rates up to about 125 BOPD when it was possible to lower the fluid level in the well. It has not yet been determined whether the Mid-Monterey Clay is capable of commercial oil/gas production in the HV-1 well.

The second interval that underwent initial testing in the HV-1 well is the Brown Zone (aka “Brown Chert”), which directly overlies the Mid-Monterey Clay. Most of the Brown Zone was perforated and acidized (for borehole cleanup) and it was then tested via swabbing for about 7 days, during which time it commonly recovered liquids at rates of about 400-700 BFPD, including on average about 1 to 2 BOPD and some natural gas. Oil was recovered during swabbing at rates up to about 19 BOPD when it was possible to minimally lower the fluid level in the well. The Brown Zone was then put on pump for about 8 days during which time it commonly recovered liquids at rates of about 320 BFPD with minor amounts of oil and natural gas. An upper interval of the Brown Zone was then put on pump for about 5 days during which time it commonly recovered liquids at rates of about 220 BFPD including oil at rates that could not be accurately determined. It has not yet been determined whether the Brown Zone is capable of commercial oil/gas production in the HV-1 well.

The latest interval to undergo initial testing in the HV-1 well is the Yellow Zone (aka “Yellow Chert”), which overlies the Brown Zone. An upper part of the Yellow Zone was perforated on October 20, 2023. The results from this testing will be disclosed when available.

After the testing of the Yellow Zone is complete, the Company may determine to test an interval in the Upper-Monterey Clay that overlies the Yellow Zone. Subsequently and/or otherwise, the Company expects to put one or more of the Mid-Monterey Clay, Brown Zone, Yellow Zone and/or Upper-Monterey Clay intervals on pump for continued testing and/or oil/gas production.

The Company remains optimistic that the HV-1 well will prove capable of commercial oil/gas production. However, as noted elsewhere above, a determination has not yet been made as to whether the HV-1 well is capable of commercial oil/gas production.

The Company has drilling permits from Monterey County for two additional wells at the South Salinas Project, being the HV-2 well and the HV-4 well. The Company may drill one or both of these wells in the fourth quarter of 2023 or the first quarter of 2024. The Company is evaluating whether to drill both of these wells into Presidents Oil Field, or to drill one into Presidents Oil Field and one into Humpback Oil Field. This determination will be made, in part, based on the results of the initial oil and gas production at the HV-1 well. If production at the HV-1 well is good-to-excellent, then the Company may determine it appropriate to drill both the HV-2 and HV-4 wells into the Presidents Oil Field.

For the period from July 19, 2021 (inception) through October 31, 2021, we generated no revenues, reported a net loss of $102,064, and cash flow used in operating activities of $258,923. For the year ended October 31, 2022, we generated no revenues, reported a net loss of $3,800,392 and cash flows used in operating activities of $502,144. For the nine months ended July 31, 2023, we generated no revenues, reported a net loss of $5,224,839, and cash flows used in operating activities of $2,542,360. As of July 31, 2023, we had an accumulated deficit of $9,127,295. There is substantial doubt regarding our ability to continue as a going concern as a result of our accumulated deficit and no source of revenue sufficient to cover our cost of operation as well as our dependence on private equity and financings. See “Risk Factors—Risks Relating to Our Business—We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the year ended October 31, 2022 and for the period from July 19, 2021 (inception) through October 31, 2021.”

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Planned Oil and Gas Activities

The Company will continue testing of the HV-1 well, as discussed at length elsewhere in this document.

The Company has drilling permits from Monterey County for two additional wells at the South Salinas Project, being the HV-2 well and the HV-4 well. The Company may drill one or both of these wells in Q4, 2023 or Q1, 2024.

The Company will continue to pursue additional permits for the South Salinas Project.

The Company is making an investment to restart production at McCool Ranch Oil Field.

The Company will continue to review potential acquisitions of oil and gas opportunities.

Going Concern Considerations

The Company has not generated any revenues and has incurred significant losses since inception. As of July 31, 2023, the Company has an accumulated deficit of $9,127,295 and working capital of $807,614, and for the three and nine months ended July 31, 2023, net losses of $2,170,601 and $5,224,839, respectively. To date, the Company has been funding operations through proceeds from the issuance of common stock, financing through certain investors and the consummation of its IPO in April 2023. There is substantial doubt regarding our ability to continue as a going concern as a result of our accumulated deficit and no source of revenue sufficient to cover our costs of operations as well as our dependence on private equity and financing. See “Risk Factors-Risks Relating to Our Business-We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the year ended October 31, 2022 and for the period from July 19, 2021 (inception) through October 31, 2021.”

The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. As we are not generating revenues, we need to raise a significant amount of capital to pay for our development, exploration, drilling and operating costs. While the Company raised capital in April 2023 in connection with its IPO, and also raised additional capital in the convertible note financing, the first closing of which occurred on October 4, 2023 and will receive additional capital in the second closing of this financing occurs, we expect to require additional funding in the future and there is no assurance that we will be able to raise additional needed capital or that such capital will be available under favorable terms. We are subject to all the substantial risks inherent in the development of a new business enterprise within an extremely competitive industry. Due to the absence of a long-standing operating history and the emerging nature of the markets in which we compete, we anticipate operating losses until we can successfully implement our business strategy, which includes all associated revenue streams. We may never achieve profitable operations or generate significant revenues.

The Company will require additional capital funding in order to drill our planned HV-2 and HV-4 wells and to provide for additional development costs and other payment obligations and operating costs until our planned revenue streams are fully-implemented and begin to offset our operating costs, if ever.

Since our inception, we have funded our operations with the proceeds from equity and debt financing. We have experienced liquidity issues due to, among other reasons, our limited ability to raise adequate capital on acceptable terms. We have historically relied upon the issuance of equity and promissory notes that are convertible into shares of our common stock to fund our operations and have devoted significant efforts to reduce that exposure. We anticipate that we will need to issue equity to fund our operations for the foreseeable future. If we are unable to achieve operational profitability or we are not successful in securing other forms of financing, we will have to evaluate alternative actions to reduce our operating expenses and conserve cash.

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the condensed financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The condensed financial statements included in this report also include a going concern footnote. See Note 3 to our condensed financial statements.

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Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

RESULTS OF OPERATIONS

Nine Months Ended July 31, 2023 compared to the Nine Months Ended July 31, 2022 (unaudited)

	For the Nine Months Ended July 31,
	2023	2022	Change	% Change
Operating expenses:
Exploration expenses	$225,052	$28,669	$196,383	685.0%
General and administrative expenses	2,215,775	685,565	1,530,210	223.2%
Stock-based compensation expense	896,947	-	896,947	100.0%
Accretion expenses	2,084	2,084	-	-
Total operating expenses	3,339,858	716,318	2,623,540	366.3%
Loss from Operations	(3,339,858)	(716,318)	(2,623,540)	366.3%

Other expenses:
Interest expenses	746,930	1,046,106	(299,176)	28.6%
Penalty fees	-	1,322,933	(1,322,933)	(100.0)%
Loss on settlement	13,051	-	13,051	100.0%
Loss on note conversion	1,125,000	-	1,125,000	100.0%
Total other expenses	1,884,981	2,369,039	(484,058)	(20.4)%
Loss before income taxes	(5,224,839)	(3,085,357)	(2,139,482)	69.3%
Income tax benefit	-	-	-	-
Net loss	$(5,224,839)	$(3,085,357)	$(2,139,482)	69.3%

Exploration expenses

Exploration expenses increased by approximately $0.2 million as compared to the prior year period due to an increase in exploratory, geological, and geophysical costs incurred during the year.

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General and administrative expenses

General and administrative expenses increased for the nine months ended July 31, 2023 by approximately $1.5 million as compared to the prior period due to increased advertising and marketing fees of $380,000 that were part of the Company’s post IPO investor relations’ programs, consulting fees of $406,000, director fees of $80,000, increased legal fees of approximately $200,000 and increased salaries expenses of approximately $320,000.

Stock-based compensation expense

Stock-based compensation increased by approximately $0.9 million for the nine months ended July 31, 2023 as compared to the prior period due to the amortization of approximately $575,000 in expense for restricted shares, as well as expense for shares issued for services in the amount of approximately $285,000.

Accretion expenses

For the nine months ended July 31, 2023, accretion expenses remained consistent with that of the prior year period. The Company expects accretion expenses to remain constant throughout the remaining calendar year of 2023.

Other expenses, net

For the nine months ended July 31, 2023, Other expenses, net remained relatively the same when compared to the prior year period. The minimal change of approximately $0.5 million is due to i) an overall decrease in non-cash interest expense of $0.3 million from the amortization of debt discounts in the current nine-month period and ii) a net decrease of $0.2 million from an off-setting of one-time charges; one for $1.3 million in penalty fees in the prior-year period and the second of a loss on conversion of $1.1 million in the current period.

Year Ended October 31, 2022 compared to the Period from July 19, 2021 (inception) through October 31, 2021

For the year ended October 31, 2022, operating expenses increased by approximately $742,079, or 1160%, to $806,028 compared to operating expenses of $63,949 for the period from July 19, 2021 (inception) through October 31, 2021. The operating expenses for the year ended October 31, 2022 was attributable to exploration expense of $28,669, general and administrative expenses of $365,390, legal fees of $409,191 and accretion expense of $2,778. We also incurred other expenses for the year ended October 31, 2022 of $2,994,364, of which $1,661,981 was attributable to interest expenses and $1,322,933 was attributable to penalty fees associated with debt. The operating expenses for the period from July 19, 2021 (inception) through October 31, 2021 were attributable to exploration expense of $38,763, general and administrative expenses of $17,313, legal fees of $7,514 and accretion expense of $359. We also incurred other expenses of $38,115, which was attributable to interest expenses.

Net Loss

For the year ended October 31, 2022, net loss increased by approximately $3,698,328, or 3623%, to approximately $3,800,392 compared to net loss of $102,064 for the period from July 19, 2021 (inception) through October 31, 2021.

Liquidity and Capital Resources

Working Capital/(Deficiency)

Our working capital as of July 31, 2023, in comparison to our working capital deficiency as of October 31, 2022, can be summarized as follows:

	July 31,	October 31,
	2023	2022
Current assets	$1,630,318	$1,752,529
Current liabilities	822,704	6,710,652
Working capital (deficiency)	$807,614	$(4,958,123)

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Current assets decreased slightly because of i) an increase to the cash account of approximately $1.4 million, offset by ii) a decrease in deferred offering costs of approximately $1.6 million, both of which are due to the consummation of our IPO, which resulted in net cash proceeds of $4,940,000 and the complete reduction of deferred offering costs asset account. The decrease in current liabilities is due to i) the conversion of senior secured convertible promissory notes with an aggregate principal amount of $4.5 million into shares upon completion of the IPO and ii) the repayment of a) a related party notes payable for approximately $1.0 million and b) a bridge note in the amount of approximately $440,000, both of which occurred upon consummation of our IPO.

As of July 31, 2023, we had $1,630,318 in current assets and $822,704 in current liabilities. We had $1,506,028 in cash and cash equivalents and our accumulated deficit was $9,127,295.

As of October 31, 2022, we had $1,752,529 in current assets and $6,710,652 in current liabilities. We had $73,648 in cash and our accumulated deficit was $3,902,456.

Cash Flows

	Year ended	For the Period from July 19, 2021 (inception) through	Nine Months ended
	October 31, 2022	October 31, 2021	July 31, 2023	July 31, 2022

Net Cash used in operating activities	$(502,144)	$(258,923)	$(2,542,360)	$(425,053)
Net Cash used in investing activities	-	(300,000)	(1,804,050)	-
Net Cash provided by financing activities	496,915	637,800	5,778,790	387,700
Net increase (decrease) in cash	$(5,229)	$78,877	$1,432,380	$(37.353)

Cash Flows From Operating Activities

For the nine months ended July 31, 2023 and 2022, cash used in operating activities was $2,542,360 and $425,053, respectively. The cash used in operations for the nine months ended July 31, 2023 was primarily attributable to our net loss of $5,224,839, adjusted for non-cash expenses in the aggregate amount of $2,481,724, as well as $200,756 of net cash provided to fund changes in the levels of operating assets and liabilities. Our cash used in operations for the nine months ended July 31, 2022 was primarily attributable to our net loss of $3,085,357, adjusted for non-cash expenses in the aggregate amount of $2,266,572, as well as $393,732 of net cash provided to fund changes in the levels of operating assets and liabilities.

For the year ended October 31, 2022, we used $502,144 of cash in our operating activities, which was primarily attributable to increased interest expenses and penalty fees related to debt, as well as increased expenses related to our IPO.

For the period from July 19, 2021 (inception) through October 31, 2021, we used $258,923 of cash in our operating activities, which was primarily attributable to increased expenses related to our IPO.

Cash Flows From Investing Activities

For the nine months ended July 31, 2023 and 2022, cash used in investing activities was $1,804,050 and $0, respectively. The cash used during the current period is attributable to approximately $2.9 million related to drilling exploratory wells and approximately $0.3 million related to acquisition and reserve analysis costs, both of which were capitalized and are reflected in the balance of the oil and gas property as of July 31, 2023. These amounts were offset by approximately $1.4 million in amounts used from the Advance to Operators account, which is designated for costs for the HV-1 well.

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For the period from July 19, 2021 (inception) through October 31, 2021, we used $300,000 of cash in our investing activities, which was attributable to cash paid for the acquisition of our unproved oil and gas properties.

Cash Flows From Financing Activities

For the nine months ended July 31, 2023 and 2022, cash provided by financing activities was $5,778,790 and $387,700, respectively. Cash provided by financing activities during the nine months ended July 31, 2023 was primarily attributable to $6.4 million in gross proceeds from the issuance of common stock and $1.8 million in net proceeds from the exercise of warrants, offset by the payment of offering costs of approximately $1.0 million and the payment of notes payables of approximately $1.5 million. Cash provided by financing activities during the nine months ended July 31, 2022 was primarily attributable to approximately $4.5 million in gross proceeds from the issuance of notes payables to investors, offset by the repayment of notes payables of approximately $2.9 million and $1.1 million for the aggregate payment of debt issuance costs and deferred offering costs.

The Company’s cash change was approximately an increase of $1.4 million as of July 31, 2023. Management believes that the cash on hand and working capital are sufficient to meet its current anticipated cash requirements for anticipated capital expenditures and operating expenses for the next twelve months.

For the year ended October 31, 2022, we received $496,915 from the issuance of debt and common stock.

For the period from July 19, 2021 (inception) through October 31, 2021, we received $637,800 from the issuance of common stock.

Contractual Obligations and Commitments

Note Payable — Related Party

On September 14, 2021, the Company entered into a related party note payable with Trio LLC as part of the agreement for the purchase of an 82.75% working interest in the South Salinas Project, which was later increased to an 85.75% working interest. Per the Third Amendment signed on May 27, 2022, a portion of a previous payment made to Trio LLC was used to fund a lease extension payment to a third-party; as the payment previously made was to be used for other expenditures, the amount used to fund the lease extension was added to the remaining amount due to Trio LLC, increasing it from $780,000 to $1,032,512. Per an extension signed during March 2023 to the Fourth Amendment, the Company made a final payment of $1,032,512 upon the consummation of its IPO. As of July 31, 2023 and October 31, 2022, the balance of the related party note payable was $0 and $1,025,497 (net of imputed interest of $7,015), respectively, with aggregate payments made of $1,032,512 and $2,920,000, respectively, and interest expense recognized of $0 and $7,015 for the three and nine months ended July 31, 2023, respectively, and $15,215 and $80,136 during the three months and nine months ended July 31, 2022, respectively.

Fourth Amendment to Purchase and Sale Agreement

On December 22, 2022, the Company and Trio LLC entered into the Fourth Amendment to the Purchase and Sale Agreement (the “Fourth Amendment”).

The terms of the Fourth Amendment provide for the following:

The Company was granted a 120 day option (commencing on January 1, 2023, now expired) to acquire any or all of the following three assets currently owned in part by Trio LLC (the “Optioned Assets”). The price for this option was $150,000 (the “Option Fee”), which was paid by the Company to Trio LLC. The Optioned Assets are as follows:

●	The Hangman Hollow Field (aka McCool Ranch Oil Field) asset with an option to acquire Trio LLC’s 44% working interest and their Operatorship;

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●	The Kern Front Field asset with an option to acquire Trio LLC’s 22% working interest and their Operatorship; and
●	The Union Avenue Field with an option to acquire Trio LLC’s 18% working interest and their Operatorship;

The Optioned Assets are all located in California and are detailed in exhibits to the Fourth Amendment. In order evaluate the Optioned Assets, the Company agreed to engage KLS Petroleum Consulting LLC (“KLSP”) to do a detailed analyses and estimations of the oil and gas reserves and of the fair market values of each of these three assets, at a cost not to exceed $40,000. This analysis is ongoing. The 120-day option period has now expired but the Company and Trio LLC are nevertheless continuing to work together cooperatively toward the goal of facilitating the Company’s acquisition of the Optioned Assets.

On May 12, 2023, the Company announced the signing of an Acquisition Agreement to potentially acquire up to 100% of the working interest in the Union Avenue Field. However, the Company and Trio LLC did not agree on terms and the transaction did not close.

The Company paid Trio LLC $60,529.40, which amount is one-half (1/2) of the amount paid by Trio LLC to acquire additional working interest in the South Salinas Project, for which payment the Company assigned an additional 3.026471% working interest in the South Salinas Project, which working interest amount is one-half (1/2) of the working interest that was acquired by Trio LLC. This assignment was completed.

The Company agreed to start the process of pursuing and consummating additional lease acquisitions in the areas deemed by the parties to be higher priority areas lying within and around the South Salinas Project Area. Such acquisitions shall be for an aggregate purchase price not to exceed approximately $79,000.00. Some leases were acquired in February and March 2023, as described more-fully elsewhere hereunder.

The Company authorized Trio LLC to engage the services of a contractor to do road access work and dirt-moving work (estimated to cost approximately $170,000.00) that was necessary before the commencement of drilling the HV-1 well.

The Company agreed, retroactively commencing on May 1, 2022, to accrue a monthly consulting fee of $35,000.00, due and payable by the Company to Trio LLC no later than two weeks following the closing date of Company’s IPO. This fee is intended to cover the work being done for the Company by Trio LLC’s employees prior to the closing date of the Company’s IPO.

Unproved Properties Leases

As of July 31, 2023, the Company holds various leases related to the unproved properties of the South Salinas Project. Two of the leases are held with the same lessor. The first lease covers 8,417 acres and is currently in “force majeure” status. On May 27, 2022, the Company entered into an Amendment to the lease agreement which provides for an extension of the current force majeure status for an additional, uncontested twelve months, during which the Company will be released from having to evidence to the lessor the existence of force majeure conditions. As consideration for the granting of the lease extension, the Company paid the lessor a one-time, non-refundable payment of $252,512; this amount was capitalized and is reflected in the balance of the oil and gas property as of October 31, 2022. The extension period commenced on June 19, 2022. As of July 31, 2023, the “force majeure” status was extinguished by the drilling of the HV-1 well; the validity of the lease is maintained by the drilling of the well, which is in production testing.

The second lease covers 160 acres of the South Salinas Project; it is currently held by delay rental and is renewed every three years. Until drilling commences, the Company is required to make delay rental payments of $30/acre per year. The Company is currently in compliance with this requirement and has paid in advance the delay rental payment for the period from October 2022 through October 2023.

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During February and March of 2023, the Company entered into additional leases related to the unproved properties of the SSP with two groups of lessors. The first group of leases covers 360 acres and has a term of 20 years; the Company is required to make rental payments of $25/acre per year. The Company is currently in compliance with this requirement and has paid in advance the rental payment for the period February 2023 - February 2024. The second group of leases covers 307.75 acres and has a term of 20 years; the Company is required to make rental payments of $30/acre per year. The Company is currently in compliance with this requirement and has paid in advance the rental payment for the period from March 2023 through March 2024.

As of July 31, 2023, the Company assessed the unproved properties of the South Salinas Project and those adjacent to it for impairment, analyzing future drilling plans, leasehold expiration and the existence of any known dry holes in the area. Management concluded there is no impairment allowance required as of July 31, 2023.

January 2022 Securities Purchase Agreement with Investors

On January 28, 2022, the Company entered into a Securities Purchase Agreement (“January 2022 SPA”) with GenCap Fund I LLC (“GenCap”), pursuant to which (i) in exchange for $4,500,000 in consideration, the Company issued senior secured convertible promissory notes (the “January 2022 Notes”) with an aggregate principal amount of $4,500,000 (ii) the Company issued warrants to purchase up to 50% of the number of shares of Common Stock issued upon the full conversion of the January 2022 Notes, and (iii) conditional upon a successful IPO, the Company agreed to issue commitment shares (“Commitment Shares”) to the investors (“GenCap Investors”) upon the date of the Company’s IPO. The Notes were collateralized with a security interest in the oil and gas properties, which was to be perfected by April 28, 2022. In the event the collateral was not perfected by April 28, 2022, the Company was required to deliver 4,500,000 shares (“Default Shares”) to the investors. The Default Shares were initially held in escrow until the earlier of a) the granting and perfection of the security interest, b) the conversion of the January 2022 Notes upon the IPO or c) April 28, 2022. As the Company failed to perfect the security interest and no IPO occurred by April 28, 2022, the Default Shares were delivered to the investors on April 28, 2022.

The January 2022 Notes have a maturity date on the earlier of April 30, 2023 (such maturity date being extended initially from January 28, 2023 pursuant to the amendment to the January 2022 Notes signed on January 23, 2023 and again from February 28, 2023 pursuant to the second amendment to the January 2022 Notes signed on February 23, 2023) or the IPO and bear interest at a rate of 8% per annum, which is to be accrued and paid on the maturity date. Because the Company’s IPO did not occur by August 1, 2022 and the Company did not default on the January 2022 Notes, the interest percentage increased to 15% per annum. The principal and interest payable on the January 2022 Notes will automatically convert into shares upon the IPO. The conversion price is the lesser of i) the IPO price multiplied by the discount of 50% or ii) the opening price of the shares of Common Stock on the trading day following the date of the consummation of the IPO multiplied by the discount of 50%. The number of conversion shares is the outstanding principal amount divided by the conversion price. Upon the consummation of the IPO, the debt will convert into a fixed dollar amount of $9,000,000 of a variable number of shares. Upon consummation of the IPO, the January 2022 Notes were converted into 5,038,902 shares of common stock.

The Commitment Shares were issued upon the closing of the IPO. The number of Commitment Shares issued was 375,000, which was 25% of the aggregate January 2022 Notes principal balance of $1,125,000 divided by the offering price of the IPO.

Pursuant to the terms of the January 2022 SPA, the Company issued warrants to purchase Common Stock to the GenCap Investors (the “GenCap Warrants”). The GenCap Warrants are exercisable into up to 50% of the number of shares of Common Stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price. Accordingly, upon the consummation of the IPO, warrant holders can receive up to $4,500,000 worth of Common Stock in exchange for a cash payment of 50% of the IPO price, or up to $2,250,000. The shares of Common Stock issuable upon exercise of the GenCap warrants were registered for resale on a registration statement on Form S-1 (File No. 333-272638) which became effective on July 6, 2023.

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On July 10, 2023, the Company entered into warrant exercise agreements with five of the six GenCap investors, pursuant to which the holders agreed to exercise the warrants, effective on July 10, 2023, to purchase 2,449,466 shares of Common Stock (which represented an increase of 25% over the number of shares of common stock exercisable pursuant to such GenCap Warrants on such date, as agreed to by the Company and the holders of the GenCap Warrants), and the Company agreed to reduce the exercise price of the Warrants from $1.03 to $0.80 per share with respect to the exercise of the Warrants pursuant to such Warrant Exercise Agreements. The GenCap Warrants, held by the GenCap Warrants holder who did not enter into a Warrant Exercise Agreement with the Company remained unchanged with respect to the number of shares exercisable thereunder, the exercise price and all other terms. Accordingly, 2,449,466 GenCap Warrants (original number of warrants was 1,959,573) were exercised at an exercise price of $0.80 per share for aggregate proceeds (net of equity issuance costs of $146,938) of $1,812,635. On September 20, 2023, the Company and a GenCap Warrants holder, which was assigned to such holder in July 2022, entered into an Amendment to Warrant and Agreement to Exercise Common Stock Purchase Warrant (the “Warrant Exercise & Amendment Agreement”) pursuant to which the Company agreed to amend the GenCap Warrants held by such holder in order to (i) reduce the exercise price of the GenCap Warrants from an exercise price of $1.03 per share to $0.11 per share and (ii) add a customary cashless exercise provision to such GenCap Warrants providing the holder with the ability to exercise such warrant on a “cashless basis.” Under the terms of the Warrant Exercise & Amendment Agreement, the holder of the GenCap Warrants was also required to exercise the GenCap Warrants, in full, on or around September 20, 2023, either by paying $0.11 per share for the exercise of all 559,878 shares of common stock exercisable under the GenCap Warrants in consideration for the payment of a total of $61,586 to the Company, or by exercising on a “cashless basis” pursuant to the terms and conditions of the Common Warrant. On September 21, 2023, the holder delivered a notice of exercise to the Company exercising the Common Warrant, in full, on a “cashless basis,” pursuant to which an aggregate of 451,831 shares of common stock was issued to the holder on September 25, 2023.

In addition, the Company agreed to enter into a registration rights agreement (the “GenCap RRA”) in conjunction with the SPA. Pursuant to the GenCap RRA, the Company is obligated to register for resale at least the number of Common Stock equal to 125% of the sum of the maximum number of shares of Common Stock issuable upon the exercise of the GenCap Warrants within 60 days following the consummation of the Company’s IPO. In the event the Company does not effect the resale registration within the 60 day window, the Company will owe certain liquidated damages to the holders of the GenCap Warrants, as more fully described in the GenCap RRA.

Subsequent to the period ended July 31, 2023, on September 20, 2023, the Company and the sixth GenCap investor entered into an Amendment to Warrant and Agreement to Exercise Common Stock Purchase Warrant, pursuant to which the Company agreed to amend the Warrant held by such holder in order to (i) reduce the exercise price of the Warrant from an exercise price of $1.03per share to $0.11 per share and (ii) add a customary cashless exercise provision to such Warrant providing the holder with the ability to exercise the Warrant on a “cashless basis.” Under the terms of the Agreement, the holder of the Warrant was also required to exercise the Warrant, in full, on or around September 20,2023, either by paying $0.11 per share for the exercise of all 559,878 shares of common stock exercisable under the Warrant in consideration for the payment of a total of $61,586 to the Company, or by exercising on a “cashless basis” pursuant to the terms and conditions of the Warrant.

On September 21, 2023, the holder delivered a notice of exercise to the Company exercising the Warrant, in full, on a “cashless basis,” pursuant to which an aggregate of 451,831 shares of common stock were issued to the holder on or before September 25, 2023.

Bridge Note

During September 2022, the Company entered into an agreement or bridge note (“Bridge Note”) with three investors; the Bridge Note includes original issue discount senior notes (“Notes”) with gross proceeds of $444,000, a 10% Original Issue Discount (“OID”) of $44,000 and debt issuance costs of $70,438, for net proceeds of $329,562 to the Company. The Bridge Note included pre-funded warrants that permit the investors to purchase a number of shares of the Company’s common stock (equal to 100% of the original principal amount of the Notes), which can be exercised from the date of the warrant agreement to five years after the date of the consummation of the Company’s IPO at an exercise price of $0.01. The Notes had a maturity date of the earlier of i) April 30, 2023 or ii) the consummation of the IPO (see Note 10). The Notes bore interest at 8% per annum, which would waived if the Company completed a successful IPO within 90 days of the closing of financing; in the event of default, the interest percentage would increase to 15% per annum.

The Company also issued pre-funded warrants in connection with the Bridge Note to purchase a number of shares equal to the number of dollars of the Notes, or 400,000, at an exercise price of $0.01 per share; the Company determined the warrants are equity classified and can be exercised at any time from the date of the warrant agreement to five years from the date of the completion of the IPO (see Note 9). The Company also incurred debt issuance costs of $70,438 in connection with the issuance of the Notes and warrants. The values of the OID, warrants and debt issuance costs are recorded as debt discounts and amortized over the life of the Notes as interest expense.

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Upon consummation of its IPO, the Company repaid the Bridge Note in the amount of $440,000 and interest was waived by the investors. As of July 31, 2023 and October 31, 2022, the balance of the Bridge Note (which is included within the Notes payable – investors, net of discounts line item on the balance sheet) is $0 and $265,719, respectively, with interest expense of $0 and $174,281 for the three and nine months ended July 31, 2023, respectively.

Board of Directors Compensation

On July 11, 2022, the Company’s Board of Directors approved compensation for each of the non-employee directors of the Company, which became effective upon the consummation of our IPO. Such compensation is structured as follows: an annual retainer of $50,000 cash plus an additional $10,000 for each Board committee upon which the director serves, each paid quarterly in arrears. As of July 31, 2023, the Company has recognized $78,132 in directors’ fees.

Agreement with Advisors

On July 28, 2022, the Company entered into an agreement with Spartan Capital Securities, LLC (“Spartan”) whereby Spartan agreed to serve as the exclusive agent, advisor or underwriter in any offering of securities of the Company for the term of the agreement, which was one year. The agreement provided for a $25,000 non-refundable advance upon execution of the agreement and completion of a bridge offering to be credited against the accountable expenses incurred by Spartan upon successful completion of the IPO, a cash fee or an underwriter discount of 7.5% of the aggregate proceeds raised in our IPO, warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock placed in the IPO, an expense allowance of up to $150,000 for fees and expenses of legal counsel and other out-of-pocket expenses and 1% of the gross proceeds of the IPO to Spartan for non-accountable expenses. The agreement also provided for an option to Spartan that is exercisable within 45 days after the closing of the IPO to purchase up to an additional 15% of the total number of securities offered by the Company in the IPO.

On April 20, 2023, pursuant to the agreement with Spartan, the Company issued representative warrants to Spartan to purchase up to an aggregate of 100,000 shares of common stock; these warrants may be exercised commencing from the closing of the offering on April 20, 2023, and expiring five years from the effective date of the registration statement on April 17, 2028, at an exercise price of $3.30 (110% of the public offering price of the common stock).

Trio LLC - Monthly Consulting Fee

Pursuant to the Fourth Amendment to the PSA, the Company agreed, commencing on May 1, 2022, to accrue a monthly consulting fee of $35,000, due and payable by the Company to Trio LLC. This fee was intended to cover the work being done for the Company by Trio LLC’s employees prior to the closing date of the Company’s IPO. As of July 31, 2023, the Company has accrued and paid $406,000 in fees for these services. No further payments are due and the Company’s obligation to pay such consulting fee has been terminated.

On May 1, 2023, the Company hired six of the Trio LLC employees providing services to the Company and entered into employment agreements with each of them. These employment agreements provide for compensation and the award of an aggregate of 700,000 restricted shares pursuant to the Company’s 2022 Equity Incentive Plan with a start date of May 1, 2023, provided that each individual continues to serve as an employee of Trio LLC on a part-time basis. As of July 31, 2023, the Company has recorded stock-based compensation expense of $226,242 for these shares as of the end of the period.

Critical Accounting Policies and Estimates

Basis of Presentation

We prepare our financial statements in conformity with GAAP, which requires management to make certain estimates and assumptions and apply judgments. We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the condensed financial statements are prepared, and actual results could differ from our estimates and such differences could be material. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions. On a regular basis, we review our critical accounting policies and how they are applied in the preparation of our condensed financial statements, as well as the sufficiency of the disclosures pertaining to our accounting policies in the footnotes accompanying our financial statements. Described below are the most significant policies we apply in preparing our condensed financial statements, some of which are subject to alternative treatments under GAAP. We also describe the most significant estimates and assumptions we make in applying these policies. See “Note 2 - Summary of Significant Accounting Policies” to our condensed financial statements.

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Oil and Gas Assets and Exploration Costs – Successful Efforts

The Company is in the exploration stage and has not yet realized any revenues from its operations. It applies the successful efforts method of accounting for crude oil and natural gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploratory overhead are expensed as incurred. If an exploratory property provides evidence to justify potential development of reserves, drilling costs associated with the property are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. At the end of each quarter, management reviews the status of all suspended exploratory property costs in light of ongoing exploration activities; in particular, whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts. If management determines that future appraisal drilling or development activities are unlikely to occur, associated exploratory well costs are expensed.

Costs to acquire mineral interests in crude oil and/or natural gas properties, drill and equip exploratory wells that find proved reserves and drill and equip development wells are capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period and transferred to proven crude oil and/or natural gas properties to the extent associated with successful exploration activities. Significant undeveloped leases are assessed individually for impairment, based on the Company’s current exploration plans, and a valuation allowance is provided if impairment is indicated. Capitalized costs from successful exploration and development activities associated with producing crude oil and/or natural gas leases, along with capitalized costs for support equipment and facilities, are amortized to expense using the unit-of-production method based on proved crude oil and/or natural gas reserves on a field-by-field basis, as estimated by qualified petroleum engineers.

Unproved oil and natural gas properties

Unproved oil and natural gas properties typically carry costs incurred to acquire unproved leases. Unproved lease acquisition costs are capitalized until the lease expires or when the Company specifically identifies a lease that will revert to the lessor, at which time it charges the associated unproved lease acquisition costs to exploration costs.

Unproved oil and natural gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results or future plans to develop acreage.

Impairment of Other Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value. With regards to oil and gas properties, this assessment applies to proved properties; unproved properties are assessed for impairment either at an individual property basis or a group basis.

Asset Retirement Obligations

Asset retirement obligations consist of future plugging and abandonment expenses on oil and natural gas properties. In connection with the South Salinas Project acquisition described above, the Company acquired the plugging and abandonment liabilities associated with six temporarily shut-in, idle wells. The fair value of the ARO was recorded as a liability in the period in which the wells were acquired with a corresponding increase in the carrying amount of oil and natural gas properties. The Company plans to utilize the six wellbores acquired in the South Salinas Project acquisition in future production, development and/or exploration activities. The liability is accreted for the change in its present value each period based on the expected dates that the wellbores will be required to be plugged and abandoned. The capitalized cost of ARO is included in oil and gas properties and is a component of oil and gas property costs for purposes of impairment and, if proved reserves are found, such capitalized costs will be depreciated using the units-of-production method. The asset and liability are adjusted for changes resulting from revisions to the timing or the amount of the original estimate when deemed necessary. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Recent Accounting Pronouncements

All recently issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

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BUSINESS

Overview

We are a California-focused oil and gas exploration and development company headquartered in Bakersfield, California, with operations in Monterey County. The Company was incorporated on July 19, 2021, under the laws of Delaware to acquire, fund, and operate oil exploration and production from assets in California. We have no revenue-generating operations as of the date of this prospectus. The Company was formed to acquire an approximate 82.75% (which was subsequently increased to approximately an 85.75% working interest) working interest in the large, approximately 9,300-acre South Salinas Project located in Monterey, California (the “South Salinas Project”), and subsequently partner with certain members of Trio LLC’s management team to develop and operate those assets. Trio LLC holds an approximate 3.8% working interest in the South Salinas Project. We hold an approximate 68.6% interest after the application of royalties (“net revenue interest”) in the South Salinas Project. Although our focus currently is California, we may acquire assets outside of California.

Trio LLC is a licensed Operator in California and operates the South Salinas Project on behalf of us and of the other working interest partners. Trio LLC operates the South Salinas Project pursuant to a Joint Operating Agreement dated February 1, 2004, by and among Trio Petroleum Inc. (the predecessor corporation to Trio LLC), as Operator, and the other working interest parties. The parties to the JOA are partial owners of the oil and gas leases and/or oil and gas interests in the South Salinas Project and the parties agreed to have the Operator explore and develop these leases and/or interests for the production of oil and gas as provided therein. Trio LLC, as Operator, generally conducts and has full control of the operations and acts in the capacity of an independent contractor. Trio LLC is obligated to conduct its activities under the JOA as a reasonable prudent operator, in good workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practices, and in compliance with applicable laws and regulations.

Recent Development

On October 16, 2023, we entered into an Agreement for Purchase and Sale of an Undivided Interest (the “McCool Ranch Purchase Agreement”) in the McCool Ranch Oil Field (the “McCool Ranch Oil Field”) with Trio LLC. Pursuant to the McCool Ranch Purchase Agreement, effective October 1, 2023, we acquired an approximate 22% working interest undivided interest in and to certain oil and gas assets at the McCool Ranch Oil Field, which is located in Monterey, County, California, just seven miles from our flagship South Salinas Project. The acquired property is a relatively new oil field developed with six oil wells, one water-disposal well, steam generator, boiler, three 5,000 barrel tanks, 250 barrel test tank, water softener, two freshwater tanks, two soft water tanks, in-field steam pipelines, oil pipelines and other facilities. The property is fully and properly permitted for oil and gas production, cyclic-steam injection and water disposal and is currently idle. We are acquiring the working interests at the McCool Ranch Oil Field through work commitment expenditures that will be allocated to restart production at the field and establish cash flow for us, with upside potential given the numerous undrilled infill and development well locations. See “Business – Recent Developments” for further information on our acquisition of working interests in the McCool Ranch Oil Field.

The McCool Ranch Purchase Agreement provides for the payment of $100,000, upon execution (the “Stage 1 Purchase Price”). As soon as practicable, Trio LLC will initiate refurbishment operations (“Refurbishment’) with respect to the San Ardo WD-1 water disposal well (the “WD-1”) to determine if it is capable of reasonably serving the produced water needs for the Assets (as such term is defined in the McCool Ranch Purchase Agreement), and if Refurbishment is successful, the Company shall pay an additional $400,000 to Trio LLC (the “Stage 2 Purchase Price”), which shall be used by Trio LLC in restarting production operations. If Refurbishment is not successful, measured by a failure of the WD-1 to be proved to be capable of reasonably serving the produced water disposal needs for the field we may elect, in its our discretion, to either (i) terminate the McCool Ranch Purchase Agreement and receive the Stage 1 Purchase Price back in full, or (ii) pay the Stage 2 Purchase Price, which shall be used by Trio LLC in further efforts to establish suitable water disposal and/or in restarting production operations. In the event such Refurbishment is successful resulting in a water disposal well that is capable of reasonably serving the produced water disposal needs for the field, then any funds remaining of the Stage 2 Purchase Price shall be used by Trio LLC in restarting production operations. In the event the Stage 2 Purchase Price is paid and received, all funds paid for the Refurbishment by Trio LLC out of its own account shall be reimbursed to it from the Stage 2 Purchase Price funds. Once oil production is realized from the restart of operations, the revenue stream from oil sales, after royalties and over and above operating costs, collectively attributable to the Company and Trio LLC before payout of the Stage 1 Purchase and Stage 2 Purchase Price of $500,000.00 (the “Total Purchase Price”), shall be apportioned 80% to the Company and 20% to Trio LLC. Upon payout to the Company of the Total Purchase Price, such revenue stream shall be apportioned 40% to the Company and 60% to Trio LLC until Trio LLC has been reimbursed for $871,642.23 (“WI Indebtedness”). Trio LLC shall be reimbursed no more than the total amount of the WI Indebtedness; however, regardless of the source of its reimbursement of same, upon payout of the WI Indebtedness, the Company and Trio LLC will revert to their proportionate 50/50 working interest shares.

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Competition

There are many large, medium, and small-sized oil and gas companies and third-parties that are our competitors. Some of these competitors have extensive operational histories, experienced oil and gas industry management, profitable operations, and significant reserves and funding resources. Our efforts to acquire additional oil/gas properties in the State and elsewhere may be met with competition.

Government Regulation

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability.

Various permits for exploratory drilling and production-testing are in-hand for the South Salinas Project, whereas permits for long-term production, conditional use permits, water disposal and other matters have not yet been obtained. There are challenges and uncertainties in obtaining permits, which may result in delays and/or obstacles to developing our oil/gas assets. California and Colorado are two States that are considered to have challenging regulatory environments and Monterey County in California also has this reputation. We may experience delays and/or obstacles to exploiting our assets, and also may be required to make large expenditures to comply with governmental laws and regulations and to obtain permits, particularly in respect of the following matters:

●	permits for drilling, long-term production, water disposal, conditional use and other matters
●	tax increases, including retroactive claims
●	unitization of oil accumulations
●	local content requirements (including the mandatory use of local partners and vendors)
●	environmental requirements and obligations, including remediation or investigation activities.

Regulation of Drilling and Production

The drilling, completion and monitoring of wells and the production of oil and natural gas are subject to regulation under a wide range of local, county, state and federal statutes, rules, orders and regulations. Federal, state, county and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The trend in oil and natural gas regulation has been to increase regulatory restrictions and limitations on such activities. Any changes in, or more stringent enforcement of, these laws and regulations may result in delays or restrictions in permitting or development of projects or more stringent or costly construction, drilling, water management or completion activities or waste handling, storage, transport, remediation, or disposal emission or discharge requirements which could have a material adverse effect on the Company.

Currently, all of our properties and operations are in California, which has regulations governing conservation matters, such as the California Environmental Quality Act, such as protecting air and water quality, such as minimizing visual and noise impacts of operations, such as regulating the disposal of produced water and more-specifically on regulating Underground Injection Control (“UIC”) water-disposal projects, such as limitations on hydraulic-fracking and on acid-matrix stimulation, such as the unitization or pooling of oil and natural gas properties, such as establishing maximum allowable rates of production from oil and natural gas wells, such as the regulation of well spacing, such as requirements for the plugging and abandonment of wells, and other similar matters. Regulatory agencies that are probably most-pertinent to the South Salinas Project include Monterey County, the California Geologic Energy Management Division of the Department of Conservation (“CalGEM”), California Water Boards, and the US Environmental Protection Agency, although there are many others. Negative effects of these regulations may include delaying or even blocking projects and increasing project costs. Trio Petroleum has considerable expertise and experience in successfully navigating through California’s regulatory environment, which will be utilized in Trio Petroleum’s efforts to successfully develop the South Salinas Project. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

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Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices; however, Congress could reenact price controls in the future. Our sales of crude oil are affected by the availability, terms, and cost of transportation.

We anticipate that oil produced from the South Salinas Project will initially be trucked to market, and that it may be trucked to market over the long-term. Similarly, most if not all of the oil produced from the nearby San Ardo Oilfield (approximately cumulative 500 million barrels of produced oil), which has been in operations for about 70 years, is trucked to market. Nevertheless, there are two idle oil pipelines at the South Salinas Project that we may at some time in the future, but not initially, be able to utilize to move oil to market.

The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulation Commission (“FERC”) regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors. Further, interstate, and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry. We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Therefore, we cannot provide any assurance that the less stringent regulatory approach established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

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South Salinas Project Oil Rights

We have an approximate 85.75% working interest in the South Salinas Project, and a mineral-leasehold of approximately 9,300 gross mineral acres in one largely contiguous land package. There are six existing idle wells and one active well (i.e., the HV-1 well) in the South Salinas Project, and permits are approved by Monterey County for two additional wells (i.e., the HV-2 and HV-4 wells) at the project.

Description of South Salinas Property and Current Operations

We initiated operations with the acquisition from Trio LLC of 82.75% working interest in the South Salinas Project under the terms of a Purchase and Sale Agreement (the “South Salinas Purchase Agreement”) dated September 14, 2021. Our working interest was later increased by 3.026471% and we currently hold an approximate 85.75% working interest and an approximate 68.6% net revenue interest (after all royalties) in the South Salinas Project. The working interest we own includes leases, wells, inventory and 3D seismic data.

Trio LLC and its management team are part owners of the Company and will continue as Operator of the South Salinas Project on behalf of the Company and of the other working interest partners.

There are two contiguous areas of notable oil/gas accumulations in the South Salinas Project, being the Humpback Area (“Humpback Oil Field”) that occurs in the northern part of the project, and the Presidents Area (“Presidents Oil Field”) that occurs in the southern part of the project. Discovery wells have been drilled and completed at both Humpback Oil Field and Presidents Oil Field. The HV-3A well is the first well drilled at the Presidents Oil Field and is its discovery well. About five wells have been drilled at the Humpback Oil Field and of these we consider the BM 2-2 well as its discovery well.

We believe the South Salinas Project has the potential to be significant, with an estimated 39.0 million barrels of oil (“MMBO”) plus 40.0 billion cubic feet of gas (“BCFG”), or 45.7 million barrels of oil equivalent (“BOE”), in Probable (P2) Undeveloped reserves and an approximate 92.4 MMBO plus 148.8 BCFG, or 117.2 million BOE, in Possible (P3) Undeveloped reserves. Note that the conversion rate used is 6.0 Mcf per 1 BOE.

We own approximately 30 square miles of three dimensional seismic data (“3D seismic”) at the project. An integrated interpretation of the 3D seismic data and of well data indicates that Presidents Oil Field is a large anticlinal feature covering an area of approximately 1,300 acres, with a major structural, anticlinal high at the location of the HV-3A discovery well, and with two separate, four-way closed anticlines at the northwest, down-plunge-end of the feature. The structural feature at Presidents Oil Field is best characterized as a positive flower structure resulting from transpressional deformation along strike slip faults including the major Rinconada Fault.

One of our objectives was to drill the HV-1 confirmation well at the President Oil Field immediately after the consummation of our IPO. This objective has been accomplished. The HV-1 well spud on about May 5, 2023, and was completed at its total depth (“TD”) of about 6,641feet (measured depth) on about May 15, 2023.

The HV-1 well is located at Presidents Oil Field about two miles northwest of the HV-3A discovery well and for this reason it is considered a “confirmation well” intended to help confirm the size of lateral extent of the field. The HV-1 surface hole location (“SHL”) is located in about the center of T24S-R10E-Section 14. The well was directionally drilled approximately 2,600 feet toward the southeast and its bottom hole location (“BHL”) is located in T24S-R10E-Section 13.

The HV-1 confirmation well is located on the larger of the aforementioned two down-plunge, four-way closed anticlines. The down-plunge anticline at the HV-1 well covers about 160 acres, or about 12% of Presidents Oil Field. Establishing commercial oil/gas production at the HV-1 well would help confirm that there are about 1,300 oil/gas productive acres at Presidents, whereas noncommercial oil/gas production at the HV-1 well might reduce the potential productive area at Presidents by about 12% to about 1,140 acres.

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There were primarily three reservoir objectives in the HV-1 well, being the Yellow Zone (aka Yellow Chert), the underlying Brown Zone (aka Brown Chert) and the underlying Mid-Monterey Clay, all of which are stratigraphic subunits of the Miocene-age Monterey Formation. The Yellow and Brown zones are both attributed oil and gas reserves at Presidents in the Company’s reserve report as filed with the SEC. The Mid-Monterey Clay is nowhere assigned reserves in the Company’s reserve report, although it did have significant oil/gas shows in the HV-3A discovery well and periodically flowed oil and gas to surface at said well.

The 3D seismic data indicate that the Yellow and Brown zones have four-way closure (i.e., anticlinal rollover in one of the subsidiary, down-plunge anticlines) at the location of the HV-1 well, whereas at this location the Mid-Monterey Clay may have fault closure (within the positive flower structure) but lacks rollover. The directional drilling plan for the HV-1 well was designed such that the well would penetrate the Yellow and Brown zones near the tops of their anticlinal closures and to continue downward into the Mid-Monterey Clay where anticlinal closure apparently does not occur.

The Yellow Zone, Brown Zone and Mid-Monterey Clay were encountered in the HV-1 well largely as predicted including with respect to depth, thickness, lithology, wireline-log characteristics and oil and gas shows including free oil in cuttings and in the mud pit. The Company believes that the HV-1 well has confirmed that there is a major oil and gas accumulation in the Presidents Oil Field, as the Company announced in a press release on May 16, 2023.

Confirmation of a major oil and gas accumulation by itself does not confirm whether economic oil/gas production can be established. The HV-1 well is currently being production tested to evaluate commerciality. Production testing at the HV-1 well is currently being carried-out from the bottom up (i.e., by testing the deepest zone first and working upward to shallower zones). Initial testing of the Mid-Monterey Clay, which is the deepest zone penetrated in the HV-1 well, and of the overlying Brown Zone, has been carried-out. Testing of the Yellow Zone, which overlies the Brown Zone, was expected to commence about one week prior to the date of this filing. Oil and gas were produced during the testing of both the Mid-Monterey Clay and the Brown Zone but as of the date of this filing a determination has not yet been made as to whether the HV-1 well is capable of commercial oil/gas production.

The Mid-Monterey Clay is the deepest zone penetrated in the HV-1 well and initial testing of this interval was carried-out first, before the testing of overlying zones. An interval of the Mid-Monterey Clay was perforated and acidized (for borehole cleanup) and it was then tested via swabbing. “Swabbing” is a process that pulls liquids (e.g., oil, gas, water, drilling mud, acid used for borehole cleanup, etc.) that are in a well to the surface (e.g., to storage tanks) by pulling up a cable with attached concave-up, rubber swab cups. The liquids are then inspected at the surface to evaluate volumes, relative percentages of the various liquids and other parameters such oil gravity, water salinity, etc. On average a swab run may be made every 10 or 15 minutes or so, recovering commonly about 4 to 6 barrels of fluid each run. The Mid-Monterey Clay was swabbed for about 11 days, during which time it commonly recovered liquids at rates of about 300-500 barrels of fluid per day (“BFPD”), including on average about 2 to 3 barrels of oil per day (“BOPD”) and some natural gas. Oil was recovered at rates up to about 125 BOPD when it was possible to lower the fluid level in the well. It has not yet been determined whether the Mid-Monterey Clay is capable of commercial oil/gas production in the HV-1 well.

The second interval that underwent initial testing in the HV-1 well is the Brown Zone (aka “Brown Chert”), which directly overlies the Mid-Monterey Clay. Most of the Brown Zone was perforated and acidized (for borehole cleanup) and it was then tested via swabbing for about 7 days, during which time it commonly recovered liquids at rates of about 400-700 BFPD, including on average about 1 to 2 BOPD and some natural gas. Oil was recovered during swabbing at rates up to about 19 BOPD when it was possible to minimally lower the fluid level in the well. The Brown Zone was then put on pump for about 8 days during which time it commonly recovered liquids at rates of about 320 BFPD with minor amounts of oil and natural gas. An upper interval of the Brown Zone was then put on pump for about 5 days during which time it commonly recovered liquids at rates of about 220 BFPD including oil at rates that could not be accurately determined. It has not yet been determined whether the Brown Zone is capable of commercial oil/gas production in the HV-1 well.

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The latest interval to undergo initial testing in the HV-1 well is the Yellow Zone (aka “Yellow Chert”), which overlies the Brown Zone. An upper part of the Yellow Zone was perforated on October 20, 2023. Results from this testing will be disclosed when available.

After the testing of the Yellow Zone is complete, the Company may determine to test an interval in the Upper-Monterey Clay that overlies the Yellow Zone. Subsequently and/or otherwise, the Company expects to put one or more of the Mid-Monterey Clay, Brown Zone, Yellow Zone and/or Upper-Monterey Clay intervals on pump for continued testing and/or oil/gas production.

The Company remains optimistic that the HV-1 well will prove capable of commercial oil/gas production. However, as noted elsewhere above, a determination has not yet been made as to whether the HV-1 well is capable of commercial oil/gas production.

The primary oil and gas objectives in the South Salinas Project are classic fractured Monterey Formation reservoirs (i.e., zones with abundant brittle/fractured intervals of chert, dolomite, limestone and porcelanite) and the Vaqueros Sand. Fractured Monterey Formation is one of the most important and prolific oil/gas reservoirs in the State. The primary oil and gas reservoirs occur at approximately 4,000-8,000’ depth. The oil is mid- to high-gravity (18-40° API). The oil and gas targets are in structural traps - this is not a resource play. The structural traps are imaged in 30 square miles of 3D seismic data that is owned by the Company. Importantly, the 3D seismic was acquired after the drilling of all wells in the area except for our HV-3A and HV-1 wells. The 3D seismic provides critical information about how prior wells were not properly located and, more importantly, how the South Salinas Project potentially may be successfully exploited going forward.

The Monterey Formation oil and gas zones have been tested as various wells at the South Salinas Project. The Vaqueros Sand has not yet been tested but it is behind-pipe in the BM 2-2 well that the Company intends to perforate and test as soon as the necessary permits are in-hand.

We have a leasehold of approximately 9,300 gross and 7,946 net mineral acres from one Lessor, Bradley Minerals. The surface lands at the approximate 9,300 mineral acres are all part of the private Porter Ranch.

The HV-1 well was drilled in May 2023, and is the newest well in the South Salinas Project. The HV-1 well, currently being tested, is considered to be a new, net productive well, although it has not yet been deemed capable of commercial oil/gas production. The HV-1 well is the only exploratory well and the only net productive well drilled in the last three fiscal years at the South Salinas Project. There has been no dry development well drilled in the last three fiscal years at the South Salinas Project. Prior to the drilling of the HV-1 well, the newest well at the Project was the HV-3A discovery well that was drilled in 2018.

All of the Company’s acreage and reserves in the South Salinas Project are considered undeveloped. The new HV-1 well may be capable of commercial oil and/or gas production but additional investments (e.g., installing production facilities), which investments the Company may make starting in the fourth quarter of 2023, will be required and commercial oil/gas production established before acreage and reserves associated with the well may potentially be moved out of the undeveloped category. Similarly, the HV-3A and BM 2-2 wells are and/or may be capable of oil and/or gas production but additional investments at both of these wells are anticipated in Phase 1 prior to establishing commercial oil/gas production and, therefore, the reserves and acreage at both of these wells are considered undeveloped. Thus, the total gross undeveloped acreage is approximately 9,300 acres and the total net undeveloped acreage (i.e., net to the Company) is approximately 7,927 acres (i.e., 9,300 acres x 0.8575 = 7,927 acres). The total gross developed acreage is zero acres and the total net developed acreage (i.e., net to the Company) is also zero acres.

As noted elsewhere, on the Company’s leases there is one existing active well (i.e., the HV-1 well) and there are six existing idle wells (i.e., the BM 1-2-RD1, BM 2-2, BM 2-6, HV-3A, HV 3-6 and HV 1-35 wells). Of these seven wells only the HV-1, HV-3A and BM 2-2 wells are considered to probably and/or possibly be capable of economic oil/gas production, whereas it cannot be ruled-out that economic oil/gas production could be established at the other four wells. Thus, on the Company’s leases there may be considered to be three (3) gross productive wells (i.e., the HV-1, HV-3A and BM 2-2 wells) and 2.5725 net productive wells (i.e., 85.75% WI times 3 gross wells = 2.5725 net productive wells).

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The Porter Ranch is an active working property that supports farming operations, livestock grazing, and the exploitation of oil and gas reserves, as well as the preservation of open space that preserves natural habitat. There is partly overlapping ownership in Bradley Minerals (the Lessor) and in Porter Ranch (the surface owner) and the interests and objectives of the two entities are closely aligned. In some projects there are conflicts between surface and mineral owners, for example with the surface owner discouraging and the mineral owner encouraging development. Importantly, in this project the mineral and surface owners have aligned interests/objectives, and this is highly beneficial to the South Salinas Project. Total royalty burden at the South Salinas Project is 20%, all of which is held by lessors. Trio and its associates hold no royalty interests in the South Salinas Project.

Infrastructure at the South Salinas Project includes seven existing wells (including the recently drilled HV-1 well), six expansive well pads, and three idle Exxon and/or AERA Energy oil and gas pipelines. The expansive well pads are important because they can accommodate significant project development without additional disturbance of the surface – this should help expedite the approval of necessary additional permits.

South Salinas Project Property and Future Operations

The Company has drilling permits from Monterey County for two additional wells at the South Salinas Project, being the HV-2 well and the HV-4 well. The Company may drill one or both of these wells in the fourth quarter of 2023 or first quarter of 2024. The Company is evaluating whether to drill both of these wells at the Presidents Oil Field, or to drill one at the Presidents Oil Field and one at the Humpback Oil Field. This determination will be made, in part, based on the results of the initial oil and gas production at the HV-1 well. If production at the HV-1 well is good-to-excellent, then the Company may determine it appropriate to drill both the HV-2 and HV-4 wells at the Presidents Oil Field.

The Company anticipates that it may be desirable in the future to obtain access or ownership of the Exxon pipelines to move oil and gas to markets and possibly to move produced water off-site. AERA Energy (“AERA”), which is Exxon-Mobil’s California subsidiary, has significant operations a few miles north at the San Ardo Field. It is noted here that it has recently been reported that AERA’s holdings in California have been and/or are being acquired by the companies IKAV, which is self-described as an international asset management group headquartered in Germany, and CPP Investments, which is self-described as a professional investment management organization that manages investments of contributors and beneficiaries of the Canada Pension Plan. There may be synergies between our project and AERA’s and/or IKAV’s/CPP’s nearby operations that may include our use of one or more of the three pipelines.

There is an application for an UIC water disposal operation at the South Salinas Project that is under review by CalGEM and being modified and updated by Trio LLC. Approval of this water disposal project by CalGEM and Water Boards will be an important part of establishing an economic oil and gas operations.

One of the existing seven wells is active (i.e., the HV-1 well) and six are currently idle and are temporarily shut-in. When the appropriate permits are in-hand, which may be in about 1 to 1.5 years, and when the required funding is in-place, the Company plans to return two of the wells (the BM 2-2 and HV-3A wells) to oil and gas production, to reenter and sidetrack three of the wells (the HV 1-35, BM 2-6 and HV 3-6 wells) to optimal locations that are indicated in the 3D seismic data and to then put them on production, and to utilize one well (the BM 1-2-RD1 well) as a water disposal well. The Company is currently testing the HV-1 well, as discussed at length above. The Company may drill one or both of the HV-2 and HV-4 wells in the fourth quarter of 2023 or the first quarter of 2024. The HV-1, HV-2 and HV-4 wells may each be produced for its own 18-month period, commencing on the date of completion, under the Company’s current exploration/testing permits. The Company intends to work diligently with Monterey County, CalGEM and WaterBoards toward the goal of obtaining permits in about 1 to 1.5 years for full field development, including long-term production and water disposal. This would facilitate continued and uninterrupted oil and gas production at the HV-1, HV-2 and HV-4 wells, the recompletion and return to production of the HV-3A and BM 2-2 wells, the utilization of the BM 1-2-RD1 well for water disposal, and the sidetracking of the HV 1-35, BM 2-6 and HV 3-6 wells to the oil and gas targets that are indicated in the 3D seismic data.

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Evaluation of Reserves and Net Revenue

Our evaluation and review of oil and gas reserves and future net revenue attributable to the Company’s interests in the South Salinas Project, as of the end of October 31, 2021, are based on independent analyses prepared by KLS Petroleum Consulting LLC (“KLSP”), Denver, Colorado, as documented in the report that it prepared that is entitled “Reserves Attributable to Trio Petroleum Corp South Salinas Area for Development Plan Phases 1 and 2” (the “Reserve Report”), and a parallel and related analysis by KLSP for the entire Project that is entitled “S. Salinas Area, Full Development Reserves Supplement to SEC Report Dated 1-28-2022” (the “Reserve Supplement Report”). KLSP is an independent, third-party, petroleum engineering firm that meets industry-standards for qualifications, independence, objectivity and confidentiality. The primary technical person, Kenneth L. Schuessler, responsible for preparing the Reserve Report is a registered professional petroleum engineer with decades of experience in the petroleum industry and in analyses of reserves. Mr. Schuessler has significant experience in the petroleum industry and has held important positions with Bergeson Associates, Malkewitz-Hueni Associates, SI International, System Technology Associates and MHA Petroleum Consultants. Importantly, Mr. Schuessler has significant experience in the evaluation and exploitation of Monterey Formation fractured-reservoirs at the giant Elk Hills and Coles Levee Fields in the San Joaquin Basin in California. Mr. Schuessler’s knowledge of the Monterey Formation is highly-relevant to the evaluation of our South Salinas Project at which the fractured Monterey Formation is of critical importance.

KLSP states that the reserves in the “Reserve Report” referenced as Exhibit 99.1 to the Registration Statement and the “Reserve Supplement Report” referenced as Exhibit 99.2 to the Registration Statement and their determination are consistent with definitions found in Rule 4-10 of SEC Regulation S-X (17CFR part 210), and Subpart 1200 of Regulation SK. The net reserves, costs and revenues are those attributable to the Company. Future net revenue and discounted present value are on a before federal income tax (BFIT) basis.

KLSP is an independent third-party that does not own an interest in any of our properties. KLSP is not a permanent employee of our company but we may continue to employ its services on an as-needed basis.

Our internal staff including our geoscience, drilling, facilities, regulatory, compliance, land, legal and accounting professionals communicated as needed with KLSP to ensure the integrity, accuracy and timeliness of data furnished to KLSP, to review and discuss the properties, methods and assumptions used by KLSP in KLSP’s preparation of the reserve estimates, and to review and discuss KLSP’s conclusions. As discussed immediately above, KLSP is a highly-qualified, independent, petroleum-engineering consulting firm. Mr. Terence B. Eschner, the Company’s acting President and a registered professional geologist, who is very knowledgeable about the South Salinas Project, was the Company’s primary contact with KLSP regarding the reserve analyses that were conducted by KLSP. Mr. T. Eschner played a key role providing the Company’s internal controls on the reserve estimation effort that was carried-out by KLSP, while not interfering with KLSP’s analyses so as to ensure that KLSP’s analyses would truly be that of an independent third-party. The Company recognizes that estimating volumes of economically recoverable oil and natural gas reserves is somewhat subjective and that the accuracy of any reserve estimate is partly a function of the quality and accuracy of the available data and interpretations: for this reason and others the Company strove to provide the best available data and interpretations to KLSP. Reserve estimates typically require revision as new information becomes available and/or due to change in conditions and/or due to unforeseen circumstances. Reserve estimates commonly differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, some or all of which may prove to be incorrect.

The technologies utilized by KLSP in their reserve estimation efforts are discussed in detail in the Reserve Report. These technologies included the evaluation and incorporation of data from analog oilfields. Analogs are widely used in reserves estimating, particularly in the early development stages when direct measurement information (production history) is limited. As described in the Society of Petroleum Engineers’ Petroleum Resource Management System (PRMS Section 4.1.1) “The methodology is based on the assumption that the analogous reservoir is comparable to the subject reservoir in regard to reservoir description, fluid properties, and most likely recovery mechanism(s) applied to the project that control the ultimate recovery of petroleum. By selecting appropriate analogs, where performance data of comparable development plans are available, a similar production profile may be forecast. Analogs are frequently applied in aiding in the assessment of economic producibility, production decline characteristics, drainage area, and recovery factor.” The technologies utilized by KLSP also included constructing several numerical models that evaluated the expected oil and gas production under an appropriate range of reservoir characteristics, and which allowed probabilistic estimates of reserves. These models required reservoir properties and, therefore, OOIP as input. The Probabilistic method defined a distribution representing the full range of possible values for input parameters. This included dependencies between parameters that are also defined and applied. These distributions were randomly sampled using Monte Carlo simulation to compute a full distribution of potential in-place and recoverable quantities of oil, gas, and water. Input distributions were included for porosity, permeability, water saturation and net productive thickness. In addition, pore volume compressibility was described with a distribution because its range of uncertainty can impact reservoir pressure and therefore future productivity. IHS’ Harmony Enterprise software was used to construct the numerical models for the various reservoir units, being Monterey Yellow, Monterey Blue and Vaqueros Sand reservoir units. A ‘type well’ or calibration model was constructed for each reservoir using the average conditions and reservoir properties cited above. In addition, using the probabilistic distributions of porosity, net thickness, water saturation, permeability and pore volume compressibility, the reservoir model was run 500 times, each time the model selecting via Monte Carlo sampling the input parameters according to the ranges and distributions defined. Each simulation run resulted in a particular value of oil and gas recovery. The cumulative probabilities of the resulting forecasts of ultimate oil and gas recovery were used to identify the reported reserve values.

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We have consulted with KLSP, and concluded that it is unnecessary at this time to update the provided estimates of net reserves and/or cash flows, which are dated October 31, 2021, to the fiscal year-end of October 31, 2022, primarily because there are no new technical and/or new well data that need to be integrated into the aforementioned estimates. Oil and gas prices have increased notably since October 2021 and, whilst material and operating costs have also risen, we believe that these factors will positively impact (i.e., favorably impact the Company’s estimated reserves and cash flows) and/or not significantly impact the aforementioned estimates.

Disclosure of Reserve Volumes and Reserve Values as of the End of October 31, 2021

KLSP in the aforementioned reserve analyses recognizes the occurrence at the South Salinas Project of both Probable (P2) Undeveloped reserves and of Possible (P3) Undeveloped reserves (see: “Glossary of Terms Used to Characterize Reserves & Projects” in Table 22 in the Reserve Report). SEC criteria stipulate that reserves cannot be classified as P1 Proved (i.e., PDP or Proved Developed Producing, PDNP or Proved Developed Not Producing, PUD or Proved Undeveloped) if said reserves are not fully permitted for long-term production. Permits for full field development and long-term production have not yet been sought by the Company and thus are not yet issued for the South Salinas Project and, therefore, KLSP does not recognize Proved reserves at the South Salinas Project.

KLSP provided estimates of net oil and gas reserves and future net revenues, attributable to the Company, for Phase 1, Phase 2 and for the entire South Salinas Project, as shown in the below Table. Future net revenue and discounted present value are on a before federal income tax (BFIT) basis. Both undiscounted and discounted net cash flow to the Company are shown. The discounted dollar amounts shown in the below Table are discounted at 10% and, therefore, are net present value (“NPV”) 10 amounts, whereas KLSP also provided estimated NPV5, 15, 20, 25, 30, 35, 45, 55, 65 and 75. Reserve volumes are expressed in stock tank barrels of oil and thousands of standard cubic feet of gas (MCF).

There are uncertainties in reserve forecasts and in associated estimates of future cash flows due to uncertainties in various matters that are elaborated above (see: We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.). The Company’s estimates of Probable (P2) Undeveloped reserves, Possible (P3) Undeveloped reserves and their respective estimated future cash flows are discussed more-fully above (see Evaluation of Reserves and Net Revenue) and are described in detail in the Reserve Report. The Company’s reserve estimates are based on field analogs, numerical models and probabilistic modeling. Copied below are two paragraphs from the Full Development Reserve Report that further explain the Company’s estimated reserves:

“Because decline curve analysis could not be used to forecast reserves, and since the development of type curves was problematic due to the early historical time frame in which the analog fields were developed, probabilistic methods were employed. The interpretations of open hole logs, core, and test information were used to describe ranges and distributions of key reservoir parameters. These were then input to numerical simulation models that used Monte Carlo sampling and hundreds of runs to derive forecasts of production and ultimate recovery representing P90 (1P), P50 (2P) and P10 (3P) reserve estimates. As indicated in the nomenclature of TABLE 22, these estimates are also known as Proved, Proved+Probable, and Proved+Probable+Possible, respectively. The designation ‘P50’ means there is a 50 percent probability that the actual production will exceed the value reported as the P50 reserves. The P50 value, also considered the Best or Most Likely estimate, is derived from a cumulative frequency distribution of forecast reserves from the Monte Carlo simulations. If Proved reserves have been assigned, Probable reserves are then represented by the difference between the P50 and P90 probabilistic estimates. However, as explained below, Proved reserves have not been assigned in this report because project approval has not been secured by all necessary government entities. Therefore, since there are no Proved or P90 volumes, the Probable reserves disclosed herein, derived from the P50 probabilistic forecasts, are incremental volumes and presented as Probable (P2) reserves. The P10 reserve estimate has a 10 percent probability of exceeding the estimated recovery and is also known as the High estimate. Possible reserves are represented by the difference between the P10 and P50 estimates. Possible reserves are typically larger than Probable reserves. This is the result of the key reservoir parameter distributions reflecting their variation in nature, and when the most favorable parameters are sampled together the resulting calculation provides the highest, but least likely, values of estimated recoveries.”

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“Probable reserves are assigned in certain areas where, as described above, reserves could be considered Proved if all regulatory approvals and permits were in place. Probable reserves are also assigned in areas where well control and interpretations of available data provide sufficient geologic evidence of reservoir continuity at structural positions above lowest known hydrocarbons (LKH), and where engineering evidence indicates the reservoir will have the requisite porosity, permeability and oil saturation to produce commercial quantities of oil and gas. The assignment of Possible reserves does not incorporate a larger reservoir area, but rather Possible reserves are assigned to the same wells having Probable reserves because the probabilistic methods employed indicate there may be a greater percentage recovery of hydrocarbons than is appropriate for the ‘Most Likely’ reserve estimates.”

The estimates of Probable (P2) Undeveloped reserves and Possible (P3) Undeveloped reserves and their respective estimated future cash flows have different risk and/or uncertainty profiles and should not be summed arithmetically with each other. For example, estimates of permeability, oil saturation, reservoir thickness and estimated ultimate recovery (EUR) are higher for the P3 reserve estimates than for the P2 reserve estimates (see for example Figure 25 and Table 2 in the Reserve Report).

The Probable (P2) and Possible (P3) reserves in the below Table are considered to be undeveloped as of the end of October 31, 2021. The HV-3A and BM 2-2 wells are capable of oil and/or gas production but additional investments at both of these wells are anticipated in Phase 1 prior to establishing commercial oil/gas production and, therefore, the reserves at both of these wells are considered undeveloped.

The effective date of the data in the below Table is as of the end of October 31, 2021. The date (i.e., as of the end of October 31, 2021) is noted because the reserve estimates are date-specific, and might be, will likely be, revised at later dates. For example, if the Company’s working-interest in the South Salinas Project, and/or the size of the Company’s leasehold position at the South Salinas Project, were in the future to increase or decrease, then the reserve estimates would increase or decrease accordingly (note: the Company’s %WI and leasehold position may increase but are not expected to decrease). Similarly, changes in the future of estimates of oil and/or gas that can be economically recovered, in the market values of oil and/or gas, in estimates of reservoir properties such as thickness, oil saturation, porosity, etc., and various other possible changes in the future, would accordingly result in revised reserve estimates and/or revised estimates of net cash flow. No significant discovery or other favorable or adverse event has occurred since the end of October 31, 2021, that would cause a substantial change in estimated reserves and/or cash flow, as of that date, other than the recent (i.e., March 2022) significant increase in oil price stemming, in part, from Russia’s war on Ukraine, which oil price increase is not incorporated into the analysis provided here.

Phase 1 is a development project with expenditures that are appropriately scaled to the capital raise that the Company anticipates may be realized in the near term now that the Company has completed its IPO. Phase 2, upon demonstration of success in Phase 1, is a development project with expenditures that are appropriately scaled to an anticipated secondary capital raise.

Phase 1 assumes that existing exploration permits will be utilized to drill three new wells (HV-1, HV-2 and HV-4 wells), which drilling was completed for the HV-1 well in May 2023, and may commence for HV-2 and/or HV-4 in the first quarter of 2024, and that four additional wells (HV-3A, BM 2-2, HV 1-35, BM 3-6 wells) will be either recompleted or sidetracked/redrilled in 2023 or 2024 upon securing necessary permits. The Company’s estimated total Phase 1 investment is $18.6 million and provides for work to secure regulatory permits and to drill/sidetrack and/or recomplete the aforementioned seven (7) wells. The Phase 1 analysis includes capital to plug and abandon the wells, including surface-location cleanup and restoration as per CalGEM guidelines and regulations.

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Phase 2 is assumed to begin in the third quarter of 2024, and employs $37.7 million to establish 12 additional oil and gas wells (i.e., sidetracking/redrilling the HV 2-6 well and drilling 11 new wells) and install necessary associated infrastructure. The Phase 2 analysis includes capital to plug and abandon the wells, including-surface location cleanup and restoration as per CalGEM guidelines and regulations.

Phase 1 is estimated to comprise an approximate 2.0 MMBO plus 2.0 BCFG, or 2.3 million BOE, in Probable (P2) Undeveloped reserves and an approximate 3.7 MMBO plus 6.7 BCFG, or 4.9 million BOE, in Possible (P3) Undeveloped reserves, as shown in part “A” of the below Table. The Phase 1 estimated net cash flow to the Company, discounted at 10%, is $28 million for the Probable (P2) Undeveloped reserves and $109 million for the Possible (P3) Undeveloped reserves, as shown in part “A” of the below Table. Note that the conversion rate used in the below Table is 6.0 Mcf per 1 BOE.

Phase 2 is estimated to comprise an approximate 3.1 MMBO plus 3.2 BCFG, or 3.7 million BOE, in Probable (P2) Undeveloped reserves and an approximate 7.3 MMBO plus 11.6 BCFG, or 9.2 million BOE, in Possible (P3) Undeveloped reserves, as shown in part “B” of the below Table. The Phase 2 estimated net cash flow to the Company, discounted at 10%, is $34 million for the Probable (P2) Undeveloped reserves and $175 million for the Possible (P3) Undeveloped reserves, as shown in part “B” of the below Table.

The Probable (P2) Undeveloped reserves in Phases 1 and 2 combined comprise an approximate 5.1 MMBO plus 5.2 BCFG, or 6 million BOE, as shown in part “C” of the below Table. The estimated net cash flow to the Company, discounted at 10%, is $62.2 million for the Probable (P2) Undeveloped reserves in the combined Phases 1 and 2, as shown in part “C” of the below Table.

The Possible (P3) Undeveloped reserves in Phases 1 and 2 combined comprise an approximate 11 MMBO plus 18.3 BCFG, or 14.1 million BOE, as shown in part “D” of the below Table. The estimated net cash flow to the Company, discounted at 10%, is $283.5 million for the Possible (P3) Undeveloped reserves in the combined Phases 1 and 2, as shown in part “D” of the below Table.

Full field development of the entire Project, as documented in the Reserve Supplement Report, incorporates the SEC Report Phase 1 Development Project (i.e., Phase 1 in the Reserve Report) and deploys a subsequent drilling schedule (i.e., an expanded “Phase 2”) that reflects full field development and that captures the reserve and value proposition that may be achieved with a capital commitment that could result from a successful Phase 1. As described in the Reserve Report, Phase 1 uses existing exploration permits to drill three wells beginning in May 2022. Four additional wells will be drilled upon securing a Development Permit from Monterey County in October 2023. Trio’s total Phase 1 investment is $18.6 million and provides for work to secure regulatory permits and drill or recomplete seven (7) wells. Full field development (i.e., the expanded Phase 2 in the Reserve Supplement Report) begins July 2024 and employs $463.2 million to drill 144 wells by the end of 2027 and install associated infrastructure. The number of wells reflects full leasehold development of the targeted Monterey productive intervals and areas using vertical wells on 80-acre spacing. The prospective Vaqueros Sand is developed using horizontal wells on 160-acre spacing.

Full field development of the entire Project is estimated to comprise an approximate 39.0 MMBO plus 40.0 BCFG, or 45.7 million BOE, in Probable (P2) Undeveloped reserves and an approximate 92.4 MMBO plus 148.8 BCFG, or 117.2 million BOE, in Possible (P3) Undeveloped reserves, as shown in part “E” of the below Table. The entire Project estimated net cash flow to the Company, discounted at 10%, is $407.6 million for the Probable (P2) Undeveloped reserves and $2 billion for the Possible (P3) Undeveloped reserves, as shown in part “E” of the below Table.

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Table 1: Estimated Undeveloped Reserves and Cash Flow

	ESTIMATED UNDEVELOPED RESERVES AND CASH FLOW

A.	Phase 1 Undeveloped Reserve Categories	Net Trio Undeveloped Oil Reserves (Stock Tank Barrels)	Net Trio Undeveloped Gas Reserves (1000 CF, or MCF)	Net Trio Undeveloped Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Limited Phase 1	1,975,000.0	2,022,900.0	2,312,150.0	$95,573,000.00	$28,194,000.00
	Possible (P3) Undeveloped of Limited Phase 1	3,742,000.0	6,732,400.0	4,864,066.7	$262,325,000.00	$108,855,000.00

B.	Phase 2 Undeveloped Reserve Categories	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Limited Phase 2	3,123,900.0	3,206,800.0	3,658,366.7	$145,127,000.00	$34,001,000.00
	Possible (P3) Undeveloped of Limited Phase 2	7,258,300.0	11,603,200.0	9,192,166.7	$499,464,000.00	$174,621,000.00

C.	Undeveloped Reserve Category by Development Plan Phase, for Limited Phases 1 & 2	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Limited Phase 1	1,975,000.0	2,022,900.0	2,312,150.00	$95,573,000.00	$28,194,000.00
	Probable (P2) Undeveloped of Limited Phase 2	3,123,900.0	3,206,800.0	3,658,366.67	$145,127,000.00	$34,001,000.00
	Total Probable (P2) Undeveloped of Limited Phases 1 & 2	5,098,900.0	5,229,700.0	5,970,516.67	$240,700,000.00	$62,195,000.00

D.	Undeveloped Reserve Category by Development Plan Phase, for Limited Phases 1 & 2	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Possible (P3) Undeveloped of Limited Phase 1	3,742,000.0	6,732,400.0	4,864,066.67	$262,325,000.00	$108,855,000.00
	Possible (P3) Undeveloped of Limited Phase 2	7,258,300.0	11,603,200.0	9,192,166.67	$499,464,000.00	$174,621,000.00
	Total Possible (P3) Undeveloped of Limited Phases 1 & 2	11,000,300.0	18,335,600.0	14,056,233.33	$761,789,000.00	$283,476,000.00

E.	Undeveloped Reserve Category for Entire Project, Full Field Development	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Total Probable (P2) Undeveloped: Entire Project, Full Field Development	38,996,000.0	39,963,900.0	45,656,650.00	$1,844,194,000.00	$407,595,000.00
	Possible (P3) Undeveloped: Entire Project, Full Field Development	92,376,000.0	148,778,400.0	117,172,400.00	$6,356,981,000.00	$1,998,235,000.00

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Reasonable Expectations of Reserve Analyses

This prospectus provides a summary of risks and detailed discussions of risks relating to our business and risks related to this offering. The Company recognizes these risks as being real and substantial. Nevertheless, the Company has reasonable expectations that the Company’s South Salinas Project will prove to have reserves approximately as estimated, that the Company will have adequate funding to develop the reserves, and that there will exist the legal right to develop the Company’s reserves in the South Salinas Project, including the rights to full-field development, to long-term production and to deliver natural gas to market via pipeline, recognizing as discussed elsewhere hereunder that there may be project delays and/or obstacles related to obtaining necessary permits from regulatory agencies. Furthermore and more specifically, the Company has a reasonable expectation that the primary governmental regulatory agencies that are currently and/or that will be involved in the permitting processes, which agencies will primarily be CalGEM, State Water Boards and Monterey County, will determine to approve the Company’s applications for permits for various reasons that are discussed below. See “Risks Relating to Our Business - We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from federal, state, county and/or local agencies, which may materially affect our business;” “Risks Relating to Our Business - We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures;” “Risks Relating to Our Business - The drilling of wells is speculative, often involving significant costs that may be more than our estimates, and drilling may not result in any discoveries or additions to our future production or future reserves; “Risks Relating to Our Business - Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business;” “Risks Relating to Our Business - Seismic studies do not guarantee that oil or gas is present or, if present, will produce in economic quantities; and “Risks Relating to Our Business - We are subject to numerous risks inherent to the exploration and production of oil and natural gas.”

The Company during Phase 1 or shortly thereafter expects to prepare a full-field development plan to include the following key elements:

●	Documentation of oil and gas reserves at the Project, including whatever results of the Phase 1 development program are both available and pertinent;
●	Documentation of the proposed wells and facilities that would be necessary to underpin full-field development and long-term production;
●	Details as to how the Company would minimize surface footprint by directionally drilling from existing well pads and similarly largely using existing pads for facilities, which well pads at that time may include the currently existing six well pads plus the two wells pads that are planned for construction at the HV-2 and HV-4 well sites. Use of these eight well pads for additional wells and facilities will minimize the need for additional surface disturbance in the full-field development plan. The Company’s proposal to use existing well pads to minimize surface footprint should help expedite approval of necessary permits;
●	Details as to how the Company would endeavor to minimize surface disturbances associated with pipeline construction by utilizing the existing Exxon/AERA gas pipeline and one or more of the two existing Exxon/AERA oil pipelines. The Company’s proposal to use existing pipelines to minimize surface disturbance should help expedite approval of necessary permits;
●	Documentation as to how the Company proposes to minimize or eliminate the trucking of oil by utilizing one or more of the two existing Exxon/AERA oil pipelines. The Company’s proposal to use existing pipelines to minimize truck traffic should help expedite approval of necessary permits;
●	Documentation as to how the Company’s operations will be carried-out in an environmentally and socially responsible manner; and
●	A Full Environment Impact Report, discussed immediately below.

The Company during Phase 1 or shortly thereafter expects to engage a third-party expert consulting company (“Environmental Consultant”) to prepare a Full Environmental Impact Report (Full EIR) on the Company’s full-field development plan. It is customary in Monterey County in these matters for the Environmental Consultant to be chosen by and/or agreed to by the County, for the Environmental Consultant to report directly to the County’s technical staff, and to avoid any real or perceived conflicts of interest for County to directly compensate the Environmental Consultant from funds paid to County by the Operator. The Company has a reasonable expectation that the Full EIR will determine that the full-development project will have “a less than significant environmental impact” with a “mitigated negative declaration”, meaning that the Project will be deemed environmentally acceptable with specific, delineated mitigation-measures being taken to protect and prevent, as far as possible, damage to life, health, property, natural resources, climate and other similar matters (e.g., water and air quality, scenic views or “viewshed”, etc.). The Company has a reasonable expectation that it will be able to obtain a Full EIR with a mitigated negative declaration for the full-field development project that should help expedite approval of necessary permits.

The surface lands at the Project are privately owned by the Porter Ranch and the subsurface mineral rights are privately owned by Lessor Bradley Minerals Company. The Porter Ranch is a multi-use working-ranch with operations that include the Company’s oil and gas operations as well as extensive agricultural and livestock operations. The Porter Ranch (surface owners) and the Bradley Minerals Company (mineral owners) are fully-aligned in their desire to develop the oil and gas resources at the Project. The Company has a reasonable expectation that the surface and mineral owners will be fully-aligned and fully-supportive of the Company’s full-field development plan and that this undivided support should help expedite approval of necessary permits.

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CalGEM has statutory mandates to ensure both energy production and environmental protection. The Company has a reasonable expectation that CalGEM will have a favorable view of the Company’s full-development plan for the South Salinas Project and that CalGEM accordingly will determine that the Company’s applications for necessary permits should be approved. The Company furthermore has a reasonable expectation that State Water Boards will, similarly to CalGEM, have a favorable view of the Company’s full-development plan for the South Salinas Project and that Water Boards accordingly will determine that the Company’s applications for necessary permits should be approved.

The Company has a reasonable expectation that the County Commissioners and more importantly the County Supervisors (the Supervisors are a higher authority than the Commissioners) of Monterey County will determine that the Company’s applications for necessary permits should be approved. This reasonable expectation is based, in part, on the expected benefits of the Project to the County and to the State of California that include the following statistics and claims from Californians for Energy Independence:

●	Oil and natural gas production in Monterey County plays a fundamental role in sustaining the energy supply and quality of life of the County’s 440,000 residents;
●	Oil and natural gas are vital to ensuring the health and safety of California’s communities;
●	the oil and gas industry contributes to Monterey County’s economy by providing a safe and reliable energy supply that fuels cars, heats homes, powers businesses, grows food and produces everyday products. County residents depend on oil and gas to produce and deliver their food and water supply, and for the countless products they use every day (e.g., cell phones, computers, medical devices, eyeglasses, asphalt roads, plastic kayaks, wet suits, tires, car batteries, etc.) and natural gas is an important local energy source for heating and cooking;
●	Roughly 75% of the oil and gas used in California is imported from foreign countries, many of which are unstable and/or have poor human rights, labor and/or environmental standards;
●	Monterey County and California lead the way in safe, affordable and environmentally responsible oil and gas production with the world’s strictest regulations;
●	More than 25 local, state and federal agencies oversee local oil and gas production in Monterey County;
●	Monterey County’s oil and gas workforce includes veterans, union members, first generation citizens, single parents and others, many of whom live and raise their families in the County and care deeply about the community;
●	Monterey County’s oil and gas industry directly supports approximately 868 full-time jobs with benefits, and nearly 50% of the workforce is ethnically diverse;
●	Average annual pay is $107,000 in oil industry: these are good paying jobs and the average wage is more than double the $51,900 average for all private sector jobs in Monterey County;
●	The oil industry supports $69 million per year in wage payments to employees in the County;
●	The oil industry has a positive impact on the region, providing high paying, full-time jobs, and upward mobility for workers including those with high school and/or technical degrees;
●	Property taxes represent the County’s largest source of general revenues, and are used to support schools, public safety, health, social assistance, services to combat homelessness, and other services;
●	Property taxes paid to the County from two operators at the San Ardo Oilfield are approximately $44 million per year: these operators are among the highest property-tax taxpayers in the County; and
●	The economic output of the oil industry in Monterey County is an estimated $644 million per year.

The Company has a reasonable expectation that the primary governmental regulatory agencies (i.e., CalGEM, State Water Boards and Monterey County) that are and/or that will be involved in the permitting process will endeavor to avoid any unconstitutional takings of private property that might result from denying permits for the South Salinas Project. The Company has a reasonable expectation that governmental regulatory agencies will wish to avoid any unconstitutional takings of private property and that this should help expedite approval of necessary permits.

Trio LLC, which is Operator of the South Salinas Project, has significant experience in Monterey County in obtaining necessary permits (e.g., drilling permits for exploration and development wells, permits for Underground Injection Control water-disposal projects, permits for constructing facilities, permits for constructing pipelines and power lines, etc.) from governmental regulatory agencies (e.g., CalGEM, Monterey County, and other local agencies). More specifically, Trio LLC, as Operator, developed both the Lynch Canyon Oil Field and the Hangman Hollow Area of the McCool Ranch Oil Field, both of which oilfields are located in Monterey County approximately seven miles north of the Company’s South Salinas Project. The Company has a reasonable expectation that, given its own expertise and the expertise and local experience of Trio LLC as an Operator, that the necessary permits may be obtained from governmental regulatory agencies and thus that there will exist the legal right to develop the Company’s reserves in the South Salinas Project.

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The Company has a reasonable expectation that it will be able to negotiate an agreement with Exxon/AERA to utilize their existing idle gas pipeline and one or more of their two idle oil pipelines that exist at the Company’s South Salinas Project. The pipelines extend from the Company’s South Salinas Project to the San Ardo Oil Field that is located approximately three miles to the north. San Ardo is a giant oilfield with cumulative oil recovery to-date of approximately 500 million barrels of oil – it is ranked among the largest 100 oilfields in the United States by the Energy Information Administration of the U.S. Department of Energy and is commonly cited as being among the largest ten oilfields in California. San Ardo uses significant natural gas for operations including to run steam-generators to generate steam for steam-injection into wells as part of thermal oil-recovery operations (i.e., to produce the heavy oil that occurs at the field). An additional supply of natural gas would be beneficial at San Ardo and the high-gravity oil that occurs in the Company’s South Salinas Project could be beneficially blended with the heavy oil at San Ardo (source: personal communication between Trio personnel and AERA Energy personnel: September, 2022). It is feasible that opening the three mile section of the pipelines will be agreeable to the Company and to Exxon/AERA to the financial benefit of all parties. If this arrangement cannot be realized, and if funding and the oil and gas reserves in the Project are sufficient, the Company and the Operator Trio LLC will seek permits for new oil and/or gas pipelines, perhaps along the right-of-way of the existing pipelines to minimize new surface disturbance. The Company has a reasonable expectation that it will be able to establish the transport of oil and/or gas, and especially gas, to market via pipelines, whether through the existing Exxon/AERA pipelines or new pipelines.

The Company has a reasonable expectation that the Company’s South Salinas Project will prove to have reserves approximately as estimated. The Company has this reasonable expectation because it believes that:

●	The geologic structures that contain oil and gas in the South Salinas Project occur approximately as mapped based on the integrated interpretations of three-dimensional seismic data and data from wells already drilled at the Project, including the BM 2-2 and HV-3A discovery wells;
●	The estimated oil and gas reserves at the South Salinas Project are well-supported by geologic analogues to other large and prolific oil and gas fields in California; and
●	The Reserve Report and Supplemental Reserve Report as prepared by KLSP are reasonable.

The Company has a reasonable expectation that it will have adequate funding to develop the reserves at the South Salinas Project. This reasonable expectation of adequate funding is based on anticipated proceeds from this offering, anticipated operating revenues, and if necessary, anticipated proceeds from additional capital raises:

●	The Company believes that the South Salinas Project has the potential to be both beneficial to society and profitable to shareholders and, for these and other reasons, that the Company’s IPO may raise funds sufficient to cover significant costs including the costs of Phase 1. As discussed elsewhere hereunder, Phase 1 is a development project with expenditures that are appropriately scaled to the capital raise that the Company anticipates may be realized in the near term in its IPO;
●	There are significant anticipated costs in the South Salinas Project primarily in years 2022-2027 due, in large part, to the estimated costs of drilling and completing oil and gas wells and building Project infrastructure. It is anticipated that these costs will be partly covered by funds raised in the Company’s IPO and furthermore that these costs will be partly and possibly entirely covered by revenue from oil and gas sales;
●	The Company has a reasonable expectation that additional capital raises, if necessary and subsequent to the Company’s IPO, will be successfully accomplished. This reasonable expectation is based on the experience and track record of the Company’s management team which has a demonstrated ability to secure funding for oil and gas exploration, development and production ventures, including that of Michael L. Peterson, our Chief Executive Officer and Frank C. Ingriselli, our Vice Chairman. The Company plans to leverage the relationships and experience of Messrs. Peterson and Ingriselli and other members of its management team in private and public equity fundraising to raise capital for the Company, if and as needed. Furthermore, this reasonable expectation is based on the confidence of Spartan Capital Securities, LLC, the Company’s investment banker, in both the Company and in the Project, and the various methods available for securing capital including financing plans that may be developed in collaboration with our bankers and/or future lenders based on reserves, cash flow and/or other considerations. The Company has a reasonable expectation that, between cash and equity, it will be able to raise whatever capital is necessary to successfully develop the South Salinas Project.

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For all of the reasons discussed above in this section, the Company has a reasonable expectation that the Company’s South Salinas Project will prove to have reserves approximately as estimated, that the Company will have adequate funding to develop the reserves, and that there will exist the legal right to develop the Company’s reserves in the Project.

Employees

As of November 30, 2023, we had 7 employees, all of which are located in the United States.

Subsidiaries

The Company has no subsidiaries.

DESCRIPTION OF REAL PROPERTY

Other than our interest in the South Salinas Project described herein, we do not own any real property.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.

LOCATION

Our principal executive office and operations are located at 5401 Business Park, Suite 115 Bakersfield, CA 93309 and our telephone number is (661) 324-3911. Our website address is www.trio-petroleum.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

MANAGEMENT

Executive Officers, Non-executive employees and Directors

The following table sets forth the name and age as of October 31, 2023, and position of the individuals who currently serve as directors and executive officers of the Company. The following also includes certain information regarding the individual experience, qualifications, attributes and skills of our directors and executive officers as well as brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors.

Name	Age	Position
Executive Officers
Michael L. Peterson	61	Chief Executive Officer and Director
Terry Eschner	67	President
Steven Rowlee	71	Chief Operating Officer
Stan Eschner	91	Executive Chairman and Director
Greg Overholtzer	66	Chief Financial Officer
Non-Employee Directors
Frank C. Ingriselli	69	Vice Chairman and Director
William J. Hunter	54	Director
John Randall	81	Director
Thomas J. Pernice	61	Director

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Executive Officers

Michael L. Peterson (Chief Executive Officer and Director) has served as our Chief Executive Officer since October 2023 and as a Director since July 2022. Mr. Peterson has served as CEO of Lafayette Energy Corporation since March 2022 and as a Director of Indonesia Energy Corporation (NYSE:INDO) since January 2021. Since December 2020, he has served as the Chief Executive Officer of Nevo Motors, Inc., a company that is commercializing low carbon emission trucks. From 2011 to 2018, Mr. Peterson served in several executive officer positions at PEDEVCO Corp. (NYSE American: PED), a public company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale plays in the United States. These positions included as Chief Executive Officer, President, Chief Financial Officer and Executive Vice President. Since August 2016, Mr. Peterson has served as an independent director on the board of TrxAde Group, Inc. (NASDAQ: MEDS), a web-based pharmaceutical market platform headquartered in Florida. From 2006 and 2012, he served in several executive positions at Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company. These positions included as Interim President, Director and Executive Vice President. From December 2008 to July 2012, Mr. Peterson also served as Chairman and Chief Executive Officer of Nevo Energy, Inc. (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form, which is currently operating as Nevo Motors, Inc.). From 2005 to 2006, Mr. Peterson served as a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City. From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high-net-worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President with the responsibility for a team of professionals that advised and managed over $7 billion in assets. Since Mr. Peterson’s retirement from Pedevco in 2018, he has served as the President of the Taipei Taiwan Mission of The Church of Jesus Christ of Latter-day Saints, in Taipei, Taiwan. Mr. Peterson received his Master degree of Business Administration at the Marriott School of Management and a Bachelor’s degree in Statistics and Computer Science from Brigham Young University.

Terry Eschner (President) has served as our President since inception. Prior to that, Mr. Terry Eschner has served as Senior Associate Geological Advisor to Trio LLC from 2015 to 2022, as President of Sarlan Resources Inc. from 1995 to 2022, and as Manager of Core Description LLC from 2010 to 2022. Mr. Terry Eschner has a BS in Geology from San Diego State University and a MA in Geology from the University of Texas at Austin.

Steven Rowlee (Chief Operating Officer) has served as our Chief Operating Officer since inception. Mr. Rowlee has served as Vice President and director of Trio LLC, the operator of the South Salinas Project, since 1984. Prior to that, Mr. Steven Rowlee served as West Coast Division Land Manager for Hanna Petroleum Company from 1982 until 1984. Mr. Steven Rowlee has a B.A. in Psychology from Azusa Pacific University and M.A. in Education from California State University Bakersfield.

Stan Eschner (Executive Chairman and Director) has served as our Executive Chairman since inception. Since 1983, Mr. Eschner has served as the Chairman Trio LLC, the operator of the South Salinas Project. From 1961 until 1983, Mr. Eschner held various positions at Occidental Petroleum (NYSE: OXY), including geologist, Vice President of Domestic Operations and Vice President - Chief Geologist- Worldwide. Before that, Mr. Eschner was a geologist (lieutenant) with the Army Corp of Engineers from 1955 until 1957, and a production geologist with Shell Oil Co.1958 until 1961. Mr. Eschner has a Master of Arts degree in Geology from University of California, Los Angeles.

Greg Overholtzer (Chief Financial Officer) has served as our Chief Financial Officer since February 2022. Since 2019, Mr. Overholtzer has worked as a part-time Chief Financial Officer of Indonesia Energy Corp. (NYSE AMERICAN: INDO). In addition, since November 2019, Mr. Overholtzer has served as a Consulting Director of Ravix Consulting Group. From December 2018 until November 2019, Mr. Overholtzer served as a Field Consultant at Resources Global Professionals. From January 2012 until December 2018, Mr. Overholtzer served as the Chief Financial Officer, Chief Accounting Officer and Controller of Pacific Energy Development (NYSE AMERICAN: PED). Mr. Overholtzer holds a BA in Zoology and an MBA in Finance from the University of California, Berkeley.

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Non-Employee Directors

Frank C. Ingriselli (Vice Chairman and Director) served as our Chief Executive Officer from February 2022 to October 2023, and has served as a Director since February 2022. Also since February 2022, Mr. Ingriselli has served as a Director of Elephant Oil Corp., an oil and gas company with assets in Africa, and as a Director of Lafayette Energy Corp., a privately held oil and gas company with assets in the State of Louisiana. Since February 2019, Mr. Ingriselli has served as the President of Indonesia Energy Corp. (NYSE AMERICAN: INDO). With over 44 years of experience in the energy industry, Mr. Ingriselli is a seasoned leader and entrepreneur with wide-ranging exploration and production experience in diverse geographies, business climates and political environments. From 2005 to 2018, Mr. Ingriselli was the founder, President, CEO and Chairman of PEDEVCO Corp. and Pacific Asia Petroleum, Inc., both energy companies which are or were listed on the NYSE American. Prior to founding these two companies, from 1979 to 2001, Mr. Ingriselli worked at Texaco in diverse senior executive positions involving exploration and production, power and gas operations, merger and acquisition activities, pipeline operations and corporate development. The positions Mr. Ingriselli held at Texaco included President of Texaco Technology Ventures, President and CEO of the Timan Pechora Company (owned by affiliates of Texaco, Exxon, Amoco, Norsk Hydro and Lukoil), and President of Texaco International Operations, where he directed Texaco’s global initiatives in exploration and development. While at Texaco, Mr. Ingriselli, among other activities, led Texaco’s initiatives in exploration and development in China, Russia, Australia, India, Venezuela and many other countries. Mr. Ingriselli is also on the Board of Trustees of the Eurasia Foundation, and is the founder and Chairman of Brightening Lives Foundation, Inc., a charitable public foundation. Mr. Ingriselli served as an independent member of the Board of Directors of NXT Energy Solutions Inc. (TSX:SFD; OTC QB:NSFDF) from 2019 until January 2023. From 2016 through 2018, Mr. Ingriselli founded and was the President and CEO of Blackhawk Energy Ventures Inc. which endeavored to acquire oil and gas assets in the United States for development purposes. Mr. Ingriselli graduated from Boston University in 1975 with a B.S. in business administration. He also earned an M.B.A. from New York University in both finance and international finance in 1977 and a J.D. from Fordham University School of Law in 1979.

William J. Hunter (Director) has served as a Director since July 2022. From 2015 until 2022, Mr. Hunter served as Managing Partner of Hunter Resources LLC, a strategic and financial consulting firm. From 2017 until 2021, Mr. Hunter served as the President, Chief Financial Officer and Director of Advent Technologies post-merger with AMCI Acquisition Corp. From 2013 until 2015, Mr. Hunter served as Managing Director of the Industrial Group of Nomura Securities. William Hunter received his B.Sc. from DePaul University in Chicago and an MBA with distinction from the Kellstadt School of Business at DePaul University.

John Randall (Director) has served as a Director since November 2021. From April 2017 until November 2021, Mr. Randall served as a professional geologist where he consulted to various companies and lenders. From April 2016 until April 2017, Mr. Randall was Vice President of the California Business Unit of Azimuth Energy. Before this, from 2003 until April 2016, Mr. Randall served as Senior Geologist at Freeport-McMoran Oil and Gas. From 1984 until 2001 Mr. Randall was a Geologist and senior manager at various divisions of Chevron in California and also during that time spent 4 years as an expatriate as the geological operations manager at Chevron’s Tengiz operations in Kazakhstan. From 1977 until 1984 Mr. Randall was a Geology Manager for Gulf Oil Corp and from 1970 until 1977 he was a development geologist for Union Oil Company. Mr. Randall holds an MS in Geology and a BS in Geology from Southern Illinois University.

Thomas J. Pernice (Director) has served as a Director since November 2021. Mr. Pernice has served as the President of Modena Holding Corporation, a company providing corporate and executive advisory services, since 2000. In addition, he has served as a partner with The Abraham Group, an international strategic consulting firm and with Green Partners USA, LLC, a private equity real estate fund dedicated to green building since 2007. In 2004, he was appointed Senior Policy Advisor and Executive Director of the Secretary of Energy Advisory Board at the U.S. Department of Energy where he served until 2006. He was a partner and Managing Director of Cappello Group, a boutique investment and merchant bank in Los Angeles from 2000 to 2004. Mr. Pernice also served in the Family Offices of billionaire industrialist David H. Murdock where he was a member of the Chairman’s Global Leadership Team and Executive Officer of Dole Food Company, Inc. (NYSE: DOL) from 1992 to 2000. Mr. Pernice was as a Presidential Appointee and member of the senior White House staff serving from 1984 to 1992 where he traveled as a diplomatic representative of the United States to more than 92 countries. Further, Mr. Pernice has served as a member of the board of directors of D3 Energy Corporation since 2022, and Panvaxal, LLC, a private biotechnology company since 2019. Mr. Pernice holds a BA in Broadcast Journalism from the University of Southern California.

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Family Relationships

Stan Eschner is Terry Eschner’s father. There are no other family relationships among our directors or executive officers.

Director or Officer Involvement in Certain Prior Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years, other than Mr. Pernice who served as a co-founder of Gibraltar Associates, LLC, a private company, from 2007 until 2013, which entity went into receivership in approximately September 2014.

Board Composition and Election of Directors

Our board of directors currently consists of six members. Under our amended and restated bylaws, the number of directors will be determined from time to time by our board of directors.

Director Independence

Our board has determined that Frank Ingriselli, Stan Eschner and Michael Peterson currently have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, such that they cannot be deemed “independent” as that term is defined under the rules of the NYSE American, or the NYSE American rules. As permitted by the NYSE American, we intend to phase-in compliance with the NYSE American’s director independence requirements within the schedule outlined in the NYSE American rules. Our board has determined that William Hunter, John Randall and Thomas J. Pernice are all “independent” as that term is defined under the NYSE American rules. That schedule requires a majority of the members of our Board to be independent within one year of listing. It also requires one member of each Board committee be independent at the time of listing, a majority of Board committee members to be independent within 90 days of listing, and all Board committee members to be independent within one year from listing.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

●	the Class I directors are John Randall and Thomas J. Pernice, and their terms will expire at our first annual meeting of stockholders following our IPO;

●	the Class II directors are Michael L. Peterson and William J. Hunter, and their terms will expire at our second annual meeting of stockholders following our initial public offering, and

●	the Class III directors are Frank C. Ingriselli and Stan Eschner, and their terms will expire at the third annual meeting of stockholders following our initial public offering.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors.

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Board Leadership Structure

Our corporate governance guidelines provide that, if the chairman of the board is a member of management or does not otherwise qualify as independent, the independent directors of the board may elect a lead director. The lead director’s responsibilities include, but are not limited to: presiding over all meetings of the board of directors at which the chairman is not present, including any executive sessions of the independent directors; approving board meeting schedules and agendas; and acting as the liaison between the independent directors and the chief executive officer and chairman of the board. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors will not have a standing risk management committee, but will rather administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.

Board Committees

We have the following board of directors committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee’s charter is available under the Corporate Governance section of our website at www.triopetro.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee. The Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

●	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	discussing our risk management policies;

●	meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

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●	reviewing and approving or ratifying any related person transactions; and

●	preparing the audit committee report required by SEC rules.

The members of our audit committee are William Hunter (chairperson), Thomas J. Pernice and John Randall. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE American. Our board has determined that William Hunter is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE American. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. However, a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for one year from the date of effectiveness of the Registration Statement. Our board of directors has determined that all members of the audit committee are independent under the heightened audit committee independence standards of the SEC and the NYSE American.

As allowed under the applicable rules and regulations of the SEC and the NYSE American, we intend to phase in compliance with the heightened audit committee independence requirements prior to the end of the one-year transition period. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE American.

Compensation Committee. The Compensation Committee’s responsibilities include:

●	reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

●	overseeing and administering our cash and equity incentive plans;

●	reviewing and making recommendations to our board of directors with respect to director compensation;

●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

●	preparing the annual compensation committee report required by SEC rules, to the extent required.

The members of our compensation committee are Thomas J. Pernice (chair) and William Hunter. Each of the members of our compensation committee is independent under the applicable rules and regulations of the NYSE American and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE American.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become board members;

●	recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

●	developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and

●	overseeing a periodic evaluation of our board of directors.

The members of our nominating and corporate governance committee are Thomas J. Pernice (chairperson) and John Randall. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the NYSE American relating to nominating and corporate governance committee independence. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE American.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is a current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the last completed fiscal year.

Code of Ethics and Code of Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is available under the Corporate Governance section of our website at www.triopetro.com. In addition, we have posted on our website all disclosures that are required by law or the rules of the NYSE American concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation

The following sets forth the compensation paid by us to our named executive officers for the period from July 19, 2021 (Inception) through October 31, 2022 and for the fiscal year ended October 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Michael Peterson,	2023	8,974	—	—	—	31,538	40,512
Chief Executive Officer (1)	2022	—	—	—	—	—	—

Frank Ingriselli,	2023	320,000	—	214,000	—	—	534,000
Chief Executive Officer and Vice Chairman (2)	2022	160,000	—	61,750	—	—	191,725

Ron Bauer,	2023	—	—	—	—	—	—
Chief Executive Officer (3)	2022	—	—	—	—	—	—

Greg Overholtzer,	2023	85,000	—		—	—	85,000
Chief Financial Officer (4)	2022	25,000	—	6,175	—	—	31,173

(1)	Effective as of October 23, 2023, we entered into an employment agreement with Mr. Peterson for a term ending on December 31, 2025. Per his employment agreement, Mr. Peterson was granted 1,000,000 restricted stock units (“RSU”) which are subject to Continuous Service (as such term is defined in the 2022 Equity Incentive Plan) and have a vesting period of 25% every six months. As of October 31. 2023, none of the shares of restricted stock awarded to Mr. Peterson have vested. Under such agreement, we also agreed to pay Mr. Peterson a salary of $350,000 per year and an annual bonus, targeted at 100% of base salary, as determined by the Board based on his performance and the achievements of the Company. Other compensation reflects fees paid to Mr. Peterson for serving on the Board and Board committees while serving as an non-employee director of the Company for most of the Company’s fiscal year ended October 31, 2023.

(2)	Effective as of February 1, 2022, we entered into an employment agreement with Mr. Ingriselli for a term ending on December 31, 2024, which employment agreement was terminated as of October 23, 2023, as a result of Mr. Ingriselli’s resignation as the Chief Executive Officer of the Company. Per his employment agreement, Mr. Ingriselli was granted 1,000,000 restricted stock units (“RSU”) which were, subject to Continuous Service, had a vesting period of two years, and as of October 31, 2023, all except 250,000 of such RSUs have vested. The remaining 250,000 RSUs will vest on February 1, 2024, as long as Mr. Ingriselli continues to serve as a director of the Company on that date. The Company entered into a consulting agreement with Mr. Ingriselli, as of October 23, 2023, which has a term until December 31, 2023.

(3)	Effective as of July 19, 2021 (Inception) through January 31, 2022, Ron Bauer served as our Chief Executive Officer of the Company. We did not enter into an employment agreement with Mr. Bauer, nor did he receive a salary or any other compensation during that time at this position.

(4)	Effective as of February 1, 2022, we entered into an employment agreement with Mr. Overholtzer for a term ending on December 31, 2024, which shall auto-renew for additional one-year terms. Under such agreement, we have agreed to pay Mr. Overholtzer a salary of $60,000, provided his salary increased to $120,000 on the first date the Company’s shares were publicly traded. He is eligible for an annual bonus, beginning in 2022, targeted at 50% of base salary, as determined by the Board based on his performance and he achievement by the Company of financial, operating and other objectives set by the Board. Per his employment agreement, Mr. Overholtzer also was granted of 100,000 RSUs which will, subject to continued employment, vest over a two-year vesting schedule, under which 25,000 of the RSUs were subject to vesting upon the earlier of three months after the IPO or six months after the grant date, February 1, 2022, and thereafter vesting in equal tranches every six months until fully vested or Mr. Overholtzer’s Continued Service is terminated prior thereto. As of October 31, 2023, 75,000 of the RSUs have vested, and the remaining 25,000 RSUs will vest on February 1, 2024, as long as Mr. Overholtzer remains in Continuous Service with the Company on that date.

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Outstanding Equity Awards at Year-End

The following table provides information on outstanding equity awards as of October 31, 2023 to our NEOs.

Name	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Michael Peterson (1)	-	-	1,000,000	$185,250
Frank Ingriselli (2)			750,000	$185,250
Greg Overholtzer (3)	-	-	75,000	$18,525

(1)	Mr. Peterson was granted an award of 1,000,000 RSUs, subject to Continuous Service, with a vesting schedule in which 25% of the shares of restricted stock will vest six months after effective date of his employment agreement, and the remainder shall vest in equal tranches every six months thereinafter until either the shares of restricted stock are fully vested or Mr. Peterson’s Continuous Service with the Company terminates, whichever occurs first. As of October 31. 2023, none of the shares of restricted stock awarded to Mr. Peterson have vested.

(2)	Mr. Ingriselli was granted 1,000,000 restricted stock units (“RSU”) which were, subject to Continuous Service, had a vesting period of two years, and as of October 31, 2023, all except 250,000 of such RSUs have vested The remaining 250,000 RSUs will vest on February 1, 2024, as long as Mr. Ingriselli continues to serve as a director of the Company on that date.

(3)	Mr. Overholtzer was granted 100,000 RSUs which were, subject to Continuous Service, had a vesting period of two years, and as of October 31, 2023, all except 25,000 of such RSUs have vested. The remaining 75,000 RSUs will vest on February 1, 2024, as long as Mr. Overholtzer remains in Continuous Service with the Company on that date.

Employment Agreement/Consulting Agreement - Frank Ingriselli

Effective as of February 1, 2022, we entered into an employment agreement with our former CEO, Frank Ingriselli. Mr. Ingriselli was employed effective February 25, 2022 for a term ending on December 31, 2024, but his employment was terminated, as of October 23, 2023, as a result of his resignation as CEO of the Company.

On October 16, 2023, the Company and Global Venture Investments LLC (“Consultant”), a Delaware limited liability company and a wholly-owned consulting firm owned 100% by Mr. Ingriselli, entered into a Consulting Agreement (the “Consulting Agreement”), effective as of October 23, 2023, and continuing through December 31, 2023. Pursuant to the Consulting Agreement, Mr. Ingriselli provides services relating to investor relations, public relations, financing strategies, corporate strategies, and development of business opportunities and providing background information with respect to Company’s history. In consideration for his consulting services, and pursuant to the terms of the Consulting Agreement, the Company has agreed to pay Mr. Ingriselli a cash consulting fee equal to $10,000 per month, payable within five business days after the commencement of each calendar month during the term of the Consulting Agreement. With prior written consent from the Company, the Company shall reimburse Mr. Ingriselli for all reasonable out-of-pocket travel expenses incurred by Mr. Ingriselli when such travel is specifically requested by the Company. Pursuant to the Consulting Agreement, all Confidential Information (as defined in the Consulting Agreement) remains the property of the Company, including, without limitation, the Company’s proprietary information, technical data, trade secrets, know-how, financial information, product plans, products, services, research, and developments.

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Employment Agreement- Greg Overholtzer

Effective as of February 1, 2022, we entered into an employment agreement with our Chief Financial Officer, Greg Overholtzer. Mr. Overholtzer is employed effective February 25, 2022 for a term ending on December 31, 2024, which shall auto-renew for additional one-year terms. Mr. Overholtzer reports directly to the Board and performs his services in California.

We have agreed to pay Mr. Overholtzer a salary of $60,000, provided his salary increased to $120,000 on the first date the Company’s shares were publicly traded. He became eligible for an annual bonus beginning in 2022, targeted at 50% of base salary, as determined by the Board based on his performance and the achievement by the Company of financial, operating and other objectives set by the Board. Mr. Overholtzer was also granted an award of 100,000 RSUs which, as of October 31, 2023, have vested with respect to 75,000 RSUs, and the remaining and the remaining 25,000 RSUs will vest on February 1, 2024,as long as Mr. Overholtzer remains in Continuous Service on such date. Mr. Overholtzer also receives a standard benefit package, and reimbursement for reasonable business and travel expenses. He also is eligible for twenty-five vacation days per annum. Although Mr. Overholtzer is employed pursuant to a term, either side may terminate his Agreement earlier. We may terminate Mr. Overholtzer’s employment with or without Cause. “Cause” means: (a) conviction of, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Mr. Overholtzer involving fraud, breach of the duty of loyalty, malfeasance or willful misconduct; (c) the failure or refusal by Mr. Overholtzer to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Mr. Overholtzer’s duties; (f) willful misconduct, or other material violation of Company policy or code of conduct that causes a material adverse effect upon the Company; (g) material uncured breach of any written agreement with the Company (subject to a 10 business day cure right on behalf of the Company); or (h) any action that in the reasonable belief of the Company shall or potentially shall subject the Company to negative or adverse publicity or effects.

Mr. Overholtzer may resign on 90 days’ written notice.

In the event of a termination without Cause, we have agreed, if Mr. Overholtzer signs a release in a form provided by the Company, to pay Mr. Overholtzer severance of twelve months of Base Salary continuation for the twelve month period of time following the separation date. Delaware law governs Mr. Overholtzer’s agreement, provided that any disputes are resolved via arbitration in San Jose, California.

Mr. Overholtzer has agreed to the Company’s standard form of Confidentiality, Non-Solicitation, and Non-Compete Agreement as a condition of execution of the Agreement.

Employment Agreement- Steven A. Rowlee

We entered into an employment agreement with our COO, Steven A. Rowlee, effective as of the date of the consummation of our initial public offering, in April 2023, for a term ending on December 31, 2024, which shall auto-renew for additional one-year terms. Mr. Rowlee reports to the CEO and performs his services in California.

We have agreed to pay Mr. Rowlee a salary of $170,000. He is eligible for an annual bonus, beginning in 2023, targeted at 50% of base salary, as determined by the Board based on his performance and the achievement by the Company of financial, operating and other objectives set by the Board. We are able to reevaluate base salary in the event we purchase all or some of the assets of Trio LLC or if all of a substantial portion of Trio LLC’s assets are disposed or sold to a third party unaffiliated with the Company. Mr. Rowlee was also granted an award of 150,000 RSUs, subject to Continuous Service, with a vesting schedule in which 25% of the RSUs vested 6 months after the IPO, and the remainder shall vest in equal tranches every 6 months thereinafter until either the RSUs are fully vested or Mr. Rowlee’s Continuous Service with the Company terminates, whichever occurs first. As of October 31, 2023, 37,500 of the RSUs have vested and the remaining 112,500 RSUs will vest in equal tranches of 37,500 RSUs on each of April 20, 2024, October 20, 2024 and April 20, 2025. Mr. Rowlee also receives a standard benefit package, and reimbursement for reasonable business and travel expenses. He also is eligible for twenty-five vacation days per annum. Although Mr. Rowlee is employed pursuant to a term, either side may terminate his Agreement earlier. We may terminate Mr. Rowlee’s employment with or without Cause. “Cause” means: (a) conviction of, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Mr. Rowlee involving fraud, breach of the duty of loyalty, malfeasance or willful misconduct; (c) the failure or refusal by Mr. Rowlee to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Mr. Rowlee’s duties; (f) willful misconduct, or other material violation of Company policy or code of conduct that causes a material adverse effect upon the Company; (g) material uncured breach of any written agreement with the Company (subject to a 10 business day cure right on behalf of the Company); or (h) any action that in the reasonable belief of the Company shall or potentially shall subject the Company to negative or adverse publicity or effects.

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Mr. Rowlee may resign on 90 days’ written notice.

In the event of a termination without Cause, we have agreed, if Mr. Rowlee signs a release in a form provided by the Company, to pay Mr. Rowlee severance of twelve months of Base Salary continuation for the twelve month period of time following the separation date. Delaware law governs Mr. Rowlee’s agreement, provided that any disputes are resolved via arbitration in San Jose, California.

Mr. Rowlee has agreed to the Company’s standard form of Confidentiality, Non-Solicitation, and Non-Compete Agreement as a condition of execution of the Agreement.

Employment Agreement- Terence B. Eschner

We entered into an employment agreement with our President, Terence B. Eschner, effective as of the date of the consummation of our initial public offering, in April 2023, for a term ending on December 31, 2024, which shall auto-renew for additional one-year terms. Mr. Eschner reports to the CEO and performs his services in Colorado or California.

We have agreed to pay Mr. Eschner a salary of $170,000. He is eligible for an annual bonus, beginning in 2023, targeted at 50% of base salary, as determined by the Board based on his performance and the achievement by the Company of financial, operating and other objectives set by the Board. We are able to reevaluate base salary in the event we purchase all or some of the assets of Trio LLC or if all of a substantial portion of Trio LLC’s assets are disposed or sold to a third party unaffiliated with the Company. Mr. Eschner was also granted an award of 150,000 RSUs, subject to Continuous Service, with a vesting schedule in which 25% of the RSUs vested 6 months after the IPO, and the remainder shall vest in equal tranches every 6 months thereinafter until either the RSUs are fully vested or Mr. Eschner’s Continuous Service with the Company terminates, whichever occurs first. As of October 31, 2023, 37,500 of the RSUs have vested and the remaining 112,500 RSUs will vest in equal tranches of 37,500 RSUs on each of April 20, 2024, October 20, 2024 and April 20, 2025. Mr. Eschner also receives a standard benefit package, and reimbursement for reasonable business and travel expenses. He also is eligible for twenty-five vacation days per annum. Although Mr. Eschner is employed pursuant to a term, either side may terminate his Agreement earlier. We may terminate Mr. Eschner’s employment with or without Cause. “Cause” means: (a) conviction of, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Mr. Eschner involving fraud, breach of the duty of loyalty, malfeasance or willful misconduct; (c) the failure or refusal by Mr. Eschner to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Mr. Eschner’s duties; (f) willful misconduct, or other material violation of Company policy or code of conduct that causes a material adverse effect upon the Company; (g) material uncured breach of any written agreement with the Company (subject to a 10 business day cure right on behalf of the Company); or (h) any action that in the reasonable belief of the Company shall or potentially shall subject the Company to negative or adverse publicity or effects.

Mr. Eschner may resign on 90 days’ written notice.

In the event of a termination without Cause, we have agreed, if Mr. Eschner signs a release in a form provided by the Company, to pay Mr. Eschner severance of twelve months of Base Salary continuation for the twelve month period of time following the separation date. Delaware law governs Mr. Eschner’s agreement, provided that any disputes are resolved via arbitration in San Jose, California.

Mr. Eschner has agreed to the Company’s standard form of Confidentiality, Non-Solicitation, and Non-Compete Agreement as a condition of execution of the Agreement.

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Employment Agreement- Stanford Eschner

We entered into an employment agreement with our Chairman, Stanford Eschner, effective as of the consummation of our initial public offering, in April 2023, for a term ending on December 31, 2024, which shall auto-renew for additional one-year terms. Mr. Eschner reports to the CEO and performs his services in California.

We have agreed to pay Mr. Eschner a salary of $170,000. He is eligible for an annual bonus, beginning in 2023, targeted at 50% of base salary, as determined by the Board based on his performance and the achievement by the Company of financial, operating and other objectives set by the Board. We are able to reevaluate base salary in the event we purchase all or some of the assets of Trio LLC or if all of a substantial portion of Trio LLC’s assets are disposed or sold to a third party unaffiliated with the Company. Mr. Eschner was also granted an award of 150,000 RS, subject to Continuous Service, with a vesting schedule in which 25% of the RSUs vested 6 months after the IPO, and the remainder shall vest in equal tranches every 6 months thereinafter until either the RSS are fully vested or Mr. Eschner’s Continuous Service with the Company terminates, whichever occurs first. As of October 31, 2023, 37,500 of the RSUS have vested and the remaining 112,500 RSUs will vest in equal tranches of 37,500 RSUs on each of April 20, 2024, October 20, 2024 and April 20, 2025. Mr. Eschner also receives a standard benefit package, and reimbursement for reasonable business and travel expenses. He also is eligible for twenty-five vacation days per annum. Although Mr. Eschner is employed pursuant to a term, either side may terminate his Agreement earlier. We may terminate Mr. Eschner’s employment with or without Cause. “Cause” means: (a) conviction of, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Mr. Eschner involving fraud, breach of the duty of loyalty, malfeasance or willful misconduct; (c) the failure or refusal by Mr. Eschner to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Mr. Eschner’s duties; (f) willful misconduct, or other material violation of Company policy or code of conduct that causes a material adverse effect upon the Company; (g) material uncured breach of any written agreement with the Company (subject to a 10 business day cure right on behalf of the Company); or (h) any action that in the reasonable belief of the Company shall or potentially shall subject the Company to negative or adverse publicity or effects.

Mr. Eschner may resign on 90 days’ written notice.

In the event of a termination without Cause, we have agreed, if Mr. Eschner signs a release in a form provided by the Company, to pay Mr. Eschner severance of twelve months of Base Salary continuation for the twelve month period of time following the separation date. Delaware law governs Mr. Eschner’s agreement, provided that any disputes are resolved via arbitration in San Jose, California.

Mr. Eschner has agreed to the Company’s standard form of Confidentiality, Non-Solicitation, and Non-Compete Agreement as a condition of execution of the Agreement.

Employment Agreement- Michael L. Peterson

We entered into an employment agreement with Michael L. Peterson, who became our CEO, effective as of October 23, 2023, for a term ending on December 31, 2025, which shall auto-renew for additional one-year terms. Mr. Peterson reports directly the Board and performs his services in Utah.

We have agreed to pay Mr. Peterson a salary of $350,000. He is eligible for an annual bonus targeted at 100% of base salary, as determined by the Board based on his performance and the achievement by the Company of financial, operating and other objectives set by the Board. Mr. Peterson was also granted an award of 1,000,000 of restricted stock, subject to Continuous Service, with a vesting schedule in which 25% of the shares of restricted stock will vest 6 months after effective date of his employment agreement, and the remainder shall vest in equal tranches every 6 months thereinafter until either the shares of restricted stock are fully vested or Mr. Peterson’s Continuous Service with the Company terminates, whichever occurs first. As of October 31. 2023, none of the shares of restricted stock awarded to Mr. Peterson have vested. Mr. Peterson also receives a standard benefit package, and reimbursement for reasonable business and travel expenses. He also is eligible for twenty-five vacation days per annum. Although Mr. Peterson is employed pursuant to a term, either the Company or Mr. Peterson may terminate his employment earlier. We may terminate Mr. Peterson’s employment with or without Cause. “Cause” means: (a) conviction of, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Mr. Peterson involving fraud, breach of the duty of loyalty, malfeasance or willful misconduct; (c) the failure or refusal by Mr. Peterson to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Mr. Peterson’s duties; (f) willful misconduct, or other material violation of Company policy or code of conduct that causes a material adverse effect upon the Company; (g) material uncured breach of any written agreement with the Company (subject to a 10 business day cure right on behalf of the Company); or (h) any action that in the reasonable belief of the Company shall or potentially shall subject the Company to negative or adverse publicity or effects.

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Mr. Peterson may resign on 90 days’ written notice.

In the event of a termination without Cause, we have agreed, if Peterson signs a release in a form provided by the Company, to pay Mr. Peterson severance of twelve months of Base Salary continuation for the twelve month period of time following the separation date. Delaware law governs Mr. Peterson’s employment agreement, provided that any disputes are resolved via arbitration in San Jose, California.

Mr. Peterson has agreed to the Company’s standard form of Confidentiality, Non-Solicitation, and Non-Compete Agreement as a condition of execution of the Agreement.

Incentive Award Plans

2022 Equity Incentive Plan

We have adopted and approved the 2022 Equity Incentive Plan (the “2022 Incentive Plan”). Under the 2022 Incentive Plan, we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2022 Incentive Plan are summarized below.

Types of Awards. The 2022 Incentive Plan provides for the grant of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), restricted stock awards, restricted stock and restricted stock units (“RSUs”), equity appreciation rights, and other forms of stock-based compensation.

Eligibility and Administration. Employees, officers, consultants, directors, and other service providers of the Company and its subsidiaries are eligible to receive awards under the 2022 Incentive Plan. The 2022 Incentive Plan is administered by the board which may delegate its duties and responsibilities to committees of the company’s directors and/or officers (all such bodies and delegates referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or other applicable law or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2022 Incentive Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the 2022 Incentive Plan, including any vesting and vesting acceleration conditions.

Share Reserve. Pursuant to the 2022 Incentive Plan, we have reserved 4,000,000 shares of the shares of Common Stock for issuance thereunder. The share reserve is subject to the following adjustments:

●	The share limit is increased by the number of shares subject to awards granted that later are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares.

●	Shares that are withheld upon exercise to pay the exercise price of a stock option or satisfy any tax withholding requirements are added back to the share reserve and again are available for issuance under the 2022 Incentive Plan.

Awards issued in substitution for awards previously granted by a company that merges with, or is acquired by, the Company do not reduce the share reserve limit under the 2022 Incentive Plan.

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Stock Options and Equity Appreciation Rights. ISOs may be granted only to employees of the Company, or to employees of a parent or subsidiary of the Company, determined as of the date of grant of such options. An ISO granted to a prospective employee upon the condition that such person becomes an employee shall be deemed granted effective on the date such person commences employment. The exercise price of an ISO shall not be less than 100% of the fair market value of the shares covered by the awards on the date of grant of such option pursuant to the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Notwithstanding the foregoing, an ISO may be granted with an exercise price lower than the minimum exercise price set forth above if such award is granted pursuant to an assumption or substitution for another option in a manner that complies with the provisions of Section 424(a) of the Code. Notwithstanding any other provision of the 2022 Incentive Plan to the contrary, no ISO may be granted under the 2022 Incentive Plan after 10 years from the date that the 2022 Incentive Plan was adopted. No ISO shall be exercisable after the expiration of 10 years after the effective date of grant of such award, subject to the following sentence. In the case of an ISO granted to a ten percent stockholder, (i) the exercise price shall not be less than 110% of the fair market value of a share on the date of grant of such ISO, and (ii) the exercise period shall not exceed 5 years from the effective date of grant of such ISO. Equity appreciation rights will entitle the holder to receive a payment (in cash or in shares) based on the appreciation in the fair market value of the shares subject to the award up to a specified date or dates. Equity appreciation rights may be granted to the holders of any stock options granted under the 2022 Equity Incentive Plan or may be granted independently of and without relation to stock options.

Restricted Stock and Restricted Stock Units. The committee may award restricted stock and RSUs under the 2022 Incentive Plan. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified vesting conditions are not satisfied. RSU awards result in the transfer of shares of stock to the participant only after specified vesting conditions are satisfied. A holder of restricted stock is treated as a current shareholder and shall be entitled to dividend and voting rights, whereas the holder of a restricted stock unit is treated as a shareholder with respect to the award only when the shares are delivered in the future. Specified vesting conditions may include performance goals to be achieved during any performance period and the length of the performance period. The committee may, in its discretion, make adjustments to performance goals based on certain changes in the Company’s business operations, corporate or capital structure or other circumstances. When the participant satisfies the conditions of an RSU award, the Company may settle the award (including any related dividend equivalent rights) in shares, cash or other property, as determined by the committee, in its sole discretion.

Other Shares or Share-Based Awards. The committee may grant other forms of equity-based or equity-related awards other than stock options, equity appreciation rights, restricted stock or restricted stock units. The terms and conditions of each stock-based award shall be determined by the committee.

Sale of the Company. Awards granted under the 2022 Incentive Plan do not automatically accelerate and vest, become exercisable (with respect to stock options), or have performance targets deemed earned at target level if there is a sale of the Company. The Company does not use a “liberal” definition of change in control as defined in Institutional Shareholder Services’ proxy voting guidelines. The 2022 Incentive Plan provides flexibility to the committee to determine how to adjust awards at the time of a sale of the Company.

Transferability of Awards. Except as described below, awards under the 2022 Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The committee has discretion, however, to permit certain transfer of awards to other persons or entities.

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2022 Incentive Plan and any outstanding awards, as well as the exercise price or base price of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

Amendment and Termination. The board of directors may amend, modify or terminate the 2022 Incentive Plan without stockholder approval, except that stockholder approval must be obtained for any amendment that, in the reasonable opinion of the board or the committee, constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a stock exchange on which shares of Common Stock are then listed. The 2022 Incentive Plan will terminate upon the earliest of (1) termination of the 2022 Incentive Plan by the board of directors, or (2) the tenth anniversary of the board adoption of the 2022 Incentive Plan. Awards outstanding upon expiration of the 2022 Incentive Plan shall remain in effect until they have been exercised or terminated, or have expired.

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Director Compensation

The following table provides information for the compensation of our non-employee directors for the fiscal year ended October 31, 2023:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Total ($)
John Randall	31,538	—	31,538
Thomas J. Pernice	31,538	—	31,538
William J. Hunter	31,538	—	31,538

The material terms of the non-employee director compensation program are summarized below.

The non-employee director compensation provides for annual retainer fees and/or long-term equity awards for our non-employee directors. We expect each non-employee director will receive an annual retainer of $50,000 plus an additional $10,000 for each board committee that he or she is on.

Compensation under our non-employee director compensation policy will be subject to the annual limits on non-employee director compensation set forth in the 2022 Incentive Plan, as described above, but such limits will not apply prior to the first calendar year following the calendar year in which our initial public offering was completed. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation set forth in the 2022 Incentive Plan. As provided in the 2022 Incentive Plan, our board of directors or its authorized committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the board of directors or its authorized committee may determine in its discretion.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since July 19, 2021 (inception) to which we have been a party in which the amount involved will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Related Party Transactions

South Salinas Project Purchase

Initial Purchase and Sale Agreement

On September 14, 2021, we entered into a purchase and sale agreement where we acquired Trio LLC’s approximate 82.75% WI in the South Salinas Project for consideration of $4 million and 4,900,000 shares of our Common Stock.

Fourth Amendment to the Purchase and Sale Agreement

On December 22, 2022, we entered into the Fourth Amendment where we acquired a subsequent additional approximate 3% WI in the South Salinas Project from Trio LLC for $60,529.40. In addition, the Fourth Amendment granted us a 120-day option to acquire the Optioned Assets. The Option Fee is $150,000, which was paid by the Company to Trio LLC. The Optioned Assets are as follows:

●	The Hangman Hollow Field asset with an option to acquire Trio LLC’s 44% working interest and their Operatorship;
●	The Kern Front Field asset with an option to acquire Trio LLC’s 22% working interest and their Operatorship; and
●	The Union Avenue Field with an option to acquire Trio LLC’s 20% working interest and their Operatorship;

On May 12, 2023, subsequent to the 120-day option window referenced above, the Company announced the signing of an Acquisition Agreement to potentially acquire up to 100% of the working interest in the Union Avenue Field. The Agreement is between the Company and Trio LLC, on behalf of itself as Operator and holding a 20% working interest in Union Avenue Field as well as to facilitate the remaining 80% working interest holders. As Trio LLC is partly owned and controlled by members of Trio’s management, this would be a related party transaction, and a special committee of Trio’s board of directors (the “Trio Special Committee”) has been formed to evaluate and negotiate the terms of this acquisition.

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Trio has engaged KLSP to conduct a comprehensive analysis and valuation of the asset, which analysis has been delivered to the Company and is being evaluated by the Trio Special Committee.

Under the Fourth Amendment, we also agreed to start the process of pursuing and consummating additional lease acquisitions in the areas deemed by the parties to be higher priority areas lying within and around the South Salinas Project Area. Such acquisitions shall be for an aggregate purchase price not to exceed approximately $79,000.00. Some leases were acquired in February and March, 2023, as described more-fully elsewhere hereunder.

Further under the Fourth Amendment, we agreed to engage the services of a contractor to do road access work and dirt-moving work (estimated to cost approximately $170,000.00) that was necessary before the commencement of drilling the HV-1 well. We also agreed to pay a deposit (in an amount not to exceed $25,000) to secure a drilling rig to drill the HV-1 well, which was drilled in May, 2023. This deposit was not required and was not paid.

Finally, we agreed, retroactively commencing on May 1, 2022, to accrue a monthly consulting fee of $35,000.00, due and payable by the Company to Trio LLC no later than two weeks following the closing date of Company’s IPO. This fee is intended to cover the work being done for the Company by Trio LLC’s employees prior to the closing date of our IPO.

Stan Eschner and Steven Rowlee, members of our management team, are employed by Trio LLC. Terry Eschner, also a member of our management team, commonly works as a consultant to Trio LLC through his company Sarlan Resources, Inc.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted under the NRS, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. For further information, see “Description of Our Securities—Limitations on Liability and Indemnification Matters.”

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock, as of December 5, 2023 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Common Stock (other than named executive officers and directors);

●	each of our named executive officers;

●	each of our directors;

●	all of our executive officers and directors as a group;

The number of shares beneficially owned by each stockholder is determined in accordance with the rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, subject to any community property laws.

Percentage ownership of our Common Stock is based on 30,794,720 shares of Common Stock outstanding as of December 5, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, restricted units, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of December 5, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

To calculate a stockholder’s percentage of beneficial ownership of Common Stock, we must include in the numerator and denominator those shares of Common Stock, as well as those shares of Common Stock underlying options, warrants and convertible securities, that such stockholder is considered to beneficially own. Shares of Common Stock underlying options, warrants and convertible securities, held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Trio Petroleum Corp., 5401 Business Park, Suite 115 Bakersfield, CA 93309. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Shares	%
5% Stockholders:
Primal Nutrition, Inc. (1)	2,902,936	9.21%

Named Executive Officers and Directors:
Frank C. Ingriselli (2)	1,377,000	4.47%
Terry Eschner	650,000	2.11%
Steven Rowlee (3)	650,000	2.11%
Stan Eschner (4)	1,150,000	3.73%
Greg Overholtzer	100,000	*
Michael L. Peterson	1,185,000	3.85%
William J. Hunter	310,000	1.01%
John Randall	160,000	*
Thomas J. Pernice	240,000	*
All directors and executive officers as a group (9 persons)	5,822,000	18.91%

* Less than 1%

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(1)	Consists of (1) 2,203,089 shares of Common Stock, (2) 559,878 shares of Common Stock issuable upon exercise of the Common Warrants, and (3) 150,000 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants exercisable within 60 days of December 5, 2023. Primal Nutrition, Inc. is a Delaware corporation for which Mark Sisson holds investment and voting control. The address of Primal Nutrition Inc. is 100 S. Pointe Drive, #1106, Miami Beach, FL 33139.

(2)	Consists of (1) 280,000 shares held by Global Venture Investments LLC, for which Mr. Ingriselli holds 100% of the membership interest; the address of Global Venture Investments LLC is 4115 Blackhawk Plaza Circle, Suite 100, Danville, CA 94506, (2) 47,000 shares held by the Brightening Lives Foundation Inc. for which Mr. Ingriselli is the Chief Executive Officer and holds investment and voting control; the address of Brightening Lives Foundation Inc is 9000 Crow Canyon Road, Suite 362, Danville, CA 94506 and (3) 150,000 shares held by Sung Jin Ingriselli which is the spouse of Mr. Ingriselli. The address of Ms. Ingriselli is 34 Magnolia Place, Danville CA 94506. Mr. Ingriselli may be deemed to have beneficial ownership of these shares.

(3)	Consists of 500,000 shares held by the DLASY Trust, a trust for which Mr. Rowlee holds investment and voting control over. The address of the DLASY Trust is 13601 Powder River Avenue, Bakersfield, CA 93314.

(4)	Consists of (i) 500,000 shares held by the Stanford Eschner Trust No. 1, for which Mr. Eschner holds investment and voting control over; the address of the Stanford Eschner Trust No. 1 is 6501 Kane Way, Bakersfield, CA 93309, and (ii) 500,000 shares held by Trio LLC, a California Limited Liability Company, for which Stan Eschner serves as the Executive Chairman, and as such may be deemed to hold investment and voting control over Trio LLC’s shares; the address of Trio LLC is 5401 Business Park, Suite 115 Bakersfield, CA 93309.

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DESCRIPTION OF OUR SECURITIES

The following description summarizes important terms of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our authorized capital stock consists of 490,000,000 shares of Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of December 5, 2023, there were 30,794,720 shares of our Common Stock, held by approximately 46 stockholders of record. No shares of our preferred stock are designated, issued or outstanding.

Common Stock

All shares of Common Stock of the Company are one and the same class, identical in all respects and have equal rights, powers and privileges.

Common Warrant

Duration and Exercise Price

The Common Warrant has an initial exercise price of $1.20 per share. The Common Warrant was immediately exercisable upon issuance and is exercisable for five years after the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock. Except for certain exceptions, the exercise price is also subject to adjustment in the event of subsequent equity sales by the Company at a price less than the then current exercise price of the Common Warrant.

Exercisability

The Common Warrant is exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The holder (together with its affiliates) may not exercise any portion of the holder’s Common Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of Common Stock after exercising the holder’s Common Warrant up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrant.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Common Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Common Warrant and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of Common Stock, then upon any subsequent exercise of a Common Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Common Warrant is exercisable immediately prior to such event

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Transferability

In accordance with its terms and subject to applicable laws, the Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Common Warrant. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded down to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Common Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrant will be limited.

Rights as a Shareholder

Except as otherwise provided in the Common Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of Common Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Common Warrant holders exercise their warrants.

Placement Agent Warrant

Duration and Exercise Price

The Placement Agent Warrant has an initial exercise price of $1.32 per share. The Placement Agent Warrant will be first exercisable 180 days after the date of issuance and is exercisable for five years after the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock.

Exercisability

The Placement Agent Warrant is exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The holder (together with its affiliates) may not exercise any portion of the holder’s Placement Agent Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of Common Stock after exercising the holder’s Placement Agent Warrant up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrant.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Placement Agent Warrant.

Transferability

In accordance with its terms and subject to applicable laws, the Placement Agent Warrant may be transferred at the option of the holder upon surrender of the Placement Agent Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

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Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Common Warrant. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up or down to the nearest whole number.

Registration Rights

Subject to certain exceptions, the Placement Agent Warrant provides for one demand registration and unlimited piggy-back registration rights.

Trading Market

There is no established trading market for the Common Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrant will be limited.

Rights as a Shareholder

Except as otherwise provided in the Common Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of Common Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Common Warrant holders exercise their warrants.

Voting. Our certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of the voting power of our outstanding capital stock can elect all of the directors then standing for election. Our certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our certificate of incorporation and bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon will be required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our certificate of incorporation. See below under “—Anti-Takeover Provisions—Amendment of Charter Provisions” below.

Dividends. Subject to the rights and preferences of any holders of any outstanding series of preferred stock that we may designate and issue in the future, the holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors.

Liquidation. On our liquidation, dissolution, or winding-up, the holders of Common Stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Rights and Preferences. Holders of our Common Stock will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of share of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Common Stock are fully paid and nonassessable.

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Preferred Stock

Under our amended and restated certificate of incorporation our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Senior Secured Convertible Promissory Note

Principal and Maturity

The Senior Secured Convertible Promissory Note (the “Note”) was issued in the principal amount of $2,000,000 with gross proceeds of $1,860,000 a 7% Original Issue Discount (“OID”) of $140,000. The Note is initially convertible into shares of Common Stock at conversion price of $1.20, subject to certain adjustments (the “Conversion Price”), provided that the Conversion Price shall not be reduced below $0.35 (the “Floor Price”). The Note does not bear any interest and matures on April 4, 2025.

Payment of the Outstanding Principal Amount

Commencing on the earlier of (i) the day that is the four months after October 4, 2023 and (ii) the date on which the Registration Statement is declared effective by the SEC, the Company is required to pay to the holder the outstanding principal balance under the Note in monthly installments, on such date and each one (1) month anniversary thereof, in an amount equal to 103% of the total principal amount multiplied by the quotient determined by dividing one by the number of months remaining until the maturity date of the Note, until the outstanding principal amount has been paid in full or, if earlier, upon acceleration, conversion or redemption of the Note in accordance with its terms. All monthly payments are payable the Company, in cash, provided that under certain circumstances, as provided in the Note, the Company may elect to pay in shares of Common Stock.

Prepayment

The Company may repay any portion of the outstanding principal amount of the Note, subject to a 10% premium; provided that (i) the Equity Conditions (as such term is defined in the Note) are then met, (ii) the closing price of the Common Stock on the trading day prior to the date that a prepayment notice is provided by the Company is below the Conversion Price, and (iii) the Registration Statement has been declared effective. If the Company elects to prepay the Note, the holder has the right to convert all of the principal amount of the Note at the applicable Conversion Price into shares Common Stock.

If the Company directly or indirectly receives proceeds from and closes any kind of financing including through the issuance of any equity or debt securities, the holder may request a prepayment of the principal amount of the Note and any accrued and unpaid interest thereon (if any) in an amount up to 30% of the gross proceeds received by the Company, which amount shall increase to 50% of the gross proceeds received by the Company under an “at the market” offering.

Within 15 days after receipt of a written notice from the Company of a Change of Control (as such term is defined in the Note), the holder may require the Company to prepay the Note, in an amount equal to 120% of the sum of (i) the outstanding principal balance of the Note and (ii) and any accrued and unpaid interest thereon (if any).

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Beneficial Ownership Limitation

The Note may not be converted to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Common Stock immediately after conversion, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of Common Stock after converting the Note up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Note.

Events of Default

Upon the occurrence of any Event of Default (as defined in the Note), interest shall accrue on the Note at a rate equal to 10% per annum or, if less, the highest amount permitted by law. In addition, upon the occurrence of Event of Default, which has not been cured within any applicable cure period, interest is also payable at the “Mandatory Default Amount” (i.e. 120% of the sum of (i) the outstanding principal balance of the Note on the date on which the first Event of Default has occurred and (ii) any accrued and unpaid interest thereon. Furthermore, if an Event of Default in not cured, the Investor also shall have the right to convert the Mandatory Default Amount, upon the terms provided in the Note.

Security

As collateral for the obligations under the October 2023 SPA and the Note, the Company has granted to the holder a senior security interest in all of the Company’s assets (inclusive of intellectual property), subject to certain exceptions, as set forth in the Security Agreement (as defined in the October 2023 SPA). The Company has also entered into a Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement (the “Deed of Trust”) with the Investor granting to the Investor a security interest in certain oil and gas interests held by the Company in California (the “Deed of Trust”).

Anti-Takeover Provisions

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our board of directors, without action by our stockholders, to issue up to shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings. Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors of a committee of our board of directors.

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Elimination of Stockholder Action by Written Consent. Any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken by written consent.

Staggered Board. Our board of directors will be divided into three classes. The directors in each class will serve a three-year term, with one class being elected each year by our stockholders. For more information on our classified board, see “Management—Classified Board of Directors.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors. Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting. Our amended and restated certificate of incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they choose.

Choice of Forum. Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the “DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Under our amended and restated certificate of incorporation, this exclusive form provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the exclusive forum provision in our amended and restated certificate of incorporation would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder. In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Our amended and restated certificate of incorporation provides that any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions. The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.

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The provisions of Delaware law, and our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits our directors’ liability to the fullest extent permitted under Delaware law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	unlawful payment of dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law and that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our amended and restated bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We also entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

Our Common Stock is listed on the NYSE American (“NYSE American”) under the symbol “TPET.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued pursuant to this offering, but does not purport to be a complete and comprehensive analysis of all potential tax consequences resulting from the purchase, ownership and disposition of our Common Stock issued pursuant to this offering. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not addressed herein. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion is limited to non-U.S. holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the alternative minimum tax or the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to non-U.S. holders subject to special rules, including, without limitation:

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities or currencies;

●	persons that hold more than 5% of our Common Stock, directly or indirectly;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

●	persons for whom our Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement; and

●	tax-qualified retirement plans.

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If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner (or person or entity treated as a partner) will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE AND DOES NOT SERVE AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Common Stock that is neither a “U.S. person,” nor an entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, such distributions of cash or property on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our Common Stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid, properly complete and executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate and otherwise complies with the requirements of FATCA (as discussed below). Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

85

Non-U.S. holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our Common Stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a valid, properly completed and executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. If a non-U.S. holder holds stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities (e.g., partnerships) rather than corporations or individuals.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid, properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Common Stock

Subject to the discussions below on backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our Common Stock constitutes U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

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With respect to the third bullet point above, we would be a USRPHC if our USRPIs comprise (by fair market value) at least 50 percent of our business assets. We believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a non-U.S. holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. There can be no assurance that our Common Stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a USRPHC and your ownership of our Common Stock exceeds 5%, you will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on FATCA, payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder either certifies under penalties of perjury its non-U.S. status, such as by furnishing a valid, properly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption from such withholding. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our Common Stock paid to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Such information returns generally include the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRAS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and applicable Treasury Regulations (“Foreign Account Tax Compliance Act”, or “FATCA”), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations, eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

We will not pay additional amounts or “gross up” payments to holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in our Common Stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW.

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LEGAL MATTERS

The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for us by Ellenoff Grossman & Schole LLP.

EXPERTS

The balance sheets of the Company. as of October 31, 2022 and 2021 and the related statements of operations, stockholders’ equity and cash flows for the year ended October 31, 2022 and for the period from July 19, 2021 (inception) to October 31, 2021 appearing in this prospectus have been audited by BF Borgers CPA PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of the Company to continue as a going concern as described in Note 3 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

KLS Petroleum Consulting LLC, Denver, Colorado, an independent third-party engineering firm, carried out a reserve analysis of the South Salinas Project that is documented in two reports that are attached hereto, being those reports entitled “Reserves Attributable to Trio Petroleum Corp South Salinas Area for Development Plan Phases 1 and 2” and “S. Salinas Area, Full Development Reserves Supplement to SEC Report Dated 1-28-2022”.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 14, 2022, we dismissed Marcum LLP (“Marcum”), as our independent auditor. This dismissal was ratified by the audit committee of our board of directors and approved by our board of directors.

Marcum audited our financial statements for the for the period from July 19, 2021 (inception) to October 31, 2021. The audit report issued by Marcum on March 17, 2022 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, but included an explanatory paragraph that there was substantial doubt as to the Company’s ability to continue as a going concern. Marcum did not provide an audit opinion on our financial statements for any period subsequent to the period from July 19, 2021 (inception) to October 31, 2021.

For the period from July 19, 2021 (Inception) to October 31, 2021, the nine-month period ended July 31, 2022 and the period from August 1, 2022 to December 14, 2022, (i) there were no “disagreements” between us and Marcum (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such period, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K except for material weaknesses in internal controls relating to (a) inadequate segregation of duties due to the limited number of employees resulting from the early formative stage of the Company; (b) lack of controls around the calculation of the purchase price of the recently acquired unproved oil and gas property; (c) the lack of controls around the issuance of shares of the Company’s Common Stock that should have been issued and presented as outstanding in 2021, but were instead issued in the period ended July 31, 2022; (d) the lack of controls around the presentation of cash paid for deferred offering costs on the statement of cash flows; (e) the lack of controls around the presentation of debt discount amortization and cash paid for debt issuance costs on the statement of cash flows; (f) the lack of controls around the accounting and valuation for complex financial instruments; and (g) the lack of controls around the determination of whether to capitalize vs. expense oil and gas related costs. Marcum has not provided any audit or review services subsequent to October 28, 2022.

We provided Marcum with a copy of the foregoing disclosures and requested Marcum to furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not Marcum agrees with the above disclosures. A copy of Marcum’s letter is referenced as Exhibit 16.1 to the Registration Statement.

On December 13, 2022, we engaged BF Borgers CPA PC (“Borgers”), as our independent registered public accounting firm, which engagement has been ratified by the audit committee of our board of directors and approved by our board of directors. For the period from July 19, 2021 (Inception) to October 31, 2021, the nine-month period ended July 31, 2022 and for the period from August 1, 2022 to December 14, 2022, we (or any person on our behalf) did not consult with Borgers regarding any of the matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

88

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports and other information with the SEC. These periodic reports and other information are available at the SEC’s website, www.sec.gov. We also maintain a website at www.trio-petroleum.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

89

TRIO PETROLEUM CORP.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED OCTOBER 31, 2022 AND FOR THE PERIOD FROM JULY 19, 2021

(INCEPTION) TO OCTOBER 31, 2021

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of October 31, 2022 and 2021	F-3

Statements of Operations for the Year Ended October 31, 2022 and for the Period From July 19, 2021 (Inception) to October 31, 2021	F-4

Statements of Changes in Stockholders’ Equity for the Year Ended October 31, 2022 and for the Period From July 19, 2021 (Inception) to October 31, 2021	F-5

Statements of Cash Flows for the Year Ended October 31, 2022 and for the Period From July 19, 2021 (Inception) to October 31, 2021	F-6

Notes to the Financial Statements for the year ended October 31, 2022 and for the Period From July 19, 2021 (Inception) to October 31, 2021	F-7

TRIO PETROLEUM CORP.

CONDENSED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED JULY 31, 2023 AND 2022

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Trio Petroleum Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Trio Petroleum Corp. (the “Company”) as of October 31, 2022 and 2021, the related statement of operations, changes in stockholders’ equity, and cash flows for the period July 19, 2021 (Inception) through October 31, 2021 and through October 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2022 and 2021, and the results of its operations and its cash flows for the period July 19, 2021 (Inception) through October 31, 2021 and through October 31, 2022, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC
BF Borgers CPA PC (PCAOB ID 5041)
We have served as the Company’s auditor since 2022
Lakewood, CO
January 20, 2023

F-2

TRIO PETROLEUM CORP.

BALANCE SHEETS

	October 31,	October 31,
	2022	2021

ASSETS
Current assets:
Cash	$73,648	$78,877
Prepaid expenses and other receivables	35,000	21,154
Deferred offering costs	1,643,881	190,298
Total current assets	1,752,529	290,329

Oil and gas properties - not subject to amortization	5,836,232	5,583,720
Advance to operators	1,900,000	1,900,000
Total assets	$9,488,761	$7,774,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	1,164,055	16,119
Asset retirement obligations - current	2,778	2,778
Notes payable - investors, net of discounts	4,403,439	-
Notes payable - related party, net of discount	1,025,497	3,661,885
Warrants liability	114,883	-
Total current liabilities	6,710,652	3,680,782

Long-term liabilities:
Franchise tax accrual	9,450	-
Asset retirement obligations, net of current portion	45,535	42,757
	54,985	42,757
Total liabilities	6,765,637	3,723,539

Commitments and Contingencies (Note 6)

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; -0- shares issued and outstanding at October 31, 2022 and 2021, respectively	-	-
Common stock, $0.0001 par value; 490,000,000 shares authorized; 16,972,800 and 10,982,800 shares issued and outstanding as of October 31, 2022 and 2021, respectively	1,697	1,098
Stock subscription receivable	(10,010)	(50,545)
Additional paid-in capital	6,633,893	4,202,021
Accumulated deficit	(3,902,456)	(102,064)
Total stockholders’ equity	2,723,124	4,050,510

Total liabilities and stockholders’ equity	$9,488,761	$7,774,049

The accompanying notes are an integral part of these financial statements.

F-3

TRIO PETROLEUM CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended October 31,	For the Period From July 19, 2021 (Inception) To October 31,
	2022	2021

Operating expenses:
Exploration expense	$28,669	$38,763
General and administrative expenses	365,390	17,313
Legal fees	409,191	7,514
Accretion expense	2,778	359
Total operating expenses	806,028	63,949

Loss from operations	(806,028)	(63,949)

Other expenses:
Interest Expense	1,661,981	38,115
Penalty fees (related to debt) (Note 8)	1,322,933	-
Licenses and fees	9,450	-
Total other expenses	2,994,364	38,115

Loss before income taxes	(3,800,392)	(102,064)
Provision for income taxes	-	-

Net loss	$(3,800,392)	$(102,064)

Basic and Diluted Net Loss per Common Share
Basic	$(0.26)	$(0.02)
Diluted	$(0.26)	$(0.02)

Weighted Average Number of Shares Outstanding During the Period
Basic	14,797,786	5,065,994
Diluted	14,797,786	5,065,994

The accompanying notes are an integral part of these financial statements.

F-4

TRIO PETROLEUM CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED OCTOBER 31, 2022 AND FOR THE PERIOD FROM JULY 19, 2021

(INCEPTION) TO OCTOBER 31, 2021

			Stock	Additional		Total
	Common Stock		Subscription	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at July 19, 2021 (Inception)	-	$-	$-	$-	$-	$-
Founders’ shares	5,450,000	545	(545)	-	-	-
Issuance of common stock for cash, net	632,800	63	(50,000)	687,737	-	637,800
Issuance of common stock for acquisition of unproved oil and gas properties	4,900,000	490	-	3,438,054	-	3,438,544
Interest imputed on Note Payable for acquisition of unproved oil and gas properties	-	-	-	76,230	-	76,230
Net loss	-	-	-	-	(102,064)	(102,064)
Balance at October 31, 2021	10,982,800	$1,098	$(50,545)	$4,202,021	$(102,064)	$4,050,510

Balance at November 1, 2021	10,982,800	$1,098	$(50,545)	$4,202,021	$(102,064)	$4,050,510
Issuance of founders’ shares	80,000	8	535	-	-	543
Issuance of security interest shares to investors	4,500,000	450	-	1,322,483	-	1,322,933
Issuance of common stock for cash, net	10,000	1	40,000	19,999	-	60,000
Issuance of warrants in connection with investor financing	-	-	-	994,091	-	994,091
Issuance of restricted stock units to outside directors	300,000	30	-	(30)	-	-
Issuance of restricted shares to executives	1,100,000	110		(110)	-	-
Interest imputed on note payable for acquisition of unproved oil and gas properties	-	-	-	89,237	-	89,237
Stock-based compensation	-	-	-	6,202	-	6,202
Net loss	-	-	-	-	(3,800,392)	(3,800,392)
Balance at October 31, 2022	16,972,800	$1,697	$(10,010)	$6,633,893	$(3,902,456)	$2,723,124

The accompanying notes are an integral part of these financial statements.

F-5

TRIO PETROLEUM CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended October 31,	For the Period From July 19, 2021 (Inception) to October 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,800,392)	$(102,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Franchise tax fees	9,450	-
Accretion expense	2,778	359
Interest expense - debt discount	1,218,951	-
Penalty fees	1,322,933	-
Imputed interest	89,237	38,115
Write-off of SPA receivable	80,000	-
Stock-based compensation	6,202
Changes in operating assets and liabilities:
Prepaid expenses	(13,846)	(211,452)
Accounts payable and accrued liabilities	582,543	16,119
Net cash used in operating activities	(502,144)	(258,923)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition of unproved oil and gas properties	-	(300,000)
Net cash used in investing activities	-	(300,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from issuance of common stock, net	60,543	637,800
Cash proceeds from Notes payable - investors	4,820,000	-
Repayment of Notes payable - investors	(2,920,000)	-
Cash paid for debt issuance costs	(575,438)	-
Cash paid for deferred offering costs	(888,190)	-
Net cash from financing activities	496,915	637,800

Effect of foreign currency exchange	-	-

NET CHANGE IN CASH	(5,229)	78,877
Cash - Beginning of period	78,877	-
Cash - End of period	$73,648	$78,877

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Issuance of warrants (debt discount)	$1,108,974	$-
Issuance of notes payable for oil and gas properties	$-	$3,700,000
Issuance of RSUs	$30	$-
Imputed interest - notes payable	$-	$76,230
Issuance of founders’ shares	$-	$545
Issuance of shares for oil and gas properties	$-	$3,438,544

The accompanying notes are an integral part of these financial statements.

F-6

TRIO PETROLEUM CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED OCTOBER 31, 2022 AND FOR THE PERIOD FROM JULY 19, 2021

(INCEPTION) TO OCTOBER 31, 2021

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Company Organization

Trio Petroleum Corp. (“Trio Petroleum” or the “Company”) was incorporated in the state of Delaware on July 19, 2021. The Company is engaged in the exploration and development of the South Salinas Project (“SSP”), a non-producing oil and gas property located in Monterey County, California, which it acquired from Trio Petroleum, LLC (“Trio LLC”). The Company is headquartered in Bakersfield, California, with its principal offices located at 5401 Business Park, Suite 115, Bakersfield, CA, 93309. The Company has elected an October 31 year-end.

Acquisition of South Salinas Project

On September 14, 2021, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with Trio LLC to acquire an 82.5% working interest in the SSP; the working interest includes the purchased percentage of the SSP’s leases, wells and inventory in exchange for $300,000 cash, a non-interest-bearing note payable of $3,700,000 due to Trio LLC on December 17, 2021 (see Note 5 and Note 8) and 4,900,000 shares of the Company’s $0.0001 par value common stock (see Note 4 and Note 9). At the time of the acquisition, this share issuance constituted 45% of the total amount of issued shares of the Company. As of October 31, 2022 and 2021, there were no proved reserves attributable to the approximate 9,267 acres of the property. The Company accounted for the purchase as an asset acquisition, as prescribed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 – Business Combinations. The assets and associated asset retirement obligations (“ARO”) were recorded based on relative fair value at the estimated fair value of the consideration paid (see Note 4).

Risks and Uncertainties related to the COVID-19 Pandemic

In March 2020, the World Health Organization characterized the outbreak of the novel strain of coronavirus, specifically identified as COVID-19, as a global pandemic. This resulted in governments enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruptions to business resulting in a global economic slowdown. Equity markets have experienced significant volatility and weakness, and the governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

Due to the COVID-19 pandemic, there has been and will continue to be uncertainty and disruption in the global economy and financial markets. As the COVID-19 pandemic begins to subside, it has, and could continue to result in shelter-in-place and other similar restrictions being eased. Such easing of restrictions likely has and will continue to result in consumers returning to other alternative forms of entertainment and interaction. This in turn has, and could continue to, result in a decline in demand for the Company’s services. The full extent of the impact of the COVID-19 pandemic on the business, results of operations, cash flows and financial position will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the prevalence and severity of any variants, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may experience significant impacts to its business because of its global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require updates to its estimates and judgments or revisions due to COVID-19 to the carrying value of the Company’s assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and are recognized in the financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the financial statements.

F-7

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Revision of Previously Issued Financial Statements

Subsequent to the filing of the Company’s Draft Registration Statement filed with the Securities and Exchange Commission (“SEC”) on March 17, 2022, which included the Company’s financial statements for the period ended October 31, 2021, and subsequent to the filing of the Company’s Form S-1 with the SEC on September 12, 2022, which included the Company’s financial statements for the periods ended April 30, 2022 and October 31, 2021, the Company identified an error in presentation within the Condensed Balance Sheets for these periods. The Company presented Oil and gas properties – not subject to amortization of $7,483,720 in the long-term asset section of the balance sheet as of April 30, 2022 and October 31, 2021; a portion of this amount ($1,900,000) should have been classified as Advance to operators in the long-term asset section of the balance sheet as of April 30, 2022 and October 31, 2021. These amounts have been correctly presented in the accompanying financial statements. The impact of the revision on the Company’s financial statements is reflected in the following table:

Balance Sheet as of April 30, 2022 (unaudited)	As Previously Reported in the Original Filing	Adjustment	As Revised

Oil and gas properties - not subject to amortization	$7,483,720	$(1,900,000)	$5,583,720
Advance to operators	-	$1,900,000	$1,900,000

Balance Sheet as of October 31, 2021 (audited)	As Previously Reported in the Original Filing	Adjustment	As Revised

Oil and gas properties - not subject to amortization	$7,483,720	$(1,900,000)	$5,583,720
Advance to operators	-	$1,900,000	$1,900,000

F-8

Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transaction and disclosure of contingent assets and liabilities at the date of the financial statements, and the revenue and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Some of the more significant estimates required to be made by management include estimates of oil and natural gas reserves (when and if assigned) and related present value estimates of future net cash flows therefrom, the carrying value of oil and natural gas properties, accounts receivable, ARO and the valuation of equity-based transactions. Accordingly, actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of October 31, 2022 and 2021.

Prepaid Expenses

Prepaid expenses consist primarily of prepaid services which will be expensed as the services are provided within twelve months.

Deferred Offering Costs

Deferred offering costs consist of professional fees, filing, regulatory and other costs incurred through the balance sheet date that are directly related to the planned Initial Public Offering (“IPO”) (see Note 3). As of October 31, 2022 and 2021, offering costs in the aggregate of $1,643,881 and $190,298, respectively, were deferred.

Debt Issuance Costs

Costs incurred in connection with the issuance of the Company’s debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense.

F-9

Oil and Gas Assets and Exploration Costs – Successful Efforts

The Company is in the exploration stage and has not yet realized any revenues from its operations. It applies the successful efforts method of accounting for crude oil and natural gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploratory overhead are expensed as incurred. If an exploratory property provides evidence to justify potential development of reserves, drilling costs associated with the property are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. At the end of each quarter, management reviews the status of all suspended exploratory property costs in light of ongoing exploration activities; in particular, whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts. If management determines that future appraisal drilling or development activities are unlikely to occur, associated exploratory well costs are expensed.

Costs to acquire mineral interests in crude oil and/or natural gas properties, drill and equip exploratory wells that find proved reserves and drill and equip development wells are capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period and transferred to proven crude oil and/or natural gas properties to the extent associated with successful exploration activities. Significant undeveloped leases are assessed individually for impairment, based on the Company’s current exploration plans, and a valuation allowance is provided if impairment is indicated. Capitalized costs from successful exploration and development activities associated with producing crude oil and/or natural gas leases, along with capitalized costs for support equipment and facilities, are amortized to expense using the unit-of-production method based on proved crude oil and/or natural gas reserves on a field-by-field basis, as estimated by qualified petroleum engineers. As of October 31, 2022 and 2021, all of the Company’s oil and gas properties were classified as unproved properties and were not subject to depreciation, depletion and amortization.

Unproved oil and natural gas properties

Unproved oil and natural gas properties costs incurred to acquire unproved leases. Unproved lease acquisition costs are capitalized until the lease expires or when the Company specifically identifies a lease that will revert to the lessor, at which time it charges the associated unproved lease acquisition costs to exploration costs.

Unproved oil and natural gas properties are not subject to amortization and are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results or future plans to develop acreage. All of the Company’s natural gas properties were classified as unproved as of October 31, 2022 and 2021. See further discussion in Note 4.

Impairment of Other Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value. With regards to oil and gas properties, this assessment applies to proved properties.

As of October 31, 2022 and 2021, the Company had no impairment of long-lived assets.

F-10

Asset Retirement Obligations

ARO consist of future plugging and abandonment expenses on oil and natural gas properties. In connection with the SSP acquisition described above, the Company acquired the plugging and abandonment liabilities associated with six non-producing wells. The fair value of the ARO was recorded as a liability in the period in which the wells were acquired with a corresponding increase in the carrying amount of oil and natural gas properties not subject to impairment. The Company plans to utilize the six wellbores acquired in the SSP acquisition in future exploration activities. The liability is accreted for the change in its present value each period based on the expected dates that the wellbores will be required to be plugged and abandoned. The capitalized cost of ARO is included in oil and gas properties and is a component of oil and gas property costs for purposes of impairment and, if proved reserves are found, such capitalized costs will be depreciated using the units-of-production method. The asset and liability are adjusted for changes resulting from revisions to the timing or the amount of the original estimate when deemed necessary. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Components of the changes in ARO are shown below:

ARO, ending balance – October 31, 2021	$45,535
Accretion expense	2,778
ARO, ending balance – October 31, 2022	48,313
Less: ARO – current	2,778
ARO, net of current portion	$45,535

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions with related parties are recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party. On September 14, 2021, the Company acquired an 82.75% working interest in the SSP from Trio LLC in exchange for cash, a note payable to Trio LLC and the issuance of 4.9 million shares of common stock. As of the date of the acquisition, Trio LLC owned 45% of the outstanding shares of the Company and is considered a related party. As of October 31, 2022 and 2021, Trio LLC owned 29% and 45%, respectively, of the outstanding shares of the Company.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-11

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely than not” that a deferred tax asset will not be realized. At October 31, 2022 and 2021, the Company’s net deferred tax asset has been fully reserved.

For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the statements of operations when a determination is made that such expense is likely. The Company is subject to income tax examinations by major taxing authorities since inception.

Fair Value Measurements

The carrying values of financial instruments comprising cash and cash equivalents, payables, and notes payable-related party approximate fair values due to the short-term maturities of these instruments. The notes payable- related party is considered a level 3 measurement. As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3:	Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The significant unobservable inputs used in the fair value measurement for nonrecurring fair value measurements of long-lived assets include pricing models, discounted cash flow methodologies and similar techniques.

There are no assets or liabilities measured at fair value on a recurring basis. Assets and liabilities accounted for at fair value on a non-recurring basis in accordance with the fair value hierarchy include the initial allocation of the asset acquisition purchase price, including asset retirement obligations, the fair value of oil and natural gas properties and the assessment of impairment.

The fair value measurements and allocation of assets acquired are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs used to determine the fair value include estimates of: (i) reserves; (ii) future commodity prices; (iii) operating and development costs; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with NYMEX forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that the Company’s management believes will impact realizable prices. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

The fair value of additions to the asset retirement obligation liabilities is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well for all oil and natural gas wells and for all disposal wells; (ii) estimated remaining life per well; (iii) future inflation factors; and (iv) the Company’s average credit-adjusted risk-free rate. These assumptions represent Level 3 inputs.

F-12

If the carrying amount of its proved oil and natural gas properties, which are assessed for impairment under ASC 360 – Property, Plant and Equipment, exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The fair value of its oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and various discount rates commensurate with the risk and current market conditions associated with the expected cash flow projected. These assumptions represent Level 3 inputs.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options, warrants and convertible notes, if dilutive.

The following common share equivalents are excluded from the calculation of weighted average common shares outstanding, because their inclusion would have been anti-dilutive (see Note 9):

	As of October 31,	As of October 31,
	2022	2021
Warrants (Note 6, Note 8) (1)	1,093,107	-
Convertible Notes (Note 6, Note 8) (2)	2,772,429	-
Commitment Shares (Note 6, Note 8) (3)	321,429	-
Stock Options (Note 5, Note 9) (4)	1,400,000	-
Total potentially dilutive securities	5,586,965	-

(1)	Balance includes i) warrants issued per the SPA are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price, as well as ii) pre-funded warrants issued per the Bridge Note, the number of which are equal one share per dollar of the Notes aggregate principal balance. See Note 10 for further information regarding this SPA.
(2)	Upon IPO, the debt will convert into a fixed dollar amount of $9,000,000 of a variable number of shares. The number of conversion shares is the outstanding principal amount divided by the conversion price, which is equal to the lesser of a) the IPO price or b) the opening price of the shares of Common Stock on the first trading day after the IPO multiplied by the discount of 50%.
(3)	The number of commitment shares to be issued is a variable number of shares for a fixed total dollar amount of $1,125,000, which is 25% of the aggregate Notes principal balance divided by the offering price of the IPO.
(4)	Balance consists of 300,000 restricted stock units issued to outside directors and 1,100,000 restricted shares granted to executives.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. All of these types of expenditures incurred since inception have been charged against earnings due to the uncertainty of their future recoverability. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Recent Accounting Pronouncements

All recently issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

Subsequent Events

The Company, in accordance with ASC 855 - Subsequent Events, evaluates all events and transactions that occurred after October 31, 2022 through the date the financial statements were available for issuance. See Note 10 - Subsequent Events for such events and transactions.

NOTE 3 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of October 31, 2022, the Company had $73,648 in its operating bank account and a working capital deficit of $6,602,004 (excluding deferred offering costs). To date, the Company has been funding operations through proceeds from the issuance of common stock and financing through certain investors. In connection with the SSP acquisition, the Company issued a non-interest-bearing note payable to the seller with a face value of $3,700,000 due on December 1, 2022, of which it has made payments of $2,920,000 as of October 31, 2022 (see Note 5 and Note 8). Additionally, in January 2022, the Company entered into a Securities Purchase Agreement (“SPA”) with GenCap Fund I LLC (“GenCap”) (see Note 6 and Note 8), which is a group of six investors, pursuant to which (i) in exchange for $4,500,000 in consideration, the Company issued senior secured convertible promissory notes (“Notes”) with an aggregate principal amount of $4,500,000, (ii) the Company issued warrants to purchase up to 50% of the number of shares of common stock issued upon the full conversion of the Notes, and (iii) conditional upon a successful IPO, the Company agreed to issue commitment shares to the investors upon the date of the Company’s IPO (see Note 10 for further information regarding this SPA). The Company used $2.0 million of the proceeds provided by GenCap to pay down the non-interest-bearing note payable to Trio LLC.

F-13

Additionally, in September 2022, the Company entered into an agreement or bridge note (“Bridge Note”) with three investors; the Bridge Note includes original issue discount senior notes (“Notes”) with gross proceeds of $444,000 and a 10% Original Issue Discount (“OID”) of $44,000 and pre-funded warrants that permit the investors to purchase a number of shares of the Company’s common stock (equal to 100% of the original principal amount of the Notes. The Notes have a maturity date of the earlier of six months from the closing of this financing or the completion of the IPO.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of October 31, 2022, the Company has an accumulated deficit of $3,902,456 and has experienced losses from continuing operations. Based on the Company’s cash balance as of October 31, 2022, and projected cash needs for the twelve months following the issuance of these financial statements, management estimates that it will need to generate sufficient sales revenue and/or raise additional capital to cover operating and capital requirements. Management will need to raise the additional funds through an IPO, which it hopes to complete during the first quarter of fiscal year 2023, or by issuing additional shares of common stock or other equity securities or obtaining additional debt financing. Although management has been successful to date in raising necessary funding and obtaining financing through investors, there can be no assurance that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

Accordingly, the accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The current COVID-19 pandemic could continue to, and future similar epidemics or pandemics could also, materially and adversely impact the Company’s ability to finance and conduct its business once it becomes operational and could materially and adversely impact its operations, funding, and/or financial performance. The COVID-19 pandemic has had no material impact on the Company’s current business activities which are primarily focused on compliance and fund-raising tasks. The Company has had and continues to have the same staff, same service providers and same processes as was the case prior to the pandemic.

There is an ongoing conflict involving Russia and Ukraine and the war between the two countries continues to evolve as military activity proceeds and additional sanctions are imposed. The war is increasingly affecting economic and global financial markets and exacerbating ongoing economic challenges, including issues such as rising inflation and global supply-chain disruption. While the Company does not believe this conflict currently has a material impact on its financial accounting and reporting, the degree to which it will be affected in the future largely depends on the nature and duration of uncertain and unpredictable events, and its business could be impacted. Furthermore, future global conflicts or wars could create further economic challenges, including, but not limited to, increases in inflation and further global supply-chain disruption. Consequently, the ongoing Russia/Ukraine conflict and/or other future global conflicts could result in an increase in operating expenses and/or a decrease in any future revenue and could further have a material adverse effect on the Company’s results of operations and cash flow.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through an IPO.

NOTE 4 – OIL AND NATURAL GAS PROPERTIES

The following tables summarize the Company’s oil and gas activities.

	As of October 31,	As of October 31,
	2022	2021
Oil and gas properties – not subject to amortization	$5,836,232	$5,583,720
Accumulated impairment	—	—
Oil and gas properties – not subject to amortization, net	$5,836,232	$5,583,720

During the years ended October 31, 2022, the Company incurred aggregated exploration costs of $28,669 and $38,763, respectively, mainly for the purpose of the site surveys related to the drilling of wells; these costs were expensed on the statement of operations.

As of October 31, 2022, the Company holds two leases related to the unproved properties of the SSP (see Note 5, Note 6). On May 27, 2022, the Company entered into an Amendment to one of the lease agreements, which provides for an extension of the current force majeure status for an additional, uncontested twelve months, during which the Company will be released from having to evidence to the lessor the existence of force majeure conditions. As consideration for the granting of the lease extension, the Company paid the lessor a one-time, non-refundable payment of $252,512; this amount was capitalized and is reflected in the balance of the oil and gas property as of October 31, 2022.

The Company did not record any impairment to the oil and gas property for the years ended October 31, 2022 and 2021, as all capitalized costs represent costs to acquire unproved property leases pending further development on the balance sheet. There is no depletion related to the oil and gas property as of October 31, 2022, as the Company does not currently have production and the acquired property is not subject to amortization as of October 31, 2022.

F-14

South Salinas Project

On September 14, 2021, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with Trio LLC to acquire an 82.75% working interest in the SSP; the working interest includes the purchased percentage of the SSP’s leases, wells and inventory in exchange for consideration as follows:

South Salinas Project
Cash	$300,000
Note Payable – Related Party (Note 5 and Note 8)	3,700,000
Common shares issued (4.9M shares at an estimated fair value of $0.70)	3,438,544
Total consideration	$7,438,544

The fair value of the consideration transferred was allocated to the acquired oil and natural gas properties (which includes asset retirement costs), advance to operators and ARO liabilities as follows:

South Salinas Project
Acquired unproved oil and gas properties	$5,583,720
Advance to operators	1,900,000
Assumed ARO liabilities	(45,176)
Total consideration	$7,438,544

At the time of the acquisition, this share issuance constituted 45% of the total amount of issued shares of the Company. Trio LLC continues to operate the SSP, as well as other working interests in other projects that it owns. As of October 31, 2022 and 2021, Trio LLC owns approximately 29% and 45%, respectively, of the Company’s outstanding shares as a result of the shares issued to them in exchange for the sale of the SSP.

As of October 31, 2022 and 2021, there were no proved reserves attributable to the acreage. The Company accounted for the purchase as an asset acquisition, as prescribed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 – Business Combinations. The purchase price was allocated to the unproved properties based on the consideration paid, as determined by an independent third party.

The third-party calculation of the consideration paid for the transaction was $7,438,544, which consisted of $5,583,720 for the acquired oil and natural gas properties, $1,900,000 for an advance to operators and $45,176 in ARO liabilities. Given the cash consideration of $300,000, the related party note payable of $3,623,770 (net of imputed interest of $76,230) and ownership interest paid, the equity portion of the consideration of 4.9 million shares of common stock was determined to be $0.70 per share.

NOTE 5 – RELATED PARTY TRANSACTIONS

Related Party Note Payable

On September 14, 2021, the Company entered into a related party note payable with Trio LLC as part of the agreement for the purchase of an 82.75% working interest in the SSP (see Note 1). Per the Third Amendment signed on May 27, 2022, a portion of a previous payment made to Trio LLC was used to fund a lease extension payment to a third-party; as the payment previously made was to be used for other expenditures, the amount used to fund the lease extension will be added to the remaining amount due to Trio LLC, increasing it from $780,000 to $1,032,512. The Company will make the final payment of $1,032,512 at the earlier of i) the IPO or ii) April 1, 2023 (see Note 10 – Fourth Amendment to the PSA). As of October 31, 2022 and 2021, the balance of the related party note payable was $1,025,497 (net of imputed interest of $7,015) and $3,661,885 (net of imputed interest of $38,115), with aggregate payments made of $2,920,000 and $0 and interest expense recognized of $120,337 and $38,115 during the years ended October 31, 2022 and 2021, respectively (see Note 8).

Restricted Stock Units (“RSUs”) issued to Directors

On July 11, 2022, the Company issued 60,000 shares of its $0.0001 par common stock to each of its five outside Directors for a total aggregate amount of 300,000 shares. The shares, or RSUs, vest in full upon the six-month anniversary of the IPO, subject to the directors’ continued service on the vesting date; upon issuance, the shares will be fully paid and non-assessable.

As of October 31, 2022, as the IPO has not been finalized, no shares have vested and no stock-based compensation has been recognized.

Restricted Shares issued to Executives

In February 2022, the Company entered into employee agreements with Mr. Frank Ingriselli (Chief Executive Officer or “CEO”) and Mr. Greg Overholtzer (Chief Financial Officer or “CFO”) which, among other things, provided for the grant of restricted shares in the amounts of 1,000,000 and 100,000, respectively, pursuant to the 2022 Equity Incentive Plan (“the Plan”). Per the terms of the employee agreements, subject to continued employment, the restricted shares vest over a two-year period, under which 25% will vest upon the earlier of three months after the IPO or six months after the grant date. After this date, the remainder vest in equal tranches every six months until fully vested. As the Plan was not adopted until October 17, 2022 (see Note 6), these shares will be recorded as of that date at a fair value of $0.294 per share; such value was calculated via a third-party valuation performed using income and market methods, as well as a discounted cash flow method, with the terminal value using a market multiples method, adjusted for a lack of marketability (see Note 9). As of October 31, 2022, the Company recorded 1,100,000 restricted shares at a fair value of $323,400 and stock-based compensation expense of $6,202, with unrecognized expense of $317,198.

F-15

NOTE 6 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

Unproved Property Leases

As of October 31, 2022, the Company holds two leases related to the unproved properties of the SSP. Both leases are held with the same lessor and are currently valid. The first lease covers 8,417 acres, or 98% of the SSP, and is currently in “force majeure” status. On May 27, 2022, the Company entered into an Amendment to the lease agreement which provides for an extension of the current force majeure status for an additional, uncontested twelve months, during which the Company will be released from having to evidence to the lessor the existence of force majeure conditions. As consideration for the granting of the lease extension, the Company paid the lessor a one-time, non-refundable payment of $252,512; this amount was capitalized and is reflected in the balance of the oil and gas property as of October 31, 2022. The extension period commenced on June 19, 2022.

The second lease covers 160 acres or 2% of the SSP and is currently held by delay rental. The lease is renewed every three years and its next renewal is set to commence on October 26, 2022. Until drilling commences, the Company is required to make delay rental payments of $30/acre per year. The Company is currently in compliance with this requirement and has paid in advance the delay rental payment for the period October 2022 – October 2023.

As of October 31, 2022, the Company assessed the unproved properties of the SSP for impairment, analyzing future drilling plans, leasehold expiration and the existence of any known dry holes in the area. Management concluded there is no impairment allowance required as of the balance sheet date.

Securities Purchase Agreement with Investors

On January 28, 2022, the Company entered into a SPA with GenCap (see Note 3 and Note 8), pursuant to which (i) in exchange for $4,500,000 in consideration, the Company issued senior secured convertible promissory notes (“Notes”) with an aggregate principal amount of $4,500,000, (ii) the Company issued warrants to purchase up to 50% of the number of shares of common stock issued upon the full conversion of the Notes, and (iii) conditional upon a successful IPO, the Company agreed to issue commitment shares to the investors upon the date of the Company’s IPO.

The Notes have a maturity date of the earlier of January 28, 2023 or the IPO and bear interest at a rate of 8% per annum, which is to be accrued and paid on the maturity date. If the Company’s IPO does not occur by August 1, 2022 or upon default, the interest percentage increases to 15% per annum. The principal and interest payable on the Notes will automatically convert into shares upon IPO. The conversion price is the lesser of i) the IPO price multiplied by the discount of 50% or ii) the opening price of the shares of common stock on the trading day following the date of the IPO multiplied by the discount of 50%. The number of conversion shares is the outstanding principal amount divided by the conversion price. Upon IPO, the debt will convert into a fixed dollar amount of $9,000,000 of a variable number of shares. Additionally, the Company has the option to prepay the Notes at any time after the original issue date prior to the maturity date at an amount equal to 125% of the prepayment amount.

The commitment shares are to be issued upon the date of the IPO. The number of commitment shares to be issued is a variable number of shares for a fixed total dollar amount of $1,125,000, which is 25% of the aggregate Notes principal balance divided by the offering price of the IPO. No shares will be issued if there is no IPO.

Pursuant to the terms of the SPA with GenCap, the Company issued warrants to purchase Common Stock to the GenCap Investors (the “GenCap Warrants”). The GenCap Warrants are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price. Accordingly, upon IPO, warrant holders can receive up to $4,500,000 worth of common stock in exchange for a cash payment of 50% of the IPO price, or up to $2,250,000.

See Note 10 for further information regarding this SPA.

Board of Directors Compensation

On July 11, 2022, the Company’s Board of Directors approved compensation for each of the non-employee directors of the Company as follows: an annual retainer of $50,000 cash, plus an additional $10,000 for each Board committee upon which the Director serves, each paid quarterly in arrears. Payment for this approved compensation will commence upon successful completion of the Company’s IPO.

F-16

Agreement with Advisors

On July 28, 2022, the Company entered into an agreement with Spartan Capital Securities, LLC (“Spartan”) whereby Spartan will serve as the exclusive agent, advisor or underwriter in any offering of securities of the Company for the term of the agreement, which is one year. The agreement provides for a $25,000 refundable advance (which will be reimbursed to the Company to the extent not actually incurred, regardless of the termination of the offering (see FINRA Rule 5110(g)(4)(A)) upon execution of the agreement and completion of a bridge offering to be credited against the accountable expenses incurred by Spartan upon successful completion of the IPO, a cash fee or an underwriter discount of 7.5% of the aggregate proceeds raised in the IPO, warrants to purchase a number of common shares equal to 5% of the aggregate number of common shares placed in the IPO, an expense allowance of up to $150,000 for fees and expenses of legal counsel and other out-of-pocket expenses and 1% of the gross proceeds of the IPO to Spartan for non-accountable expenses. The agreement also provides for an option to Spartan that is exercisable within 45 days after the closing of the IPO to purchase up to an additional 15% of the total number of securities offered by the Company in the IPO.

2022 Equity Incentive Plan

On October 17, 2022, the Company adopted and approved the 2022 Equity Incentive Plan (“the Plan”). Under the Plan, the Company may (a) grant options to purchase common stock and (b) offer to sell and issue restricted shares of common stock (collectively, “Awards”) to selected employees, officers, directors and consultants of the Company as an incentive to such eligible persons in order to attract and retain highly competent persons as directors, officers, key employees, consultants and independent contractors by providing them opportunities to acquire shares of common stock of the Company. The Company has reserved 4,000,000 shares of its common stock for issuance in connection with the Plan (see Note 9).

NOTE 7 – INCOME TAXES

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

Significant components of the Company’s deferred tax assets are summarized below.

	As of October 31,	As of October 31,
	2022	2021
Deferred tax assets:	$-	$-
Net operating loss carry forwards	797,000	21,000
Total deferred tax asset	797,000	21,000
Valuation allowance	(797,000)	(21,000)
	$-	$-

As of October 31, 2022 and 2021, the Company had approximately $797,000 and $21,000, respectively, in net operating loss carry-forwards for federal and state income tax reporting (tax effected) purposes. As a result of the Tax Cuts Job Act 2017 (the “Act”), certain future carryforwards do not expire. The Company has not performed a formal analysis but believes its ability to use such net operating losses and tax credit carryforwards in the future is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, which will significantly impact its ability to realize these deferred tax assets.

The Company recorded a valuation allowance in the full amount of its net deferred tax assets since realization of such tax benefits has been determined by the Company’s management to be less likely than not. The valuation allowance increased $776,000 and $21,000 during the years ended October 31, 2022 and 2021, respectively.

F-17

A reconciliation of the statutory federal income tax benefit to actual tax benefit is as follows:

	As of October 31,	As of October 31,
	2022	2021
Federal statutory blended income tax rates	21%	21%
State statutory income tax rate, net of federal benefit	4%	4%
Change in valuation allowance	25%	25%
Other	-	-
Effective tax rate	-%	-%

As of the date of this filing, the Company has not filed its 2022 federal and state corporate income tax returns. The Company expects to file these documents as soon as practicable.

The Act was enacted on December 22, 2017. The Act reduces the U.S. federal corporate tax rate from 35% to 21% and will require the Company to re-measure certain deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. The Company adopted the new rate as it relates to the calculations of deferred tax amounts as of July 19, 2021, the Company’s date of inception.

NOTE 8 – NOTES PAYABLE

Notes payable as of October 31, 2022 and 2021, consisted of the following:

	As of October 31,	As of October 31,
	2022	2021
Notes payable – related party, net of discount	$1,025,497	$3,661,885
Notes payable – investors, net of discounts	4,137,720	-
Bridge Note, net of discounts	265,719	-
Total Notes payable	$5,428,936	$3,661,885

Notes Payable – Related Party

On September 14, 2021, the Company entered into a related party note payable with Trio LLC as part of the agreement for the purchase of an 82.75% working interest in the SSP (see Note 1). Per the Third Amendment signed on May 27, 2022, a portion of a previous payment made to Trio LLC was used to fund a lease extension payment to a third-party; as the payment previously made was to be used for other expenditures, the amount used to fund the lease extension will be added to the remaining amount due to Trio LLC, increasing it from $780,000 to $1,032,512. The Company will make the final payment of $1,032,512 at the earlier of i) the IPO or ii) April 1, 2023 (see Note 10 – Fourth Amendment to the PSA). As of October 31, 2022, the balance of the related party note payable was $1,025,497 (net of imputed interest of $7,015), with aggregate payments made of $2,920,000 and interest expense recognized of $120,337 during year ended October 31, 2022 (see Note 5). As of October 31, 2021, the balance of the related party note payable was $3,661,885 (net of imputed interest of $38,115), with interest expense recognized of $38,115 during the year.

Notes Payable - Investors

On January 28, 2022, the Company entered into a SPA with GenCap (see Note 3 and Note 6), pursuant to which (i) in exchange for $4,500,000 in consideration consisting of $4,420,000 in cash and $80,000 in the form of a receivable to be funded in a subsequent quarter, the Company issued senior secured convertible promissory notes (“Notes”) with an aggregate principal amount of $4,500,000, (ii) the Company issued warrants to purchase up to 50% of the number of shares of common stock issued upon the full conversion of the Notes, and (iii) the Company agreed to issue commitment shares (see Note 6) to the investors upon the date of the Company’s IPO. The Notes were collateralized with a security interest in the oil and gas properties, which was to be perfected by April 28, 2022. In the event the collateral was not perfected by April 28, 2022, the Company was required to deliver 4,500,000 shares (“Default Shares”) to the investors. The Default Shares were initially held in escrow until the earlier of a) the granting and perfection of the security interest, b) the conversion of the Notes upon the IPO or c) April 28, 2022. As the Company failed to perfect the security interest and no IPO occurred by April 28, 2022, the Default Shares were delivered to the investors on April 28, 2022. The shares were issued at a fair value of $0.29 per share for an aggregate value of $1,322,933, and this amount was recognized as penalty fees related to debt on the income statement.

F-18

The Notes have a maturity date of the earlier of January 28, 2023 or the IPO and bear interest at a rate of 8% per annum, which is to be accrued and paid on the maturity date. If the Company’s IPO does not occur by August 1, 2022 or upon default, the interest percentage increases to 15% per annum. The principal and interest payable on the Notes will automatically convert into shares upon IPO. The conversion price is the lesser of i) the IPO price multiplied by the discount of 50% or ii) the opening price of the shares of common stock on the trading day following the date of the IPO multiplied by the discount of 50%. The number of conversion shares is the outstanding principal amount divided by the conversion price. Upon IPO, the debt will convert into a fixed dollar amount of $9,000,000 of a variable number of shares. Additionally, the Company has the option to prepay the Notes at any time after the original issue date prior to the maturity date at an amount equal to 125% of the prepayment amount.

The commitment shares are to be issued upon the date of the IPO. The number of commitment shares to be issued is a variable number of shares for a fixed total dollar amount of $1,125,000, which is 25% of the aggregate Notes principal balance divided by the offering price of the IPO. No shares will be issued if there is no IPO.

The warrants issued per the SPA are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price. Accordingly, upon IPO, warrant holders can receive up to $4,500,000 worth of common stock in exchange for a cash payment of 50% of the IPO price, or up to $2,250,000. The Company determined the warrants are equity classified and used a third party to perform a valuation to estimate their fair market value at January 28, 2022. The factors used to determine their fair value, which was $994,091, were a term of 3 years, volatility of 92%, a share price based on comparable companies and an exercise price of 50% of the stock price upon the Company’s IPO.

The Company also incurred debt issuance costs of $505,000 in connection with the issuance of the Notes, Default Shares and warrants. The values of the warrants and debt issuance costs are recorded as debt discounts and amortized over the life of the Notes, which is one year.

As of October 31, 2022, the balance of the Notes payable was $4,137,720, with interest expense of $1,136,811 for the year ended October 31, 2022.

See Note 10 for further information regarding this SPA.

Bridge Note

During September 2022, the Company entered into an agreement or bridge note (“Bridge Note”) with three investors; the Bridge Note includes original issue discount senior notes (“Notes”) with gross proceeds of $444,000, a 10% Original Issue Discount (“OID”) of $44,000 and debt issuance costs of $70,438, for net proceeds of $329,562 to the Company. The Bridge Note includes pre-funded warrants that permit the investors to purchase a number of shares of the Company’s common stock (equal to 100% of the original principal amount of the Notes), which can be exercised from the date of the warrant agreement to five years from the date of the Company’s IPO at an exercise price of $0.01. The Notes have a maturity date of the earlier of six months from the closing of this financing or the completion of the IPO. The Notes bear interest at 8% per annum, which will be waived if the Company completes a successful IPO within 90 days of the closing of financing; in the event of default, the interest percentage will increase to 15% per annum.

The Company also issued pre-funded warrants in connection with the Bridge Note to purchase a number of shares equal to the number of dollars of the Notes at an exercise price of $0.01 per share; the warrants can be exercised at any time from the date of the warrant agreement to five years from the date of the completion of the IPO. The Company determined the warrants are liability classified and a Black-Scholes option pricing model to estimate their fair market value at September 20, 2022. The factors used to determine their fair value, which was $114,883, were a term of 5 years, volatility of 98%, a share price based on a prior period valuation, a risk rate of 3.75% and an exercise price of $0.01.

The Company also incurred debt issuance costs of $70,438 in connection with the issuance of the Notes and warrants. The values of the OID, warrants and debt issuance costs are recorded as debt discounts and amortized over the life of the Notes as interest expense. As of October 31, 2022, the balance of the Notes payable was $265,719, with interest expense of $51,040 for the year ended October 31, 2022.

NOTE 9 – STOCKHOLDERS’ EQUITY

Common Shares

The Company is authorized to issue an aggregate of 500,000,000 shares. The authorized capital stock is divided into: (i) 490,000,000 shares of common stock having a par value of $0.0001 per share and (ii) 10,000,000 shares of preferred stock having a par value of $0.0001 per share.

As of October 31, 2022, the Company has issued 5,530,000 shares to its founders at par value. As of October 31, 2022, the Company has yet to receive a portion of these proceeds and $10 is recorded as a subscription receivable.

On September 14, 2021, the Company issued 4,900,000 shares of the Company’s common stock as part of the consideration for the SSP assets. The shares were issued at cost of $0.70 per share, based on the fair value of the consideration paid (see Note 1 and Note 4).

During September 2021, the Company sold 577,800 shares to various accredited investors for $1.00 per share in exchange for aggregate cash proceeds of $577,800.

Beginning in October 2021, the Company entered into various subscription agreements in connection with a private offering of shares of the Company’s common stock at a price of $2.00 per share. The Company has issued a total of 65,000 shares for aggregate cash proceeds of $130,000; as of October 31, 2022, the Company has yet to receive a portion of these proceeds and $10,000 is recorded as a subscription receivable.

On April 28, 2022, the Company issued 4,500,000 shares of its $0.0001 par common stock at a price of $0.29 per share for a total aggregate fair value of $1,322,933 to GenCap as default shares in connection with the SPA (see Note 3, Note 6 and Note 8).

On July 11, 2022, the Company issued 60,000 shares of its $0.0001 par common stock to each of its five outside Directors for a total aggregate amount of 300,000 shares. The shares, or RSUs, vest in full upon the six-month anniversary of the IPO, subject to the directors’ continued service on the vesting date; upon issuance, the shares will be fully paid and non-assessable. The RSUs were recorded at a fair value of $0.29 per share for a total value of $88,200. The Company will begin to recognize stock-based compensation expense for the RSUs upon successful completion of its IPO.

On October 17, 2022, the Company issued 1,100,000 restricted shares to two of its executives pursuant to the Plan (see Note 5). As the Plan was not adopted until October 17, 2022 (see Note 6), these shares will be recorded as of that date at a fair value of $0.29 per share; such value was calculated via a third-party valuation performed using income and market methods, as well as a discounted cash flow method, with the terminal value using a market multiples method, adjusted for a lack of marketability. As of October 31, 2022, the Company recorded 1,100,000 restricted shares at a fair value of $323,400 and stock-based compensation expense of $6,202, with unrecognized expense of $317,198.

F-19

Warrants

In January 2022, the Company entered into a SPA with GenCap, which has warrants attached that are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes. The Company determined the warrants are equity classified and used a third party to perform a valuation to estimate their fair market value at January 28, 2022, which was $994,091. The factors used to determine their fair value were a term of 3 years, volatility of 92%, a share price based on comparable companies and an exercise price of 50% of the stock price upon the Company’s IPO. See Note 10 for further information regarding this SPA.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with ASC 855 - Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events and transactions that occurred after October 31, 2022 through the date the financial statements are available for issuance. During this period, the Company did not have any material reportable subsequent events other than the events disclosed below.

Fourth Amendment to the PSA

In December 2022, the Company and Trio LLC entered into the Fourth Amendment to the Purchase and Sale Agreement (the “Fourth Amendment”) related to the acquisition of the SSP (see Note 1). The Fourth Amendment provides for the following:

●	The Company was granted a 120-day option (commencing on January 1, 2023) to acquire any or all of three assets currently owned in part by Trio LLC. These potential assets are all located in California and will be evaluated by KLS Petroleum Consulting LLC for a detailed analyses and estimations of the oil and gas reserves and of the fair market values of each of these assets.
●	The Company has agreed to pay $60,529 to Trio LLC for an additional 3.026471% working interest in the South Salinas Project.
●	The Company agreed to start the process of pursuing and consummating additional lease acquisitions in the areas within and around the South Salinas Project Area; such acquisitions shall be for an aggregate purchase price not to exceed $100,000.
●	The Company authorized Trio LLC to engage the services of a contractor to do road access work and dirt-moving work (estimated to cost approximately $80,000) that is necessary before the commencement of drilling the HV-1 well.
●	The Company agreed to finalize seven employment agreements covering certain of the Company’s post-IPO officers and staff; the proposed terms, salaries and certain other important provisions of each of these agreements have been submitted to and are currently being considered and reviewed by the Company’s Compensation Committee.
●	The Company agreed, commencing May 1, 2022, to accrue a monthly consulting fee of $35,000, due and payable by the Company to Trio LLC no later than two weeks following the closing date of Company’s IPO. This fee is intended to cover the work being done for the Company by Trio LLC’s employees prior to the closing date of the Company’s IPO.
●	The Company’s due date for its final payment of $1,032,512 to Trio LLC was extended to be the earlier of i) the IPO or ii) March 1, 2023.

On February 24, 2023, the Company and Trio LLC entered into a due date extension letter, extending the due date for its final payment to Trio LLC from March 1, 2023 until April 1, 2023.

Common Stock and Warrant Offering

In December 2022, the Company entered into subscription agreements with two accredited investors for the aggregate issuance of 400,000 common shares, as well as warrants to purchase additional shares up to the initial subscription amount, for aggregate gross cash proceeds of $400,000. The common shares are $0.0001 par value and have a purchase price of $1.00 per share; the warrants are exercisable for two years and have an exercise price equal to fifty percent of the price per share the Company sells its common shares in its IPO.

Amendment to the SPA

On January 23, 2023, the Company entered into an amendment to the SPA (see Note 2, Note 3, Note 6, Note 8 and Note 9), which initially changed the maturity date from January 28, 2023 to February 28, 2023 and again from February 28, 2023 to March 28, 2023.

F-20

TRIO PETROLEUM CORP.

CONDENSED BALANCE SHEETS

	July 31,	October 31,
	2023	2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,506,028	$73,648
Prepaid expenses and other receivables	124,290	35,000
Deferred offering costs	-	1,643,881
Total current assets	1,630,318	1,752,529

Oil and gas properties - not subject to amortization	9,045,333	5,836,232
Advance to operators	494,950	1,900,000
Total assets	$11,170,601	$9,488,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$819,926	$1,164,055
Asset retirement obligations – current	2,778	2,778
Notes payable - investors, net of discounts	-	4,403,439
Notes payable - related party, net of discounts	-	1,025,497
Warrants liability	-	114,883
Total current liabilities	822,704	6,710,652

Long-term liabilities:
Franchise tax accrual	3,750	9,450
Asset retirement obligations, net of current portion	47,619	45,535
	51,369	54,985
Total liabilities	874,073	6,765,637

Commitments and Contingencies (Note 7)

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; -0- shares issued and outstanding at July 31, 2023 and October 31, 2022, respectively	-	-

Common stock, $0.0001 par value; 490,000,000 shares authorized; 29,621,516 and 16,972,800 shares issued and outstanding as of July 31, 2023 and October 31, 2022, respectively	2,962	1,697
Stock subscription receivable	(10,010)	(10,010)
Additional paid-in capital	19,430,871	6,633,893
Accumulated deficit	(9,127,295)	(3,902,456)
Total stockholders’ equity	10,296,528	2,723,124

Total liabilities and stockholders’ equity	$11,170,601	$9,488,761

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-21

TRIO PETROLEUM CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2023	2022	2023	2022

Revenue	$-	$-	$-	$-

Operating expenses:
Exploration expense	$199,637	$2,638	$225,052	$28,669
General and administrative expenses	1,171,256	219,524	2,215,775	685,565
Stock-based compensation expense	785,962	-	896,947	-
Accretion expense	695	695	2,084	2,084
Total operating expenses	2,157,550	222,857	3,339,858	716,318

Loss from operations	(2,157,550)	(222,857)	(3,339,858)	(716,318)

Other expenses:
Interest expense	-	485,293	746,930	1,046,106
Penalty fees	-	-	-	1,322,933
Loss on settlement	13,051	-	13,051	-
Loss on note conversion	-	-	1,125,000	-
Total other expenses	13,051	485,293	1,884,981	2,369,039

Loss before income taxes	(2,170,601)	(708,150)	(5,224,839)	(3,085,357)
Provision for income taxes	-	-	-	-

Net loss	$(2,170,601)	$(708,150)	$(5,224,839)	$(3,085,357)

Basic and Diluted Net Loss per Common Share
Basic	$(0.08)	$(0.05)	$(0.25)	$(0.21)
Diluted	$(0.08)	$(0.05)	$(0.25)	$(0.21)

Weighted Average Number of Common Shares Outstanding
Basic	26,556,760	15,641,278	20,748,826	14,375,071
Diluted	26,556,760	15,641,278	20,748,826	14,375,071

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-22

TRIO PETROLEUM CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

			Stock	Additional		Total
	Common Stock		Subscription	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at April 30, 2023	24,799,202	$2,480	$(10,010)	$16,752,597	$(6,956,694)	$9,788,373
Issuance of common stock upon exercise of warrants, net	2,499,466	245	-	1,812,390	-	1,812,635
Issuance of common stock for services	48,000	5	-	80,154	-	80,159
Issuance of restricted stock units under the Equity Incentive Plan	700,000	70	-	(70)	-	-
Issuance of common stock for warrants that can be exercised per the Resale S-1/A	1,199,848	120	-	(120)	-	-
Stock-based compensation	425,000	42	-	785,920	-	785,962
Net loss	-	-	-	-	(2,170,601)	(2,170,601)
Balance at July 31, 2023	29,621,516	$2,962	$(10,010)	$19,430,871	$(9,127,295)	$10,296,528

Balance at October 31, 2022	16,972,800	$1,697	$(10,010)	$6,633,893	$(3,902,456)	$2,723,124
Issuance of common stock for cash, net	400,000	40	-	371,960	-	372,000
Issuance of conversion shares related to the SPA	5,038,902	504	-	5,164,371	-	5,164,875
Issuance of commitment shares related to the SPA	375,000	38	-	1,124,962	-	1,125,000
Issuance of common shares in IPO, net of underwriting discounts and offering costs	2,000,000	200	-	3,342,426	-	3,342,626
Issuance of pre-funded warrants	-	-	-	4,000	-	4,000
Issuance of common stock upon exercise of warrants, net	2,449,466	245	-	1,812,390	-	1,812,635
Issuance of common stock for services, net	48,000	5	-	80,155	-	80,160
Issuance of restricted stock units under the Equity Incentive Plan	700,000	70	-	(70)	-	-
Issuance of common stock for warrants that can be exercised per the Resale S-1/A	1,199,848	120	-	(120)	-	-
Stock-based compensation	437,500	43	-	896,904	-	896,947
Net loss	-	-	-	-	(5,224,839)	(5,224,839)
Balance at July 31, 2023	29,621,516	$2,962	$(10,010)	$19,430,871	$(9,127,295)	$10,296,528

Balance at April 30, 2022	15,572,800	$1,557	$(10,010)	$6,596,514	$(2,479,271)	$4,108,790
Issuance of restricted stock units to outside directors	300,000	30	-	(30)	-	-
Interest imputed on note payable for acquisition of unproved oil and gas properties	-	-	-	31,317	-	31,317
Net loss	-	-	-	-	(708,150)	(708,150)
Balance at July 31, 2022	15,872,800	$1,587	$(10,010)	$6,627,801	$(3,187,421)	$3,431,957

Balance at October 31, 2021	10,982,800	$1,098	$(50,545)	$4,202,021	$(102,064)	$4,050,510
Issuance of founders’ shares	80,000	8	535	-	-	543
Issuance of security interest shares to investors	4,500,000	450	-	1,322,483	-	1,322,933
Issuance of common stock for cash, net	10,000	1	40,000	19,999	-	60,000
Issuance of warrants in connection with investor financing	-	-	-	994,091	-	994,091
Issuance of restricted stock units to outside directors	300,000	30	-	(30)	-	-
Interest imputed on note payable for acquisition of unproved oil and gas properties	-	-	-	89,237	-	89,237
Net loss	-	-	-	-	(3,085,357)	(3,085,357)
Balance at July 31, 2022	15,872,800	$1,587	$(10,010)	$6,627,801	$(3,187,421)	$3,431,957

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-23

TRIO PETROLEUM CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended July 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,224,839)	$(3,085,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	25,000	-
Accretion expense	2,084	2,084
Conversion of SPA	1,125,000	-
Amortization of debt discount	432,693	772,318
Write-off of SPA receivable	-	80,000
Imputed interest	-	89,237
Stock-based compensation	896,947	-
Penalty fees	-	1,322,933
Changes in operating assets and liabilities:
Prepaid expenses and other receivables	(114,290)	(25,206)
Accounts payable and accrued liabilities	315,045	418,938
Net cash used in operating activities	(2,542,360)	(425,053)

CASH FLOWS FROM INVESTING ACTIVITIES:
Other capital expenditures for unproved oil and gas properties	(249,520)	-
Drilling costs for exploratory well	(2,959,580)	-
Advances to operators	1,405,050	-
Net cash used in investing activities	(1,804,050)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	452,160	60,543
Proceeds from notes payable – investors	-	4,420,000
Repayment of notes payable	(1,472,512)	(2,920,000)
Proceeds from issuance of common stock in IPO	6,000,000	-
Cash paid for debt issuance costs	-	(505,000)
Proceeds from exercise of warrants, net	1,812,635	-
Cash paid for deferred offering costs	(1,013,493)	(667,843)
Net cash provided by financing activities	5,778,790	387,700

NET CHANGE IN CASH	1,432,380	(37,353)
Cash - Beginning of period	73,648	78,877
Cash - End of period	$1,506,028	$41,524

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Issuance of warrants (equity classified)	$-	$994,901
Issuance of RSUs	$70	$30
Issuance of common stock for warrants that can be exercised per the Resale S-1/A	$120	$-
Issuance of pre-funded warrants	$4,000	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-24

TRIO PETROLEUM CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2023 AND 2022

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Company Organization

Trio Petroleum Corp. (“Trio Petroleum” or the “Company”) was incorporated in the state of Delaware on July 19, 2021. The Company is engaged in the exploration and development of the South Salinas Project (“SSP”), an oil and gas property located in Monterey County, California, which it acquired from Trio Petroleum, LLC (“Trio LLC”). The Company is headquartered in Bakersfield, California, with its principal offices located at 5401 Business Park, Suite 115, Bakersfield, CA, 93309.

Acquisition of South Salinas Project

On September 14, 2021, the Company entered into a Purchase and Sale Agreement (“PSA”) with Trio LLC to acquire an 82.75% working interest in the SSP; the working interest includes the purchased percentage of the SSP’s leases, wells and inventory in exchange for $300,000 cash, a non-interest-bearing note payable of $3,700,000 due to Trio LLC on December 17, 2021 (see Note 6 and Note 8) and 4,900,000 shares of the Company’s $0.0001 par value common stock (see Note 5 and Note 9). At the time of the acquisition, this share issuance constituted 45% of the total number of issued shares of the Company. The Company accounted for the purchase as an asset acquisition, as prescribed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 – Business Combinations. The assets and associated asset retirement obligations (“ARO”) were recorded based on relative fair value at the estimated fair value of the consideration paid (see Note 5). In April 2023, the Company purchased an additional 3% working interest in the SSP; see Note 5 for further information. As of July 31, 2023 and October 31, 2022, there were no proved reserves attributable to the approximate 9,300 acres of the property.

Initial Public Offering

The Company’s Registration Statement (Amendment No 9) on Form S-1/A was filed with the SEC on March 24, 2023; its Initial Public Offering was declared effective on April 17, 2023 and closed on April 20, 2023 (collectively, the “Offering” or “IPO”). The Company sold 2,000,000 shares of its common stock for total gross proceeds of $6,000,000, which is described more fully in Note 4.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-25

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Amounts presented in the condensed balance sheet as of October 31, 2022 are derived from our audited financial statements as of that date. The unaudited condensed financial statements as of and for the three and nine month periods ended July 31, 2023 and 2022 have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the interim reporting rules of the Securities and Exchange Commission(“SEC”) and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Registration Statement (Amendment No 9) on Form S-1/A filed with the SEC on March 24, 2023. In the opinion of management, all adjustments, consisting of normal recurring adjustments (unless otherwise indicated), necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transaction and disclosure of contingent assets and liabilities at the date of the financial statements, and the revenue and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Some of the more significant estimates required to be made by management include estimates of oil and natural gas reserves (when and if assigned) and related present value estimates of future net cash flows therefrom, the carrying value of oil and natural gas properties, accounts receivable, bad debt expense, ARO and the valuation of equity-based transactions. Accordingly, actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of July 31, 2023 and October 31, 2022.

Prepaid Expenses

Prepaid expenses consist primarily of prepaid services which will be expensed as the services are provided within twelve months. As of July 31, 2023 and October 31, 2022, the balances of the prepaids account were $124,290 and $35,000, respectively.

Deferred Offering Costs

Deferred offering costs consist of professional fees, filing, regulatory and other costs incurred through the balance sheet date that are directly related to the planned IPO (see Note 4). As of July 31, 2023 and October 31, 2022, offering costs in the aggregate of $0 and $1,643,881, respectively, were deferred.

Debt Issuance Costs

Costs incurred in connection with the issuance of the Company’s debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense. As of July 31, 2023 and October 31, 2022, the Company recorded no debt issuance costs; as of July 31, 2023 and July 31, 2022, the Company recorded $0 and $126,250 in non-cash interest expense related to debt issuance costs.

F-26

Oil and Gas Assets and Exploration Costs – Successful Efforts

The Company is in the exploration stage and has not yet realized any revenues from its operations. It applies the successful efforts method of accounting for crude oil and natural gas properties. Under this method, exploration costs such as exploratory, geological, and geophysical costs, delay rentals and exploratory overhead are expensed as incurred. If an exploratory property provides evidence to justify potential development of reserves, drilling costs associated with the property are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. At the end of each quarter, management reviews the status of all suspended exploratory property costs considering ongoing exploration activities; in particular, whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts. If management determines that future appraisal drilling or development activities are unlikely to occur, associated exploratory well costs are expensed.

Costs to acquire mineral interests in crude oil and/or natural gas properties, drill and equip exploratory wells that find proved reserves and drill and equip development wells are capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period and transferred to proven crude oil and/or natural gas properties to the extent associated with successful exploration activities. Significant undeveloped leases are assessed individually for impairment, based on the Company’s current exploration plans, and a valuation allowance is provided if impairment is indicated. Capitalized costs from successful exploration and development activities associated with producing crude oil and/or natural gas leases, along with capitalized costs for support equipment and facilities, are amortized to expense using the unit-of-production method based on proved crude oil and/or natural gas reserves on a field-by-field basis, as estimated by qualified petroleum engineers. As of July 31, 2023 and October 31, 2022, all of the Company’s oil and gas properties were classified as unproved properties and were not subject to depreciation, depletion and amortization.

Unproved oil and natural gas properties

Unproved oil and natural gas properties consist of costs incurred to acquire unproved leases. Unproved lease acquisition costs are capitalized until the lease expires or when the Company specifically identifies a lease that will revert to the lessor, at which time it charges the associated unproved lease acquisition costs to exploration costs.

Unproved oil and natural gas properties are not subject to amortization and are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results or future plans to develop acreage. All of the Company’s natural gas properties were classified as unproved as of July 31, 2023 and October 31, 2022; see further discussion in Note 5.

Impairment of Other Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses the recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value. With regards to oil and gas properties, this assessment applies to proved properties.

As of July 31, 2023 and October 31, 2022, the Company had no impairment of long-lived assets.

Asset Retirement Obligations

ARO consists of future plugging and abandonment expenses on oil and natural gas properties. In connection with the SSP acquisition described above, the Company acquired the plugging and abandonment liabilities associated with six non-producing wells. The fair value of the ARO was recorded as a liability in the period in which the wells were acquired with a corresponding increase in the carrying amount of oil and natural gas properties not subject to impairment. The Company plans to utilize the six wellbores acquired in the SSP acquisition in future exploration activities. The liability is accreted for the change in its present value each period based on the expected dates that the wellbores will be required to be plugged and abandoned. The capitalized cost of ARO is included in oil and gas properties and is a component of oil and gas property costs for purposes of impairment and, if proved reserves are found, such capitalized costs will be depreciated using the units-of-production method. The asset and liability are adjusted for changes resulting from revisions to the timing or the amount of the original estimate when deemed necessary. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

F-27

Components of the changes in ARO are shown below:

ARO, ending balance – October 31, 2022	$48,313
Accretion expense	2,084
ARO, ending balance – July 31, 2023	50,397
Less: ARO – current	2,778
ARO, net of current portion – July 31, 2023	$47,619

Related Parties

Related parties are directly or indirectly related to the Company, through one or more intermediaries and are in control, controlled by, or under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. On September 14, 2021, the Company acquired an 82.75% working interest (which was subsequently increased to an 85.75% working interest as of April 2023) in the SSP from Trio LLC in exchange for cash, a note payable to Trio LLC and the issuance of 4.9 million shares of common stock. As of the date of the acquisition, Trio LLC owned 45% of the outstanding shares of the Company and was considered a related party. As of July 31, 2023 and October 31, 2022, Trio LLC owned less than 1% and 29%, respectively, of the outstanding shares of the Company.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely than not” that a deferred tax asset will not be realized. At July 31, 2023 and October 31, 2022, the Company’s net deferred tax asset has been fully reserved.

For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the statements of operations when a determination is made that such expense is likely. The Company is subject to income tax examinations by major taxing authorities since inception.

Fair Value Measurements

The carrying values of financial instruments comprising cash and cash equivalents, payables, and notes payable-related party approximate fair values due to the short-term maturities of these instruments. The notes payable- related party is considered a level 3 measurement. As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This fair value measurement framework applies to both initial and subsequent measurement.

F-28

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3:	Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The significant unobservable inputs used in the fair value measurement for nonrecurring fair value measurements of long-lived assets include pricing models, discounted cash flow methodologies and similar techniques.

There are no assets or liabilities measured at fair value on a recurring basis. Assets and liabilities accounted for at fair value on a non-recurring basis in accordance with the fair value hierarchy include the initial allocation of the asset acquisition purchase price, including asset retirement obligations, the fair value of oil and natural gas properties and the assessment of impairment.

The fair value measurements and allocation of assets acquired are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs used to determine the fair value include estimates of: (i) reserves; (ii) future commodity prices; (iii) operating and development costs; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with NYMEX forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that the Company’s management believes will impact realizable prices. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

The fair value of additions to the asset retirement obligation liabilities is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well for all oil and natural gas wells and for all disposal wells; (ii) estimated remaining life per well; (iii) future inflation factors; and (iv) the Company’s average credit-adjusted risk-free rate. These assumptions represent Level 3 inputs.

If the carrying amount of its proved oil and natural gas properties, which are assessed for impairment under ASC 360 – Property, Plant and Equipment, exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The fair value of its oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and various discount rates commensurate with the risk and current market conditions associated with the expected cash flow projected. These assumptions represent Level 3 inputs.

Net Loss Per Share

Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic loss per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options, warrants and convertible notes, if dilutive.

F-29

The following common share equivalents are excluded from the calculation of weighted average common shares outstanding, because their inclusion would have been anti-dilutive (see Note 9):

	As of July 31,		As of July 31,
	2023		2022
Warrants (Note 7, Note 8)	500,000	(4)	7,964,286 (1)
Convertible Notes (Note 7, Note 8)	-		31,857,143 (2)
Commitment Shares (Note 7, Note 8)	-		3,826,530 (3)
Restricted stock units	-		300,000 (5)
Total potentially anti-dilutive securities	500,000		43,947,959

(1)	Balance includes warrants issued per the Securities Purchase Agreement (“SPA”) with GPL Ventures, LLC (“GPL”), which are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price.
(2)	Upon IPO, the debt will convert into a variable number of shares; the number of conversion shares is equal to the outstanding principal amount divided by the conversion price, which is equal to the lesser of a) the IPO price or b) the opening price of the common stock on the first trading day after the IPO multiplied by the discount of 50%.
(3)	The number of commitment shares to be issued is a variable number of shares for a fixed total dollar amount of $1,125,000, which is 25% of the aggregate Notes principal balance divided by the offering price of the IPO.
(4)	Balance consists of potentially anti-dilutive shares based on 1,459,878 outstanding, equity classified warrants.
(5)	Balance consists of restricted stock units granted to five outside directors.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time to varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. All of these types of expenditures incurred since inception have been charged against earnings due to the uncertainty of their future recoverability. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Recent Accounting Pronouncements

All recently issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

Subsequent Events

The Company evaluated all events and transactions that occurred after July 31, 2023 through the date of the filing of this report. See Note 10 for such events and transactions.

NOTE 3 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of July 31, 2023, the Company had $1,506,028 in its operating bank account and working capital of $807,614. To date, the Company has been funding operations through proceeds from the issuance of common stock, financing through certain investors and its IPO, which closed with net proceeds of $4,940,000. Upon consummation of the IPO, the Company used the net proceeds to i) repay a non-interest-bearing note payable in the amount of $1,032,512, and ii) repay a bridge note with three investors with a principal amount of $440,000 (see Notes 7 and 8).

F-30

The accompanying condensed financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these condensed financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of July 31, 2023, the Company has an accumulated deficit of $9,127,295 and has experienced losses from continuing operations. Based on the Company’s cash balance as of July 31, 2023 and projected cash needs for the twelve months following the issuance of these condensed financial statements, management estimates that it will need to generate sufficient sales revenue and/or raise additional capital to cover operating and capital requirements. Management will need to raise the additional funds by issuing additional shares of common stock or other equity securities or obtaining additional debt financing. Although management has been successful to date in raising necessary funding and obtaining financing through investors, there can be no assurance that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these condensed financial statements.

Accordingly, the accompanying condensed financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – INITIAL PUBLIC OFFERING

The Company’s Registration Statement (Amendment No 9) on Form S-1/A was filed with the SEC on March 24, 2023; its Initial Public Offering was declared effective on April 17, 2023 and closed on April 20, 2023 (collectively, the “Offering” or “IPO”). The Company sold 2,000,000 shares of common stock at a public offering price of $3.00 per share for gross proceeds of $6,000,000. After deducting the underwriting commissions, discounts and offering expenses payable by the Company, it received net proceeds of approximately $4,940,000. The Company’s common stock is listed on the NYSE American under the symbol TPET. The Company also issued warrants to purchase 100,000 shares of common stock to the underwriters at an exercise price of $3.30 per share (110% of public offering price), the cost of which was offset to additional paid-in capital upon IPO.

NOTE 5 – OIL AND NATURAL GAS PROPERTIES

The following tables summarize the Company’s oil and gas activities.

	As of July 31,	As of October 31,
	2023	2022
Oil and gas properties – not subject to amortization	$9,045,333	$5,836,232
Accumulated impairment	—	—
Oil and gas properties – not subject to amortization, net	$9,045,333	$5,836,232

During the three and nine months ended July 31, 2023, the Company incurred aggregated exploration costs of $199,637 and $225,052, respectively; these expenses were exploratory, geological and geophysical costs and were expensed on the statement of operations during the applicable periods. During the three and nine months ended July 31, 2022, the Company incurred aggregated exploration costs of $2,638 and $28,669, respectively; these costs were mainly for the purpose of the site surveys and were expensed on the statement of operations during the applicable periods. For capitalized costs, the Company incurred $1,704,081 and $3,209,101 for the three and nine months ended July 31, 2023, respectively. Of the costs incurred during the current period, approximately $1.6 million relate to drilling the HV-1 well and approximately $0.1 million relates to reserve analysis of the optioned assets (see Optioned Assets below); of the costs incurred during the nine-month period, approximately $2.9 million relates to drilling the HV-1 well, approximately $0.1 million relates to reserve analysis of the optioned assets (see Optioned Assets below) and approximately $0.2 million relates to acquisition costs. Both drilling and acquisition costs were capitalized and are reflected in the balance of the oil and gas property as of July 31, 2023. There were no capitalized costs incurred in the same period during 2022.

Leases

As of July 31, 2023, the Company holds various leases related to the unproved properties of the SSP (see Note 6 and Note 7). During February and March 2023, the Company entered into additional leases related to the unproved properties of the SSP with two groups of lessors. The first group of leases covers 360 acres and has a term of 20 years; the Company is required to make rental payments of $25/acre per year. The Company is currently in compliance with this requirement and has paid in advance the rental payment of approximately $11,000 for the period February 2023 – February 2024; this amount was expensed under the successful efforts method of accounting. The second group of leases covers 307.75 acres and has a term of 20 years; the Company is required to make rental payments of $30/acre per year. The Company is currently in compliance with this requirement and has paid in advance the rental payment of approximately $11,000 for the period from March 2023 through March 2024; this amount was expensed under the successful efforts method of accounting.

The Company did not record any impairment to the oil and gas property as of July 31, 2023, as all capitalized costs represent costs to acquire unproved property leases pending further development on the balance sheet. There is no depletion related to the oil and gas property as of July 31, 2023, as the Company does not currently have production and the acquired property is not subject to amortization as of that date.

Optioned Assets

On December 22, 2022, the Company and Trio LLC entered into the Fourth Amendment to the Purchase and Sale Agreement for the SSP. Per the terms of the Fourth Amendment, the Company was granted a 120-day option (commencing on January 1, 2023) to acquire any or all of the following three assets currently owned in part by Trio LLC (the “Optioned Assets”). The price for this option was $150,000 (the “Option Fee”), which was paid by the Company to Trio LLC in April 2023; this amount was capitalized and is reflected in the balance of the oil and gas property. The Optioned Assets are as follows:

●	The Hangman Hollow Field asset with an option to acquire Trio LLC’s 44% working interest and their Operatorship;
●	The Kern Front Field asset with an option to acquire Trio LLC’s 22% working interest and their Operatorship; and
●	The Union Ave Field with an option to acquire Trio LLC’s 20% working interest and their Operatorship;

F-31

The Optioned Assets are all located in California. In order to evaluate the Optioned Assets, the Company engaged KLS Petroleum Consulting, LLC (“KLSP”) to do detailed analyses and estimations of the oil and gas reserves and of the fair market values of each of these three assets. These analyses have been completed, and notwithstanding the expiration of the option period, the Company is still evaluating its interest in acquiring any or all the Optioned Assets. As of July 31, 2023, the Company has paid approximately $37,000 to KLSP for reserve analysis of the optioned assets; this amount has been capitalized and is reflected in the balance of the oil and gas property on the balance sheet.

Additional Working Interest – South Salinas Project

In April 2023, the Company paid Trio LLC approximately $60,000 to acquire an additional 3.026471% working interest in the South Salinas Project, of which working interest amount is one-half (1/2) of the working interest that was acquired by Trio LLC; this amount was capitalized and is reflected in the balance of the oil and gas property.

Union Ave Field Agreement

On May 12, 2023, the Company announced the signing of an Acquisition Agreement to potentially acquire up to 100% of the working interest in the Union Ave Field. The agreement is between the Company and Trio LLC, on behalf of itself as Operator and holding a 20% working interest in Union Ave Field as well as to facilitate the remaining 80% working interest holders. As Trio LLC is partly owned and controlled by members of Trio’s management, this would be a related party transaction, and a special committee of Trio’s board of directors (the “Trio Special Committee”) has been formed to evaluate and negotiate the terms of this acquisition. Trio has engaged KLSP to conduct a comprehensive analysis and valuation of the asset, which analysis has been delivered to the Company and is being evaluated by the Trio Special Committee. As of July 31, 2023, the Company is still negotiating the terms of this acquisition.

NOTE 6 – RELATED PARTY TRANSACTIONS

Notes Payable – Related Party

On September 14, 2021, the Company entered into a note payable with Trio LLC as part of the agreement for the purchase of an 82.75% working interest in the SSP (see Note 1). Per the Third Amendment signed on May 27, 2022, a portion of a previous payment made to Trio LLC was used to fund a lease extension payment to a third-party; as the payment previously made was to be used for other expenditures, the amount used to fund the lease extension was added to the remaining amount due to Trio LLC, increasing it from $780,000 to $1,032,512. Per an extension to the Fourth Amendment to the PSA, the Company made the final payment of $1,032,512 upon the consummation of the IPO. As of July 31, 2023 and October 31, 2022, the balance of the note payable was $0 and $1,025,497, respectively, with interest expense recognized of $0 and $7,015 for the three and nine months ended July 31, 2023, respectively. The interest expense of $19,381 and $99,517 was recognized during the three and nine months ended July 31, 2022, respectively (see Note 8). Total payments made on the note payable for the nine months ended July 31, 2023 were $1,032,512, and for the year ended October 31, 2022 were $2,920,000.

F-32

Restricted Stock Units (“RSUs”) issued to Directors

On July 11, 2022, the Company issued 60,000 shares of its $0.0001 par common stock to each of its five outside Directors with a fair value of $0.29 per share for an aggregate grant date value of $88,200. The fair value was calculated via a third-party valuation performed using income and market methods, as well as a discounted cash flow method, with the terminal value using a market multiples method, adjusted for a lack of marketability. The shares, or RSUs, vest in full upon the six-month anniversary of the IPO, subject to the directors’ continued service on the vesting date; upon issuance, the shares will be fully paid and non-assessable. Upon consummation of the IPO, the vesting period for these shares began and for the three and nine months ended July 31, 2023, the Company recognized stock-based compensation in the amount of $44,462 and $50,262, respectively, within general and administrative expenses on the income statement, with unrecognized expense of $37,938 as of the period ended July 31, 2023.

Restricted Shares issued to Executives and Employees

In February 2022, the Company entered into employee agreements with Mr. Frank Ingriselli (Chief Executive Officer or “CEO”) and Mr. Greg Overholtzer (Chief Financial Officer or “CFO”) which, among other things, provided for the grant of restricted shares in the amounts of 1,000,000 and 100,000, respectively, pursuant to the 2022 Equity Incentive Plan (“the Plan”). Per the terms of the employee agreements, subject to continued employment, the restricted shares vest over a two-year period, under which 25% will vest upon the earlier of three months after the IPO or six months after the grant date. After this date, the remainder vest in equal tranches every six months until fully vested. As the Plan was not adopted until October 17, 2022 (see Note 7), these shares will be recorded as of that date at a fair value of $0.294 per share; such value was calculated via a third-party valuation performed using income and market methods, as well as a discounted cash flow method, with the terminal value using a market multiples method, adjusted for a lack of marketability (see Note 9). As of October 31, 2022, the Company recorded 1,100,000 restricted shares at a fair value of $323,400, and for the three and nine months ended July 31, 2023, the Company recognized stock-based compensation of $40,757 and $120,943, respectively, within general and administrative expenses on the income statement, with unrecognized expense of $196,255.

In May 2023, the Company entered into six employee agreements which, among other things, provided for the grant of an aggregate of 700,000 restricted shares pursuant to the Plan. Per the terms of the employee agreements, subject to continued employment, the restricted shares vest as follows: 25% of the shares will vest five months after the issuance date, after which the remainder vest in equal tranches every six months until fully vested. The shares were recorded on the date of issuance at a fair value of $2.15 per share for an aggregate fair value of $1,505,000, and for the three and nine months ended July 31, 2023, the Company recognized stock-based compensation of $226,242 and $226,242, respectively, within general and administrative expenses on the income statement, with unrecognized expense of $1,278,758 as of the period ended July 31, 2023.

Pursuant to the Ingriselli Employment Agreement dated February 1, 2022, Mr. Ingriselli is eligible for an annual discretionary bonus; on July 20, 2023, the Company issued 200,000 restricted shares (subject to the Plan) at a fair value of $1.07 per share to Mr. Ingriselli for an aggregate fair value of $213,000. The shares vested fully on July 24, 2023 and the Company recognized stock-based compensation of $213,000 within general and administrative expenses on the income statement for the period ended July 31, 2023.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

Unproved Property Leases

As of July 31, 2023, the Company holds various leases related to the unproved properties of the SSP. Two of the leases are held with the same lessor. The first lease covers 8,417 acres and is currently in “force majeure” status. On May 27, 2022, the Company entered into an Amendment to the lease agreement which provides for an extension of the current force majeure status for an additional, uncontested twelve months, during which the Company will be released from having to evidence to the lessor the existence of force majeure conditions. As consideration for the granting of the lease extension, the Company paid the lessor a one-time, non-refundable payment of $252,512; this amount was capitalized and is reflected in the balance of the oil and gas property as of October 31, 2022. The extension period commenced on June 19, 2022. As of July 31, 2023, the validity of the lease is maintained by the drilling of the HV-1 well, which is in production testing.

The second lease covers 160 acres of the SSP; it is currently held by delay rental and is renewed every three years. Until drilling commences, the Company is required to make delay rental payments of $30/acre per year. The Company is currently in compliance with this requirement and has paid in advance the delay rental payment for the period from October 2022 through October 2023.

During February and March of 2023, the Company entered into additional leases related to the unproved properties of the SSP with two groups of lessors. The first group of leases covers 360 acres and has a term of 20 years; the Company is required to make rental payments of $25/acre per year. The Company is currently in compliance with this requirement and has paid in advance the rental payment for the period February 2023 – February 2024. The second group of leases covers 307.75 acres and has a term of 20 years; the Company is required to make rental payments of $30/acre per year. The Company is currently in compliance with this requirement and has paid in advance the rental payment for the period from March 2023 through March 2024.

F-33

As of July 31, 2023, the Company assessed the unproved properties of the SSP and those adjacent to it for impairment, analyzing future drilling plans, leasehold expiration and the existence of any known dry holes in the area. Management concluded there is no impairment allowance required as of the balance sheet date.

Board of Directors Compensation

On July 11, 2022, the Company’s Board of Directors approved compensation for each of the non-employee directors of the Company, which would be effective upon the consummation of the IPO. Such compensation is structured as follows: an annual retainer of $50,000 cash plus an additional $10,000 for each Board committee upon which the Director serves, each paid quarterly in arrears. Payment for this approved compensation commenced upon successful completion of the Company’s IPO and as of July 31, 2023, the Company has recognized $78,132 in directors’ fees.

Agreements with Advisors

On July 28, 2022, the Company entered into an agreement with Spartan Capital Securities, LLC (“Spartan”) whereby Spartan will serve as the exclusive agent, advisor or underwriter in any offering of securities of the Company for the term of the agreement, which is one year. The agreement provides for a $25,000 non-refundable advance upon execution of the agreement and completion of a bridge offering to be credited against the accountable expenses incurred by Spartan upon successful completion of the IPO, a cash fee or an underwriter discount of 7.5% of the aggregate proceeds raised in the IPO, warrants to purchase a number of common shares equal to 5% of the aggregate number of common shares placed in the IPO, an expense allowance of up to $150,000 for fees and expenses of legal counsel and other out-of-pocket expenses and 1% of the gross proceeds of the IPO to Spartan for non-accountable expenses. The agreement also provides for an option to Spartan that is exercisable within 45 days after the closing of the IPO to purchase up to an additional 15% of the total number of securities offered by the Company in the IPO. For a period of 18 months following the July 28, 2023 expiration of the agreement, Spartan shall be entitled to receive the same 7.5% cash fee and 5% warrant coverage compensation under the “tail” terms of the agreement with respect to financing transactions the Company consummates with any party contacted or introduced by Spartan to the Company prior to the expiration of the Spartan agreement.

On April 20, 2023, pursuant to the agreement above, the Company issued representative warrants to Spartan to purchase up to an aggregate of 100,000 shares of common stock; these warrants may be exercised commencing from the closing of the Offering and expiring five years from the effective date of the registration statement at an exercise price of $3.30 (110% of the public offering price of the common stock).

Trio LLC – Monthly Consulting Fee

Pursuant to the Fourth Amendment to the PSA, the Company agreed, retroactively commencing on May 1, 2022, to accrue a monthly consulting fee of $35,000, due and payable by the Company to Trio LLC. This fee is intended to cover the work being done for the Company by Trio LLC’s employees prior to the closing date of the Company’s IPO. As of July 31, 2023, the Company has accrued and paid $406,000 in fees for these services.

On May 1, 2023, the Company entered into six employment agreements with Trio LLC employees; the agreements provide for compensation and restricted shares pursuant to the Plan (see Note 9) with a start date of May 1, 2023, provided that each individual continues to serve as an employee of Trio LLC on a part-time basis.

NOTE 8 – NOTES PAYABLE

Notes payable as of July 31, 2023 and October 31, 2022 consisted of the following:

	As of July 31,	As of October 31,
	2023	2022
Notes payable – related party, net of discounts	$-	$1,025,497
Notes payable – investors, net of discounts	-	4,137,720
Bridge Note, net of discounts	-	265,719
Total Notes payable	$-	$5,428,936

F-34

Notes Payable – Related Party

On September 14, 2021, the Company entered into a note payable with Trio LLC as part of the agreement for the purchase of an 82.75% working interest in the SSP (see Note 1). Per the Third Amendment signed on May 27, 2022, a portion of a previous payment made to Trio LLC was used to fund a lease extension payment to a third-party; as the payment previously made was to be used for other expenditures, the amount used to fund the lease extension was added to the remaining amount due to Trio LLC, increasing it from $780,000 to $1,032,512. Per an extension to the Fourth Amendment to the PSA, the Company made the final payment of $1,032,512 upon the consummation of the IPO. As of July 31, 2023 and October 31, 2022, the balance of the note payable was $0 and $1,025,497, respectively, with interest expense recognized of $0 and $7,015 for the three and nine months ended July 31, 2023, respectively. The interest expense of $19,381 and $99,517 was recognized during the three and nine months ended July 31, 2022, respectively (see Note 6). Total payments made on the note payable for the nine months ended July 31, 2023 were $1,032,512, and for the year ended October 31, 2022 were $2,920,000.

Notes Payable – Investors

On January 28, 2022, the Company entered into a SPA with GPL (see Note 3 and Note 7), pursuant to which (i) in exchange for $4,500,000 in consideration consisting of $4,420,000 in cash and $80,000 in the form of a receivable to be funded in a subsequent quarter, the Company issued senior secured convertible promissory notes (“Notes”) with an aggregate principal amount of $4,500,000, (ii) the Company issued warrants to purchase up to 50% of the number of shares of common stock issued upon the full conversion of the Notes, and (iii) the Company agreed to issue commitment shares (see Note 7) to the investors upon the date of the Company’s IPO. The Notes were collateralized with a security interest in the oil and gas properties, which was to be perfected by April 28, 2022. In the event the collateral was not perfected by April 28, 2022, the Company was required to deliver 4,500,000 shares (“Default Shares”) to the investors. The Default Shares were initially held in escrow until the earlier of a) the granting and perfection of the security interest, b) the conversion of the Notes upon the IPO or c) April 28, 2022. As the Company failed to perfect the security interest and no IPO occurred by April 28, 2022, the Default Shares were delivered to the investors on April 28, 2022. The shares were issued at a fair value of $0.29 per share for an aggregate value of $1,322,933, and this amount was recognized as penalty fees related to debt on the income statement.

An extension to the SPA was signed during March 2023 that extended the maturity date to April 30, 2023. The note bore interest of 8% per annum to be accrued and paid upon maturity. Because the Company’s IPO did not occur by August 1, 2022, the interest percentage increased to 15% per annum. The principal and interest payable on the Notes automatically converted into shares upon completion of the IPO. The conversion price was the lesser of i) the IPO price multiplied by the discount of 50% or ii) the opening price of the common stock on the trading day following the date of the IPO multiplied by the discount of 50%. The number of conversion shares is the outstanding principal amount divided by the conversion price. Upon the completion of the IPO, the debt converted into 5,038,902 shares with a fair value of $5,164,875.

The commitment shares were issued upon the completion of the IPO. The number of commitment shares to be issued was 375,000 shares at a fair value of $1,125,000, which is 25% of the aggregate Notes principal balance divided by the offering price of the IPO.

The warrants issued per the SPA are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price. Accordingly, upon IPO, warrant holders can receive up to $4,500,000 worth of common stock in exchange for a cash payment of 50% of the IPO price, or up to $2,250,000. The Company determined the warrants are equity classified and used a third party to perform a valuation to estimate their fair market value at January 28, 2022. The factors used to determine their fair value, which was $994,091, were a term of 3 years, volatility of 92%, a share price based on comparable companies and an exercise price of 50% of the stock price upon the Company’s IPO. The Company also incurred debt issuance costs of $505,000 in connection with the issuance of the Notes, Default Shares and warrants. The values of the warrants and debt issuance costs are recorded as debt discounts and amortized over the life of the Notes, which is one year.

F-35

Upon consummation of its IPO, the Company converted the aggregate outstanding principal and accrued interest balances of $4,500,000 and $664,875, respectively, into 5,038,902 shares of common stock; the number of conversion shares was calculated by dividing the aggregate balance of $5,164,875 by the opening trading price of its common stock on April 19, 2023 of $2.05, with a discount applied of 50%. The Company also issued 375,000 commitment shares, the number of which was calculated by taking 25% of the outstanding principal balance of $4,500,000 and dividing it by the IPO price of $3.00 per share, with the expense for issuing the commitment shares being recognized as a loss on the income statement as of April 30, 2023. As of July 31, 2023 and October 31, 2022, the balance of the Notes payable was $0 and $4,137,720, with interest expense of $0 and $675,405 for the three and nine months ended July 31, 2023, respectively, and interest expense of $374,773 and $762,038 for the three and nine months ended July 31, 2022, respectively.

Bridge Note

During September 2022, the Company entered into an agreement or bridge note (“Bridge Note”) with three investors; the Bridge Note includes original issue discount senior notes (“Notes”) with gross proceeds of $444,000, a 10% Original Issue Discount (“OID”) of $44,000 and debt issuance costs of $70,438, for net proceeds of $329,562 to the Company. The Bridge Note included pre-funded warrants that permit the investors to purchase a number of shares of the Company’s common stock (equal to 100% of the original principal amount of the Notes), which can be exercised from the date of the warrant agreement to five years from the date of the Company’s IPO at an exercise price of $0.01. The Notes had a maturity date of the earlier of i) April 30, 2023 or ii) the completion of the IPO (see Note 10). The Notes bore interest at 8% per annum, which would waived if the Company completed a successful IPO within 90 days of the closing of financing; in the event of default, the interest percentage would increase to 15% per annum.

The Company also issued pre-funded warrants in connection with the Bridge Note to purchase a number of shares equal to the number of dollars of the Notes, or 400,000, at an exercise price of $0.01 per share; the Company determined the warrants are equity classified and can be exercised at any time from the date of the warrant agreement to five years from the date of the completion of the IPO (see Note 9). The Company also incurred debt issuance costs of $70,438 in connection with the issuance of the Notes and warrants. The values of the OID, warrants and debt issuance costs are recorded as debt discounts and amortized over the life of the Notes as interest expense.

Upon consummation of its IPO, the Company repaid the Bridge Note in the amount of $440,000 and interest was waived by the investors. As of July 31, 2023 and October 31, 2022, the balance of the Bridge Note (which is included within the Notes payable – investors, net of discounts line item on the balance sheet) is $0 and $265,719, respectively, with interest expense of $0 and $174,281 for the three and nine months ended July 31, 2023, respectively.

NOTE 9 – STOCKHOLDERS’ EQUITY

Common Shares

On October 17, 2022, the Company issued 1,100,000 restricted shares to two of its executives pursuant to the Plan (see Note 6). As the Plan was not adopted until October 17, 2022 (see Note 7), these shares were recorded as of that date at a fair value of $0.29 per share; such value was calculated via a third-party valuation performed using income and market methods, as well as a discounted cash flow method, with the terminal value using a market multiples method, adjusted for a lack of marketability. As of October 31, 2022, the Company recorded 1,100,000 restricted shares at a fair value of $323,400 and for the three and nine months ended July 31, 2023, the Company recognized stock-based compensation of $40,757 and $120,943, respectively, within general and administrative expenses on the income statement, with unrecognized expense of $196,255.

In December 2022, the Company entered into subscription agreements with two accredited investors for the aggregate issuance of 400,000 common shares for aggregate gross cash proceeds of $400,000. The common shares are $0.0001 par value and have a purchase price of $1.00 per share.

In April 2023, the Company consummated its IPO and sold 2,000,000 shares of common stock at a public offering price of $3.00 per share for gross proceeds of $6,000,000.

F-36

On April 20, 2023, the Company issued 12,500 shares of common stock at a fair value of $2.00 per share to consultants in exchange for services rendered; the aggregate amount of $25,000 was recorded as stock-based compensation as of the end of the period.

On May 1, 2023, the Company issued 700,000 restricted shares to six of its employees pursuant to the Plan (see Note 6); the shares were recorded at a fair value of $2.15 per share for an aggregate grand date fair value of $1,505,000. As of July 31, 2023, the Company has recorded stock-based compensation expense of $226,242 for these shares as of the end of the period.

On May 2, 2023, June 23, 2023 and July 11, 2023, the Company issued 25,000, 100,000 and 100,000 shares of common stock, par value of $0.0001, respectively, at a fair value of $2.10, $0.88 and $1.21, respectively, to consultants in exchange for services rendered; the aggregate amounts of $52,500, $88,000 and $121,000, respectively, were recorded as stock-based compensation as of the end of the period.

On June 30, 2023, the Company issued 48,000 shares of common stock, par value of $0.0001, at a fair value of $1.67 to Marcum, LLP for an aggregate amount of $80,159 for partial satisfaction of an account payable.

On June 30, 2023, the Company issued a Form S-1/A, which registered for resale (i) up to 3,149,314 shares of common stock, par value $0.0001 per share which the selling stockholders may acquire upon the exercise of outstanding common warrants and (ii) up to 500,000 shares of common stock, which the selling stockholders may acquire upon the exercise of outstanding pre-funded warrants. Such warrants were issued to the selling stockholders in connection with securities purchase agreements entered into on January 28, 2022 and September 20, 2022. The Company recorded 699,848 shares of common stock that are not exercised but registered in accordance with their common warrant agreements and 500,000 shares of common stock that are not exercised but registered in accordance with their pre-funded warrant agreements upon the filing of this Form S-1/A.

On July 20, 2023, the Company issued 200,000 restricted shares pursuant to the Plan to Mr. Ingriselli (see Note 6) at a fair value of $1.07 per share for an aggregate fair value of $213,000. The shares vested fully on July 24, 2023 and the Company recognized stock-based compensation for the full value of the shares as of the end of the period.

Warrants

SPA with GPL Warrants

In January 2022, the Company entered into a SPA with GPL, which has warrants attached that are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes. The Company determined the warrants are equity classified and used a third party to perform a valuation to estimate their fair market value at January 28, 2022, which was $994,091. The factors used to determine their fair value were a term of 3 years, volatility of 92%, a share price based on comparable companies and an exercise price of 50% of the stock price upon the Company’s IPO.

Upon consummation of the IPO, the Company issued an aggregate of 2,519,451 warrants to the GPL investors at an exercise price of $1.03 and an expiration date of 3 years from the date of the IPO; on July 10, 2023, the Company entered into amendments to the warrant agreements with five of the six investors, whereby i) the exercise price was reduced from $1.03 to $0.80 and ii) the number of warrants was increased by a factor of 1.25 or 489,893 warrants in order to induce full, immediate exercise. Accordingly, 2,449,466 warrants (original number of warrants was 1,959,573) were exercised at an exercise price of $0.80 per share for aggregate proceeds (net of equity issuance costs of $146,938) of $1,812,635. The shares issued for the exercise of these warrants were registered for resale as part of the Form S-1/A filed on June 30, 2023. The Company accounted for the amendments as warrant modifications, whereby the effect of the modifications is measured as the difference in relative fair value immediately before the modification and after the modification; and any increase to the relative fair value is recognized as equity issuance costs.

To assess for the change in relative fair value, the Company performed a Black Scholes Option Model calculation to quantify the fair value of 1,959,573 common warrants under their original terms as of the modification date using the following assumptions: a share price of $1.43, an exercise price of $1.03, an expected term of 3.0 years, volatility of 136%, a dividend rate of 0% and a discount rate of 4.54. The Company then performed a Black Scholes Option Model calculation to quantify the fair value of 2,449,466 common warrants with their new modified terms as of the modification date using the following assumptions: a share price of $1.53, an exercise price of $0.80, an expected term of 3.0 years, volatility of 136%, a dividend rate of 0% and a discount rate of 4.54. The aggregate difference of approximately $0.3 million between the two calculated amounts was recorded as an equity issuance cost within equity during the period to account for the change in relative fair value.

Other Warrants

In December 2022, the Company entered into subscription agreements with two accredited investors for the aggregate issuance of 400,000 common shares, as well as warrants to purchase additional shares up to the initial subscription amount; the warrants are exercisable for two years and have an exercise price equal to fifty percent of the price per share the Company sells its common shares in its IPO. The warrants were determined to be equity classified and were recorded at fair value in additional paid-in capital on the balance sheet for the period. Their fair value was based on the price the third-party investors paid for the original subscription agreements described above.

The Company also issued warrants to purchase 100,000 shares of common stock to the underwriters at an exercise price of $3.30 per share (110% of public offering price).

F-37

A summary of the warrant activity during the three and nine months ended July 31, 2023 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value

Outstanding, May 1, 2023	3,419,451	$1.00	2.8	$-
Issued	489,893	0.80	2.7	-
Exercised	(2,449,466)	0.98	-	-
Cancelled	-	-	-	-
Expired	-	-	-	-
Outstanding, July 31, 2023	1,459,878	$1.03	3.0	$318,000

Exercisable, July 31, 2023	1,459,878	$1.03	3.0	$318,000

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value

Outstanding, November 1, 2022	-	$-	-	$-
Issued	3,909,344	1.00	3.1	-
Exercised	(2,449,466)	0.98	-	-
Cancelled	-	-	-	-
Expired	-	-	-	-
Outstanding, July 31, 2023	1,459,878	$1.03	3.0	$318,000

Exercisable, July 31, 2023	1,459,878	$1.03	3.0	$318,000

A summary of outstanding and exercisable warrants as of July 31, 2023 is presented below:

Warrants Outstanding		Warrants Exercisable
		Weighted
		Average
Exercise	Number of	Remaining	Number of
Price	Shares	Life in Years	Shares
$0.01	400,000	4.7	400,000
$1.50	400,000	1.4	400,000
$3.30	100,000	4.7	100,000
$1.03	559,878	2.7	559,878
	1,459,878	3.0	1,459,878

NOTE 10 – SUBSEQUENT EVENTS

In accordance with ASC 855 – Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before condensed financial statements are issued, the Company has evaluated all events and transactions that occurred after July 31, 2023, through the date the condensed financial statements are available for filing.

On September 2, 2023, the Company granted a total of 425,000 shares of restricted common stock to four non-employee independent directors as consideration for their continued service pursuant to the Plan at a price of $0.64 per share; one hundred percent of the shares vest on the six-month anniversary of the vesting commencement date, which is August 28, 2023.

F-38

Up to 11,428,572 shares of Common Stock

Issuable upon Conversion of a Senior Secured Convertible Promissory Note

Up to 1,733,404 shares of Common Stock

Issuable upon Exercise of a Common Warrant

Up to 83,333 shares of Common Stock

Issuable upon Exercise of a Placement Agent Warrant

PROSPECTUS

December 15, 2023